Exhibit 10.6

Execution Copy

U.S. $60,000,000

LOAN AGREEMENT,

dated as of March 17, 2010,

among

TROPICANA LAS VEGAS, INC.,

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS,
as the Lenders,

THE FOOTHILL GROUP, INC.,
as Lead Arranger and Administrative Agent,

and

WELLS FARGO BANK, N.A.,

as the Issuer.

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

(continued)

(continued)

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Permits
SCHEDULE III	-	Insurance
SCHEDULE IV	-	Schedule of Security Filings
SCHEDULE V	-	Phase I Project Budget
SCHEDULE VI	-	Phase II Project Budget
SCHEDULE VII	-	Capital Improvement Project Documents

EXHIBIT A	-	Description of Land
EXHIBIT B-1	-	Form of Revolving Note
EXHIBIT B-2	-	Form of Delayed Draw Term Loan Note
EXHIBIT C	-	Form of Borrowing Request
EXHIBIT D	-	Form of Letter of Credit Issuance Request
EXHIBIT E	-	Form of Borrower’s Closing Certificate
EXHIBIT F	-	Form of Perfection Certificate
EXHIBIT G	-	Form of Solvency Certificate
EXHIBIT H	-	Form of Compliance Certificate
EXHIBIT I	-	Form of Lender Assignment Agreement
EXHIBIT J	-	Form of Tax Certificate
EXHIBIT K	-	Form of Insurance Consultant’s Closing Certificate
EXHIBIT L	-	Form of Know Your Customer Letter Certification

x

LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”), dated as of March 17, 2010, among TROPICANA LAS VEGAS, INC., a Nevada corporation (the “Borrower”), the various lenders that are or may become a party to this Agreement (referred to individually as a “Lender” and collectively as the “Lenders”) and THE FOOTHILL GROUP, INC., a Delaware corporation (“Foothill”), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the lead arranger, WELLS FARGO BANK, N.A., a national banking association, in its capacity as the issuer of the Letters of Credit (in such capacity, the “Issuer”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in Article I hereof.

W I T N E S S E T H:

WHEREAS, the Borrower is the owner of the real property upon which is constructed a 1,772-room hotel, resort and casino presently branded as the Tropicana Resort and Casino (the “Improvements”) located at 3801 Las Vegas Boulevard South, Las Vegas, Clark County, Nevada 89109, as more particularly described on Exhibit A annexed hereto and made a part hereof (the “Land”; together with the Improvements, the “Property”); and

WHEREAS, the Borrower desires to obtain, on the terms and conditions set forth below, (a) Revolving Loan Commitments from the Revolving Lenders pursuant to which the Borrower may, from time to time on and after the Effective Date and prior to the Revolving Loan Commitment Termination Date, obtain Borrowings from the Revolving Lenders in an aggregate amount not to exceed $50,000,000 of which an aggregate amount not to exceed $5,000,000 shall be in the form of Letters of Credit issued by the Issuer, the proceeds of which will be used to finance the completion of the Capital Improvement Project and to fund ongoing working capital and other general corporate purposes of the Borrower, (b) Letter of Credit Commitments pursuant to which the Issuer will issue Letters of Credit or extend the Letter of Credit Stated Expiry Date thereof and each Revolving Lender will participate in the Letters of Credit and (c) Delayed Draw Term Loan Commitments from the Delayed Draw Term Lenders pursuant to which the Borrower may, from time to time on and after the Effective Date and prior to the Delayed Draw Term Loan Commitment Termination Date, obtain Borrowings from the Delayed Draw Term Lenders in an aggregate amount not to exceed $10,000,000, the proceeds of which will be used to finance the completion of the Phase II Project; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article VI), to enter into such Loan Commitments and to make such Loans to the Borrower and to issue (or to participate in) such Letters of Credit for the account of the Borrower.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1  Defined Terms.  The following terms (whether or not bolded) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Bank” means The Foothill Group, Inc., or such other account administrator reasonably acceptable to the Administrative Agent, as shall be party to a tri-party reserve account agreement among the Borrower, the Administrative Agent and such account administrator.

“Administrative Agent” is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

“Affected Lender” is defined in clause (a) of Section 4.7.

“Affiliate” means, relative to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person (excluding, however, any trustee under, or any committee with responsibility for administering, any Plan).  With respect to any Lender, Approved Fund or the Issuer, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote fifty-one percent (51%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be.  With respect to all other Persons, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power

(a)           to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be; or

(b)           to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Transaction” is defined in Section 7.2.11.

“Agreement” means, on any date, this Loan Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified.

“Anti-Terrorism Laws” means any of the following:

(a)           Executive Order No. 13224;

(b)           the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations);

(c)           the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations);

(d)           the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations);

(e)           the USA Patriot Act;

(f)            all other present and future Legal Requirements of any Governmental Instrumentality addressing, relating to, or attempting to eliminate, terrorist acts and acts of war; and

(g)           any regulations promulgated pursuant thereto or pursuant to any Legal Requirement governing terrorist acts and acts of war.

“Appraisal” means the appraisal of the Property dated February 3, 2010 performed by the Appraiser.

“Appraiser” means Snyder Valuation or any other Person designated from time to time by the Administrative Agent which is a MAI certified appraiser to serve as the appraiser under this Agreement.

“Approved Fund” means, relative to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignee Lender” is defined in Section 10.11.1.

“Assignment of Leases and Rents” means, on any date, an Assignment of Leases and Rents and Profits as originally in effect on the date on which each such instrument is recorded, made by the Borrower, as the assignor, to the Administrative Agent (for its benefit and the benefit of the Lenders), as the assignee, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.

“Assignment of Permits, Contracts and Agreements” means, on any date, the Assignment of Permits, Contracts and Agreements as originally in effect on the Effective Date, made by the Borrower, in favor of the Administrative Agent for the benefit of the Secured Parties (and including all applicable, necessary or required third-party consents, releases or subordinations), and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.

“Authorized Representative” means, relative to any Person, those of its officers, partners, managers or managing members (in the case of a limited liability company) whose signatures and incumbency have been certified to the Administrative Agent in a certificate of such Person delivered to the Administrative Agent.

“Baseline Financial Projections” is defined in Section 7.2.18(b).

“Blocked Person” is defined in Section 6.32.2.

“Board of Directors” means, relative to any Person, (x) for so long such Person is a corporation, the Management Board or Board of Directors, as the case may be (as such terms are defined in the Organizational Documents of such Person) appointed pursuant to the Organizational Documents of such Person or (y) on and after such time as such Person is no longer a corporation, the substantially equivalent governing body of such Person.

“Board of Managers” means, relative to any Person, (x) for so long such Person is a limited liability company, the Management Board or Board of Managers, as the case may be (as such terms are defined in the Organizational Documents of such Person) appointed pursuant to the Organizational Documents of such Person or (y) on and after such time as such Person is no longer a limited liability company, the board of directors or substantially equivalent governing body of such Person.

“Borrower” is defined in the preamble.

“Borrower’s Closing Certificate” means a closing certificate substantially in the form of Exhibit E hereto (or such other form which has been reasonably approved by the Administrative Agent).

“Borrowing” means, as the context may require:

(a)  the making of any Loans by a Lender required to make such Loans pursuant to a Borrowing Request delivered in accordance with Section 2.3; or

(b)  the issuance of any Letter of Credit, or the extension of any Letter of Credit Stated Expiry Date of any existing Letter of Credit, by the Issuer.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Representative of the Borrower substantially in the form of Exhibit C hereto.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Capital Improvement Project” means, collectively, the Phase I Project and the Phase II Project.

“Capital Improvement Project Budget” means, collectively or individually, as the case may be, the Phase I Project Budget and/or the Phase II Project Budget.

“Capital Improvement Project Costs” means, collectively, the Phase I Project Costs and the Phase II Project Costs.

“Capital Improvement Project Documents” means, collectively, the Phase I Project Documents and the Phase II Project Documents as described on Schedule VII hereto.

“Capital Stock” means, relative to any Person, any and all shares, interests (including Membership Interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date.

“Capitalized Lease Liability” means, relative to any Person, any monetary obligation of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as a capitalized lease, and, for purposes of this Agreement and each other Loan Document, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Contributions to Capital” means optional contributions, including to cure or avoid a Default that would otherwise exist under the Loan Documents, made by the Guarantors in cash to the Borrower, which contributions were either (x) not made as a loan but made in exchange for Borrower’s Preferred Stock, or (y) made as a shareholder loan for tax purposes, which loan shall be unsecured and subordinated to the Lien of the Secured Parties in a manner that is satisfactory to the Administrative Agent, and, in either case, made on terms and conditions otherwise satisfactory to the Administrative Agent as determined in good faith.

“Cash Equivalent Investment” means, at any time, (u) Dollars, (v) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (w) certificates of deposit and eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better, (x) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in item (v) and (w) entered into with any financial institution meeting the qualifications specified in item (w), (y) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six (6) months after the date of acquisition and (z) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in items (w)-(y) of this definition.

“CERCLA” is defined in clause (a) of the definition of “Environmental Law”.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change of Control” shall have occurred if:

(a)           Trilliant and any Person of which Trilliant possesses power to vote one hundred percent (100%) of the securities (on a fully diluted basis) having ordinary voting power shall fail, directly or indirectly, to own free and clear of all Liens at least thirty percent (30%) of the Capital Stock of Holdings and to Control Holdings; or

(b)           Holdings shall fail, directly or indirectly, to own free and clear of all Liens at least one hundred percent (100%) of the Capital Stock of Holdings Intermediary and to Control Holdings Intermediary; or

(c)           Holdings Intermediary shall fail, directly or indirectly, to own free and clear of all Liens at least one hundred percent (100%) of the Capital Stock of the Borrower and to Control the Borrower; or

(d)           the Borrower at any time ceases to own, directly, the Property and, directly or indirectly, the non-Real Property Security free and clear of all Liens (other than Permitted Liens and Liens in favor of the Secured Parties).

“Claim” means, relative to any Person, any and all present and future claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorney’s fees) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against such Person including any liability resulting from any delay or omission to pay any such claims.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Commitment Fee” shall mean, as the case may be, the Revolving Loan Commitment Fee or the Delayed Draw Term Loan Commitment Fee.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Representative of the Borrower substantially in the form of Exhibit H hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the Borrower’s compliance with its covenants contained herein.

“Condemnation Proceeds” means relative to any property or asset, all awards, amounts, damages, compensation, payments and proceeds (including Instruments) received by any Person in respect of any condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of all or a portion of such property or asset, or confiscation of all or a portion of such property or asset, or the requisition of the use of all or a portion of such property or asset, or any settlement in lieu thereof.

“Construction Contracts” means collectively, the contracts entered into, from time to time, between the Borrower and any Contractor for performance of services, or sales of materials or goods or otherwise entered into in connection with the design, engineering, development, installation, management or construction of the Capital Improvement Project together with all warranties and guarantees thereunder.

“Contingent Liability” means, relative to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Contract” means any contract entered into from time to time by the Borrower with any Person for performance of services or sale of goods or services in connection with the construction, development, operation or maintenance of the Property or the Capital Improvement Project, including all construction and project management agreements, architectural and engineering agreements, and warranties and guarantees, as the same may from time to time be amended, supplemented, amended and restated or otherwise modified in accordance with the Loan Documents.

“Contractor” means any architect, consultant, designer, contractor, supplier, laborer or any other Person engaged by the Borrower in connection with the construction or development of the Capital Improvement Project.

“Control” means, relative to any Person, the possession of the power (directly or indirectly) to direct or cause the direction of all decisions regarding the existence and operations of such Person or the power to vote a sufficient percentage of Capital Stock so as to select management and to control all decisions regarding such Person to be made by the owners thereof.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Debt Service” means the actual aggregate debt service obligation (including, without limitation, all principal repayments or interest and other amounts payable or accrued from time to time under any of the Loan Documents of the Borrower) due from the Borrower under the Loan Documents for the most recently ended Fiscal Quarter.

“Deed of Trust” means, on any date, the Deed of Trust, Assignment of Leases and Rents and Profits, Security Agreement and Fixture Filing as originally in effect on the date on which it is originally recorded, made by the Borrower, as the trustor/grantor, to the trustee named therein for the benefit of the Administrative Agent, on behalf of the Secured Parties, as beneficiaries, covering the Property, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Delayed Draw Term Loan Interest Rate” means, on any date and relative to all Delayed Draw Term Loans, the fixed rate of interest per annum equal to six percent (6.00%).

“Delayed Draw Term Lender” means any Lender which has made a Delayed Draw Term Loan Commitment or holds a Delayed Draw Term Loan.

“Delayed Draw Term Loan” is defined in Section 2.1.3.

“Delayed Draw Term Loan Commitment” means, on any date, relative to any Delayed Draw Term Lender, such Delayed Draw Term Lender’s Percentage of the Delayed Draw Term Loan Commitment Amount reduced by the principal amount of any Delayed Draw Term Loans made by such Delayed Draw Term Lender as of such date.  The Delayed Draw Term Loan Commitment of each Delayed Draw Term Lender is set forth below such Delayed Draw Term Lender’s signature hereto or in a Lender Assignment Agreement.

“Delayed Draw Term Loan Commitment Amount” means the aggregate principal amount of Delayed Draw Term Loans that the Delayed Draw Term Lenders are obligated to make pursuant to Section 2.1.3.  The Delayed Draw Term Loan Commitment Amount shall not exceed Ten Million Dollars ($10,000,000) of which all may be used by the Borrower for the purposes permitted under Section 7.1.8.

“Delayed Draw Term Loan Commitment Fee” is defined is defined in Section 3.3.2.

“Delayed Draw Term Loan Commitment Termination Date” means the date on which any Delayed Draw Term Loan Commitment Termination Event occurs.  Upon the occurrence of a Delayed Draw Term Loan Commitment Termination Event, the Delayed Draw Term Loan Commitments shall terminate automatically and without any further action.

“Delayed Draw Term Loan Commitment Termination Event” means the earliest to occur of:

(a)  the failure of the Borrower to satisfy, or the Lenders to waive in their sole and absolute discretion, all Conditions Precedent to Loan Commitments set forth in Section 5.2 of this Agreement by May 15, 2010;

(b)  the Stated Maturity Date;

(c)  the date on which the Delayed Draw Term Loan Commitments are reduced to zero;

(d)  the occurrence of any Event of Default described in Section 8.1.9; or

(e)  the occurrence and continuance of any other Event of Default and either (x) the declaration of all or any portion of the Loans to be immediately due and payable pursuant to Section 8.3 or (y) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Loan Commitments have been terminated.

Upon the occurrence of any event described above, the Delayed Draw Term Loan Commitments shall terminate automatically and without further action.

“Delayed Draw Term Loan Note” means, on any date, a promissory note of the Borrower payable to any Delayed Draw Term Lender, in the form of Exhibit B-2 hereto (as such promissory note may thereafter from time to time be amended, supplemented, amended and restated, endorsed or otherwise modified), evidencing the aggregate Indebtedness of the Borrower to such Delayed Draw Term Lender resulting from outstanding Delayed Draw Term Loans, and also means all other promissory notes accepted from time to time in substitution or replacement therefor or renewal thereof.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Administrative Agent.

“Dollar” and the symbol “$” mean lawful money of the United States.

“Easement” means any easement appurtenant, easement in gross, license agreement or other right running for the benefit of the Borrower or appurtenant to the Property, including those easements and licenses described in each applicable Title Policy.

“EBITDA” means for any applicable period, the sum (without duplication) of

(a)  Net Income for such period,

plus

(b)  the amount deducted by the Borrower, in determining Net Income for such period, representing

(i)  Interest Expense of the Borrower;

plus

(ii)  the amount deducted, in determining Net Income, of all federal, state and local income taxes (whether paid in cash or deferred) of the Borrower or, if the Borrower is treated as a pass through entity or is not treated as a separate entity for United States federal income tax purposes, the amount of Restricted Payments made by the Borrower in accordance with Section 7.2.5 hereof;

plus

(iii)  depreciation and amortization;

plus

(iv)  non-cash stock-based compensation expense;

plus

(v)  the amount of Cash Contributions to Capital;

plus

(vi)  the amount of non-operating costs, including one-time non-recurring expenses and management fees;

provided, however, that in computing EBITDA for any period ending as of the close of any Fiscal Quarter after the Financial Covenant Commencement Date, EBITDA for such period shall equal the product of (x) the sum of the amounts determined pursuant to clauses (a) and (b) for such period multiplied by (y) a fraction, the numerator of which is equal to 365 and the denominator of which is equal to the number of days that have elapsed in such period.

“EBITDA Shortfall” is defined in 7.2.18.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8 and upon the satisfaction of the conditions precedent in Section 5.1 hereof.

“Eligible Assignee” means (A) any of the following entities: (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof;  and (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof (provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country); or (B) a Lender, an Affiliate of a Lender or an Approved Fund.

“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, Claims, Liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Environmental Law or any Permit issued under any such Environmental Law including (x) any and all Claims by Governmental Instrumentalities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (y) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Consultant” means TRC Solutions, or any other Person designated from time to time by the Administrative Agent to serve as the Environmental Consultant under this Agreement.

“Environmental Indemnity” means, on any date, the Environmental Indemnity Agreement from the Borrower and the Guarantors for the benefit of the Administrative Agent, on behalf of the Secured Parties, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.

“Environmental Law” means any of:

(a)           the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) (“CERCLA”);

(b)           the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.) (“CWA”);

(c)           the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) (“RCRA”);

(d)           the Atomic Energy Act of 1954 (42 U.S.C. Section 2011, et seq.);

(e)           the Clean Air Act (42 U.S.C. Section 7401, et seq.);

(f)            the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001, et seq.);

(g)           the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136, et seq.) (“FIFRA”);

(h)           the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);

(i)            the Safe Drinking Water Act (42 U.S.C. Sections 300f, et seq.) (“SDWA”);

(j)            the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201, et seq.);

(k)           the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.) (“TSCA”);

(l)            the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.) (“HMTA”);

(m)          the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901, et seq.) (“UMTRCA”);

(n)           the Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.) (“OSHA”);

(o)           the Nevada Hazardous Materials law (NRS Chapter 459);

(p)           the Nevada Solid Waste/Disposal of Garbage or Sewage law (NRS 444.440 to 444.650, inclusive);

(q)           the Nevada Water Controls/Pollution law (NRS Chapter 445A);

(r)            the Nevada Air Pollution law (NRS Chapter 445B);

(s)           the Nevada Cleanup of Discharged Petroleum law (NRS 590.700 to 590.920, inclusive);

(t)            the Nevada Control of Asbestos law (NRS 618.750 to 618.850);

(u)           the Nevada Appropriation of Public Waters law (NRS 533.324 to 533.4385, inclusive);

(v)           the Nevada Artificial Water Body Development Permit law (NRS 502.390);

(w)          the Nevada Protection of Endangered Species, Endangered Wildlife Permit (NRS 503.585) and Endangered Flora Permit law (NRS 527.270); and

(x)            all other Federal, state and local Legal Requirements which govern Hazardous Substances, and the regulations adopted and publications promulgated pursuant to all such foregoing laws;

in each case, as amended by an amendment thereto or succeeded by a successor law, statute or regulation thereto.

“Environmental Matter” means any:

(a)           release, emission, entry or introduction into the air including the air within buildings and other natural or man-made structures above ground in quantities or concentrations exceeding standards set by Environmental Laws;

(b)           discharge, release or entry into water including into any river, watercourse, lake or pond (whether natural or artificial or above ground or which joins or flows into any such water outlet above ground) or reservoir, or the surface of the riverbed or of other land supporting such waters, ground waters, sewer or the sea in quantities or concentrations exceeding standards set by Environmental Laws;

(c)           deposit, disposal, keeping, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Substance in quantities or concentrations exceeding standards set by Environmental Laws (including, in the case of waste, any substance which constitutes a scrap material or an effluent or other unwanted surplus substance arising from the application of any process or activity (including making it reusable or reclaiming substances from it) and any substance or article which is required to be disposed of as being broken, worn out, contaminated or otherwise spoiled);

(d)           nuisance, noise, health and safety at work, industrial illness, industrial injury due to environmental factors, environmental health problems (including asbestosis or any other illness or injury caused by exposure to asbestos) or genetically modified organisms; or

(e)           conservation, preservation or protection of the natural or man-made environment or any living organisms supported by the natural or man-made environment.

“Environmental Reports” means each Phase I Report and, to the extent required, each Phase II Report.

“Equity Interest” means, relative to any Person, Capital Stock and all warrants, options or other rights to acquire Capital Stock (excluding, however, any debt security that is convertible into, or exchangeable for, Capital Stock prior to any such conversion) of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections thereto.

“Event of Default” is defined in Section 8.1.

“Event of Loss” means, relative to any property or asset (tangible or intangible, real or personal), (x) any loss, destruction or damage of such property or asset, (y) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of all or a part of such property or asset, or confiscation of all or a part of such property or asset or the requisition of the use of all or a part of such property or asset or (z) any settlement in lieu of item (y).

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Fee Letter” means the confidential letter agreement, dated the Effective Date, between the Borrower, the Administrative Agent and the Issuer.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a)           the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)           if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“FF&E” means all furnishings, fixtures and equipment at, on or about the Improvements.

“Financial Covenant Commencement Date” is defined in Section 7.2.18(b).

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“First Priority” means, with respect to any Lien created in any Collateral pursuant to any of the Loan Documents, that such Lien is the only Lien (other than Permitted Liens) to which such Collateral is subject.

“Fiscal Quarter” means a calendar quarter ending on the last day of March, June, September or December.

“Fiscal Year” means, any period of twelve (12) consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2009 Fiscal Year”) refer to the last day of the applicable Fiscal Year.

“Foothill” is defined in the preamble.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” is defined in Section 1.4.

“Gaming Equipment” means the gaming equipment and gaming devices which are regulated gaming devices under any Nevada Gaming Law (such as slot machines, cashless wagering systems and associated equipment) together with all improvements and/or additions thereto.

“Gaming Lease” means that certain Lease Agreement dated as of June 22, 2009 between Borrower, as the landlord, and Gaming Tenant, as the tenant.

“Gaming Lease Assignment, Subordination and Estoppel” means that certain assignment, subordination and estoppel agreement entered into by and among the Borrower, the Gaming Tenant and the Administrative Agent, for the benefit of the Secured Parties, with respect to the Gaming Lease, in form and substance reasonably satisfactory to the Administrative Agent, as originally in effect on the date of its execution and delivery pursuant to the terms hereof, and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified in accordance with the terms hereof.

“Gaming License” means any and all duly issued and valid licenses, approvals, registrations, findings of suitability and authorizations relating to gaming at the Property under the Nevada Gaming Laws or required by the Nevada Gaming Authorities or necessary for the operation of gaming and the sale of alcohol at the Property.

“Gaming Tenant” means Armenco Holdings, LLC.

“Governmental Instrumentality” means any national, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including the Nevada Gaming Authorities, any zoning authority, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the F.R.S. Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantors” means, collectively, the Parent Guarantors and the Subsidiary Guarantors.

“Guaranty” means, on any date, the Payment Guaranty as originally in effect on the Effective Date, from the Guarantors, jointly and severally, in favor of the Administrative Agent for the benefit of the Secured Parties, on behalf of the Secured Parties as originally in effect on the Effective Date, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.

“Hard Costs” means all Capital Improvement Project Costs expended or incurred by the Borrower for labor, services, materials, tools, utilities, equipment, fixtures and furnishings in connection with the Capital Improvement Project, all as set forth in the Capital Improvement Project Budget.

“Hazardous Substances” means (statutory acronyms and abbreviations having the meaning given them in the definition of “Environmental Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA); those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R. Part 260.10, specifically including Appendices VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances or toxic substances in 40 C.F.R. Part 1910; those substances defined as hazardous materials, hazardous substances or toxic substances in any other Environmental Laws; and those substances defined as hazardous materials, hazardous substances or toxic substances in the regulations adopted pursuant to said laws, whether or not such regulations or publications are specifically referenced herein.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document referred to in this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

“Holdings” means Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation.

“Holdings Intermediary” means Tropicana Las Vegas Intermediate Holdings, Inc., a Delaware corporation.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower or any of the Guarantors, any qualification or exception to such opinion or certification

(a)           which is of a “going concern” or similar nature;

(b)           which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)           which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause an Event of Default under Section 8.1.2.

“Imposition” means any real estate tax, payment in lieu of taxes or other assessment (including pursuant to restrictive covenants, deed restrictions or association documents) levied, assessed or imposed against the Property, and any water rates, sewer rentals or other governmental, quasi-governmental, association, municipal or public dues, charges or impositions, of every nature and to whomever assessed, that may now or hereafter be levied or assessed upon the Property, or upon the rents, issues, income, proceeds or profits thereof, whether the Imposition is levied directly or indirectly against the Property or as excise taxes or income taxes.

“Improvements” is defined in the first recital.

“including” and “include” means including, without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” means, relative to any Person, without duplication:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           all obligations, contingent or otherwise, relative to the face amount of all letters of credit (or reimbursement agreements in respect thereof), whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)           all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

(d)           whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding, however, prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(e)           all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, (x) the Indebtedness of any Person shall include the proportion of Indebtedness of any partnership in which such Person is a general partner or joint venturer to the extent that such Indebtedness is recourse to such Person and (y) the amount of any Indebtedness outstanding as of any date shall be the principal amount thereof, together with any interest thereon that is more than thirty (30) days past due.

“Indebtedness to be Paid” means the Indebtedness identified in Item 5.1.21 on the Disclosure Schedule.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Independent Consultant” means the Insurance Consultant, the Environmental Consultant, the Appraiser or their successors engaged pursuant to this Agreement.

“Instrument” means any Contract, agreement, indenture, mortgage, deed of trust, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.

“Insurance Consultant” means T&H Brokers Inc. or any other Person designated from time to time by the Administrative Agent to serve as the Insurance Consultant.

“Insurance Consultant’s Closing Certificate” means a certificate from the Insurance Consultant substantially in the form of Exhibit K hereto stating, among other things, that (x) the Insurance Consultant has reviewed the Borrower’s certificates of insurance and other material information deemed necessary by the Insurance Consultant for the purpose of evaluating whether the Borrower is in compliance with their insurance obligations hereunder and (y) based on its review of such information, the Insurance Consultant has reasonably determined that the Borrower is in compliance with the Insurance Requirements hereunder and that the Borrower’s insurance policies in effect are adequate for their operation of the Property.

“Insurance Consultant’s Report” means a report of the Insurance Consultant which shall include an analysis of the Insurance Requirements and the Borrower’s policies of insurance in effect and stating, among other things, that (x) the Insurance Consultant has reviewed the Borrower’s policies of insurance and other material information deemed necessary by the Insurance Consultant for the purpose of evaluating whether the Borrower is in compliance with its insurance obligations hereunder and (y) based on its review of such information, the Insurance Consultant is of the opinion that the Borrower is in compliance with the insurance obligations hereunder and that the Borrower’s insurance policies in effect are adequate for the construction and operation by the Borrower of the Property.

“Insurance Premiums” means, for each applicable period, the insurance premiums for liability, casualty, environmental and other insurance required by the Loan Documents to be maintained by the Borrower during such period with respect to the Property.

“Insurance Proceeds” means all awards, amounts, damages, compensation, payments, settlements and proceeds (including Instruments) received by any Person in respect of any damage or destruction to the Improvements (including the Capital Improvement Project), or any portion thereof, including the proceeds of any insurance policy required to be maintained by the Borrower pursuant to Section 7.1.4.

“Insurance Requirement” means any provisions of any insurance policy covering or applicable to the Borrower, the Property, the Improvements thereon, the Capital Improvement Project or any portion thereof, all requirements of the issuer of any such policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any body exercising similar functions) applicable to or affecting the Property, the Improvements thereon, the Capital Improvement Project or any portion thereof, any use or condition thereof or the Borrower as set forth on Schedule III hereto.

“Interest Expense” means, for any period, the aggregate cash interest expense (net of cash interest income) of the Borrower (including, to the extent the Borrower has any Contingent Liability in respect of such interest expense, the interest expense of other Persons) for such period, as determined in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding, however, deferred financing costs and other non-cash interest expense.

“Interest Reserve” means an amount equal to Five Million Dollars ($5,000,000) which shall be funded from the proceeds of the Required Preferred Rights Offering and deposited with the Administrative Agent into the Interest Reserve Account to be used for the payment of Debt Service with respect to the Obligations in accordance with this Agreement, and which amount shall be increased by One Million Dollars ($1,000,000) in accordance with the terms and provisions of Section 5.4.5 hereof.

“Interest Reserve Account” means that certain interest-bearing account entitled “Interest Reserve Account” and established by the Borrower with the Administrative Agent.

“Investment” means, relative to any Person,

(a)           any loan or advance made by such Person to any other Person (including Affiliates) (excluding, however, commission, travel, petty cash and similar advances to officers and employees made in the ordinary course of business);

(b)           any Contingent Liability of such Person incurred in connection with loans or advances described in clause (a);

(c)           any ownership or similar interest held by such Person in any other Person; and

(d)           any other item that is or would be classified as an investment on a balance sheet of such Person prepared in accordance with GAAP.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Joint Venture” means any entity in which any Parent Guarantor, the Borrower and/or a Subsidiary of the Borrower, collectively and in the aggregate, own not more than fifty percent (50%) of the outstanding equity interests in and pursuant to which any Parent Guarantor, the Borrower and/or a Subsidiary of the Borrower, in association with the other owner(s) of such Joint Venture, own, develop and operate one or more lines of business at the Property such as, by way of example but not limitation, restaurants, bars or nightclubs.

“Key Person Management Agreement” means that certain Employment Agreement entered into by and between the Borrower and the Key Person Manager dated as of July 1, 2009.

“Key Person Manager” means Alex Yemenidjian.

“Key Person Management Assignment and Subordination Agreement” means that certain assignment and subordination agreement entered into by and among the Borrower, the Key Person Manager and the Administrative Agent, for the benefit of the Secured Parties, with respect to the Key Person Management Agreement, in form and substance reasonably satisfactory to the Administrative Agent, as originally in effect on the date of its execution and delivery pursuant to the terms hereof, and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified in accordance with the terms hereof.

“Knowledge” means, at any time and relative to any matter, knowledge which such Person or, if applicable, the Authorized Representative of such Person has after reasonable and customary inquiry of such Persons.

“Know Your Customer Letter Certification” means a letter executed and delivered by an Authorized Representative of the Borrower substantially in the form of Exhibit L hereto.

“Land” is defined in the first recital.

“Leases” means, relative to any Real Property or the Improvements thereon, any leases, subleases, lettings, licenses, concessions, operating agreements, management agreements, arrangements and all other agreements affecting such Real Property or Improvements, that the owner or such Real Property has entered into, taken by assignment, taken subject to, or assumed, or has otherwise become bound by, now or in the future, that give any Person the right to conduct its business on, or otherwise use, operate or occupy, all or any portion of such Real Property or Improvements, together with all amendments, extensions, and renewals of the foregoing, together with all rental, occupancy, service, maintenance or any other similar agreements pertaining to the use or occupation of, or the rendering of services at such Real Property, the Improvements thereon or any part thereof.

“Legal Requirement” means, relative to any Person or property, all laws (including Nevada Gaming Laws, if applicable), statutes, codes, regulations, rules, acts, ordinances, permits, licenses, authorizations, directions, decrees, orders and requirements of all Governmental Instrumentalities, departments, commissions, boards, courts, authorities, agencies, officials and officers, and any deed restrictions, restrictive covenants or other requirements of record, applicable to such Person or such property, or any portion thereof or interest therein or any use or condition of such property or any portion thereof or interest therein (including those relating to zoning, planning, subdivision, building, safety, health, use, environmental quality and other similar matters).

“Lender” is defined in the preamble and means any Lender which has made a Loan Commitment or holds a Loan, including any Person that becomes a Lender pursuant to Section 10.11.1.

“Lender Assignment Agreement” means a lender assignment agreement substantially in the form of Exhibit I hereto.

“Lender Default” means (x) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing (other than a refusal based upon a good faith determination by such Lender that the applicable conditions in Article V have not been satisfied) or (y) a Lender having notified the Administrative Agent or the Borrower that it does not intend to perform its obligations under Section 2.4.

“Lenders’ Environmental Liability” means any and all losses, liabilities, obligations, penalties, Claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and reasonable consultants’ and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, Claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against any Lender or any of such Lender’s parent and subsidiary corporations, and their Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a)           any Hazardous Substances on, in, under or affecting all or any portion of the Property, the Improvements thereon, the groundwater thereunder, or any surrounding areas thereof;

(b)           any misrepresentation, inaccuracy or breach of any warranty, contained in Section 6.12;

(c)           any violation or Claim of violation by the Borrower of any Environmental Laws; or

(d)           the imposition of any Lien for damages caused by, or the recovery of any costs for the cleanup, release or threatened release of, Hazardous Substances from the Property or the Improvements thereon or in connection with any property owned or formerly owned by the Borrower.

“Lender’s Tax” is defined in Section 4.2.

“Letters of Credit” means standby letters of credit issued or to be issued by the Issuer for the account of the Borrower pursuant to Section 2.4.

“Letter of Credit Commitment” means, (x) relative to the Issuer, such Issuer’s obligation to issue or extend the Letter of Credit Stated Expiry Date pursuant to Section 2.1.2 and (y) relative to each Lender (other than the Issuer) that has a Revolving Loan Commitment, the obligation of such Lender to participate in the Letters of Credit pursuant to Section 2.4.1 in an amount equal to such Lender’s Percentage of the Letter of Credit Commitment Amount (as such Percentage is set forth below such Lender’s signature hereto or in a Lender Assignment Agreement).

“Letter of Credit Commitment Amount” means Five Million Dollars ($5,000,000), as such amount may be permanently reduced from time to time pursuant to Section 2.2.

“Letter of Credit Commitment Termination Date” means the date on which any Loan Commitment Termination Event occurs.

“Letter of Credit Disbursement” is defined in Section 2.4.2.

“Letter of Credit Disbursement Date” is defined in Section 2.4.2.

“Letter of Credit Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Representative of the Borrower substantially in the form of Exhibit D hereto.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of

(a)  the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit,

plus

(b)  the then aggregate amount of all unpaid and outstanding Letter of Credit Reimbursement Obligations.

“Letter of Credit Reimbursement Obligation” is defined in Section 2.4.3.

“Letter of Credit Stated Expiry Date” is defined in Section 2.4.

“Licensing Date” is defined in Section 7.3.

“Lien” means, relative to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest therein).

“Loan” means, as the context may require, a Revolving Loan or a Delayed Draw Term Loan.

“Loan Commitment” means, as the context may require, a Revolving Loan Commitment and/or a Delayed Draw Term Loan Commitment.

“Loan Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount and/or the Delayed Draw Term Loan Commitment Amount.

“Loan Commitment Termination Date” means, as the case may be, a Revolving Loan Commitment Termination Date or a Delayed Draw Commitment Termination Date.

“Loan Commitment Termination Event” means, as the case may be, the occurrence of a Revolving Loan Commitment Termination Event or a Delayed Draw Term Loan Commitment Termination Event.

“Loan Documents” means, collectively, this Agreement, each Note, each Borrowing Request, the Security Agreement, the Trademark Security Agreement, the Deed of Trust, the Assignment of Leases and Rents, the Assignment of Permits, Contracts and Agreements, the Guaranty, the Environmental Indemnity, the Pledge Agreement, the Property Management Assignment and Subordination Agreement, the Key Person Management Assignment and

Subordination Agreement, the Gaming Lease Assignment, Subordination and Estoppel and any other agreement, certificate, document or Instrument delivered by the Borrower or any Guarantor in connection with this Agreement and such other agreements, whether or not specifically mentioned herein or therein.

“Loan to Value Ratio” means, on the Effective Date, the ratio, expressed as a percentage, of (x) the Loan Commitment Amount plus all other Obligations of the Borrower on such date to (y) the “as is” value of the Property on such date based on the Appraisal.

“Loss Proceeds” is defined in clause (a) of Section 7.1.15.

“Loss Proceeds Account” is defined in clause (a) of Section 7.1.15.

“Loss Proceeds Deficiency” is defined in clause (g) of Section 7.1.15.

“L/C Issuance Fee” is defined in Section 3.3.4.

“Mandatory Prepayment” is defined in clause (b) of Section 3.1.1.

“Material Adverse Effect” means any change, effect, fact, event or circumstance which, materially and adversely affects (i) the financial condition, operations, assets, or business, of the Borrower and the Guarantors, taken as a whole (except for circumstances or events attributable to general economic conditions), (ii) the ability of the Borrower or any Guarantor to perform their respective obligations under the Loan Documents or (iii) the validity or enforceability of the Loan Documents or the rights, remedies, options or benefits of the Lenders thereunder.

“Material Lease” means any Lease with an annual total rent in excess of $40,000.

“Members” means, relative to any Person which is a limited liability company, the Persons owning a Membership Interest therein.

“Membership Interest” means, relative to any Person which is a limited liability company, a membership interest or a limited liability company interest, as the case may be, of such Person.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, or any successor thereto.

“Net Income” means, for any period, the aggregate of all amounts (including extraordinary losses) which, in accordance with GAAP, would be included in determining net income on the financial statements of the Borrower for such period (excluding, however, all amounts in respect of any extraordinary gains and any non-cash income).

“Nevada Gaming Authority” means the Nevada Gaming Commission, the Nevada State Gaming Control Board or the Clark County Liquor and Gaming Licensing Board.

“Nevada Gaming Law” means the Nevada Gaming Control Act, as codified in Chapter 463 of the NRS, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, and Clark County Code Sections 8.04.010 to 8.04.310 and 8.20.010 to 8.20.580, as amended from time to time.

“New Preferred Stock” is defined in the definition of Required Preferred Rights Offering.

“Non-Defaulting Lender” means and includes each Lender other than a “Defaulting Lender”.

“Non-U.S. Lender” is defined in Section 4.2.

“Note” means, as the context may require, a Revolving Note or a Delayed Draw Term Loan Note.

“NRS” means the Nevada Revised Statutes.

“Obligations” means (w) all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower under this Agreement to any Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of any of the Loan Documents, including all interest, fees, charges, expenses, attorneys’ fees, consultants’ fees and accountants’ fees chargeable to the Borrower in connection with such Person’s dealings with the Borrower and payable by the Borrower hereunder or thereunder; (x) any and all sums advanced by the Secured Parties in order to preserve the Security or preserve any Secured Parties’ security interest in the Security, including all protective advances; (y) the reasonable expenses of preparing and negotiating any amendment, modification or amendment and restatement of any of the Loan Documents including all fees, charges, expenses, attorneys’ fees, consultants’ fees and accountants’ fees; and (z) in the event of any proceeding for the collection or enforcement of, or any “working out” of, the Obligations, the reasonable expenses of negotiating or restructuring of the Obligations (whether or not any such restructure is consummated) or a retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Security, or of any exercise by any Secured Party of its rights under the Loan Documents, together with reasonable attorneys’ fees and court costs.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Records” means the official real property records of Clark County, Nevada.

“Ongoing Investment” is any Investment listed in Item 7.2.4(a) on the Disclosure Schedule.

“Operative Document” means any Loan Document or Capital Improvement Project Document.

“Organizational Document” means, relative to any Person, its certificate or articles of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, articles of organization, operating agreement, limited liability company or operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of capital stock.

“Parent Guarantors” means, collectively, Holdings and Holdings Intermediary.

“Partial Condemnation” means any condemnation or eminent domain proceeding or action (other than a Total Condemnation) by any Governmental Instrumentality (including, but not limited to, any transfer made in lieu of, or in anticipation of, the exercise of such taking), whether for any permanent or temporary use, occupancy or other interest affecting a portion of the Property.

“Participant” is defined in Section 10.11.2.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or any other applicable substantially similar state or territorial law (excluding, however, a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, has liability or a reasonable expectation of liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender, the applicable percentage set forth opposite its signature to this Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.1 or Section 4.7, as the case may be.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit F hereto.

“Permit” means any building, construction, zoning, land use, environmental, utility agreement or other permit, license, franchise, approval, consent and authorization (including central bank and planning board approvals from applicable Governmental Instrumentalities and approvals required under the Nevada Gaming Law) required for or in connection with the ownership, use, occupation or operation of the Property, the Capital Improvement Project, and the transactions provided for in this Agreement and the other Operative Documents.

“Permitted Asset Sale” is defined in Section 7.2.9.

“Permitted Lien” means any of the following types of Liens (excluding, however, any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim and any such Lien expressly prohibited by any applicable terms of any of the Operative Documents):

(a)           Liens securing the Obligations under the Loan Documents;

(b)           Liens set forth in Item 7.2.3 of the Disclosure Schedule;

(c)           (x) Liens for Impositions or (y) statutory Liens of landlords, and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business, in the case of each of items (x) and (y), with respect to amounts that either (1) are not yet delinquent or (2) are being diligently contested in good faith by appropriate proceedings; provided, however, that, in each case, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and the Borrower either has obtained a title insurance endorsement insuring against losses arising therewith or has bonded such Lien within thirty (30) days after becoming aware of the existence of such Lien;

(d)           Easements, rights-of-way, avigational servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Borrower, the Property or the Improvements thereon;

(e)           licenses of patents, trademarks and other intellectual property rights granted by the Borrower in the ordinary course of business;

(f)            Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (excluding, however, obligations for the payment of borrowed money), incurred in the ordinary course of business so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Security on account thereof, (x) for amounts not yet overdue or (y) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (2) in the case of a Lien with respect to any portion of the Security, such contest proceedings conclusively operate to stay the sale of any portion of the Security on account of such Lien;

(g)           Liens for Taxes, assessments or governmental charges or Claims, the payment of which is not at the time due and payable or which is being contested in good faith by appropriate governmental proceedings promptly instituted and diligently contested, so long as (x) such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor and (y) in case of any charge or Claim which has or may become a Lien against any of the Security, such contest proceedings conclusively operate to stay the sale of any portion of the Security to satisfy such charge or Claim;

(h)           Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is being contested in good faith by appropriate proceedings; provided, however, that, in each case, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and

(i)            Liens consisting of any right of offset, or statutory bankers’ lien, on deposit bank accounts made in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, joint stock company, firm, association, trust or unincorporated organization, government, governmental agency, Governmental Instrumentality, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Phase I Project” means the renovation of the Improvements, including, without limitation, renovation of the hotel rooms and convention center, a refurbishment of the casino floor, the redevelopment of the pool area, the expansion and renovation of the showroom, the enhancement of the food and beverage facilities, the refurbishment of outdoor signage and façade, the reconfiguration of the pedestrian bridge between the Property and the MGM Grand Hotel and Casino, back of house improvements, upgrades to the information technology systems, the installation of new slot machines and infrastructure upgrades, all as contemplated in and pursuant to the Phase I Project Budget.

“Phase I Project Budget” means the budget set forth on Schedule V annexed hereto and made a part hereof (as amended from time to time in accordance with Section 7.2.10) which shall include (x) a breakdown of all Hard Costs and Soft Costs, together with a schedule of the Phase I Project Costs incurred prior to the Effective Date, (y) a schedule setting forth the FF&E which is to be purchased in connection with the construction of the Phase I Project from the proceeds of the Loans or otherwise, and (z) a balanced statement of sources and uses of proceeds (and any other funds necessary to complete the Phase I Project).

“Phase I Project Costs” means all costs incurred or to be incurred which are described in the Phase I Project Budget in connection with the development, design, engineering, procurement, installation and construction of the Phase I Project, including, but not limited to:

(a)           all costs incurred under the applicable Construction Contracts;

(b)           Interest accruing under this Agreement and the other Loan Documents with respect to the Revolving Loans;

(c)           reasonable financing and closing costs related to the Phase I Project, including insurance costs (including, with respect to directors and officers insurance,

costs relating to such insurance), guarantee fees, attorney fees, financial advisory fees and expenses, technical fees and expenses (including fees and expenses of the Independent Consultants), commitment fees, management fees, agency fees (including fees and expenses of the Administrative Agent), Interest, Taxes and other out-of-pocket expenses payable by the Borrower under all documents related to the financing and construction of the Phase I Project; and

(d)           the costs of acquiring Permits for the Phase I Project (including Permits required for the operation of the Property).

“Phase I Project Documents” means, collectively, each Construction Contract applicable to the Phase I Project, the Phase I Project Budget and any other material certificate, document, instrument, agreement, permit or approval prepared by or on behalf of the Borrower now or hereafter in effect, relating to the Property and the construction, maintenance or operation of the Phase I Project or any portion thereof, whether or not specifically mentioned herein or therein (other than the Loan Documents), as the same may thereafter from time to time be amended, supplemented, amended and restated or thereafter modified in accordance with this Agreement.

“Phase I Report” is defined in Section 5.1.7.

“Phase II Club” means a night club and related amenities to be constructed at the Property in connection with the Phase II Project.

“Phase II Club Management Agreement” means that certain management agreement entered into between Borrower, as owner, and the Phase II Club Operator, as manager, relating to the management of the Phase II Club in form and substance reasonably satisfactory to the Administrative Agent.

“Phase II Club Net Income” means the Net Income generated by the Phase II Club.

“Phase II Club Operator” means any Person experienced in the managing and operation of night clubs comparable to the Phase II Club and reasonably acceptable to the Administrative Agent.

“Phase II Project” means the construction and build-out of the Phase II Club satisfactory to the Administrative Agent, in its sole discretion.

“Phase II Project Budget” means the budget set forth on Schedule VI annexed hereto and made a part hereof (as amended from time to time in accordance with Section 7.2.10) which shall include (x) a breakdown of all Hard Costs and Soft Costs, together with a schedule of Phase II Costs incurred prior to the Effective Date, (y) a schedule setting forth the FF&E which is to be purchased in connection with the construction of the Phase II Project from the proceeds of the Loans or otherwise, and (z) a balanced statement of sources and uses of proceeds (and any other funds necessary to complete the Phase II Project).

“Phase II Project Costs” means all costs incurred or to be incurred which are described in the Phase II Project Budget in connection with the development, design, engineering, procurement, installation and construction of the Phase II Project, including, but not limited to:

(a)           all costs incurred under the applicable Construction Contracts;

(b)           Interest accruing under this Agreement and the other Loan Documents with respect to the Delayed Draw Term Loans;

(c)           reasonable financing and closing costs related to the Phase II Project, including insurance costs (including, with respect to directors and officers insurance, costs relating to such insurance), guarantee fees, attorney fees, financial advisory fees and expenses, technical fees and expenses (including fees and expenses of the Independent Consultants), commitment fees, management fees, agency fees (including fees and expenses of the Administrative Agent), Interest, Taxes and other out-of-pocket expenses payable by the Borrower under all documents related to the financing and construction of the Phase II Project; and

(d)           the costs of acquiring Permits for the Phase II Project (including Permits required for the operation of the Phase II Club).

“Phase II Project Documents” means, collectively, each Construction Contract applicable to the Phase II Project, the Phase II Project Budget and any other material certificate, document, instrument, agreement, permit or approval prepared by or on behalf of the Borrower now or hereafter in effect, relating to the Property and the construction, maintenance or operation of the Phase II Project or any portion thereof, whether or not specifically mentioned herein or therein (other than the Loan Documents), as the same may thereafter from time to time be amended, supplemented, amended and restated or thereafter modified in accordance with this Agreement.

“Phase II Report” is defined in Section 5.1.7.

“Plan” means any Pension Plan or Welfare Plan.

“Pledge Agreement” means, on any date, the Pledge Agreement, as in effect on the Effective Date, by and among Holdings, Holdings Intermediary, the Borrower and the Administrative Agent, for the benefit of the Secured Parties, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified in accordance with the terms thereof.

“Preferred Stock” means any Capital Stock with preferential right of payment of dividends or distributions, as applicable, or upon liquidation, dissolution or winding up.

“Process Agent” is defined in Section 10.15.

“Property” is defined in the first recital.

“Property Management Agreement” means that certain Property Management Agreement entered into pursuant to Section 7.1.24 hereof between Borrower, as owner, and the Property Manager, as manager, in form and substance reasonably satisfactory to the Administrative Agent.

“Property Management Assignment and Subordination Agreement” means an assignment, subordination, non-disturbance and attornment agreement entered into by and among the Borrower, the Property Manager and the Administrative Agent, for the benefit of the Secured Parties, with respect to the Property Management Agreement, in form and substance reasonably satisfactory to the Administrative Agent, as originally in effect on the date of its execution and delivery pursuant to the terms hereof, and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified in accordance with the terms hereof.

“Property Manager” means Trilliant Management I, L.P., a Delaware limited partnership, or any other Person with experience managing hotel casino properties comparable to the Property and otherwise reasonably acceptable to the Administrative Agent.

“Quarterly Payment Date” means the last Business Day of each Fiscal Quarter.

“Real Property” means, relative to any Person, such Person’s present and future right, title and interest (including any leasehold estate) in

(a)           any plots, pieces or parcels of land;

(b)           any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever;

(c)           any other interests in property constituting appurtenances to such plots, pieces or parcels of land, or which hereafter shall in any way belong, relate or be appurtenant thereto; and

(d)           all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clause (c).

“Register” is defined in Section 2.6.

“Release” means a “release”, as such term is defined in CERCLA.

“Required Lenders” means, at any time,

(a)           Non-Defaulting Lenders holding greater than fifty percent (50%) of the aggregate outstanding principal amount of the Loans then held by such Non-Defaulting Lenders, plus the Revolving Loan Commitment Amount (inclusive of the Letter of Credit Outstandings of such Non-Defaulting Lenders) of such Non-Defaulting Lenders, or

(b)           if no Loans are then outstanding, Lenders holding greater than fifty percent (50%) of the Loan Commitments,

provided, however, that (x) amendments affecting only one class of Lenders (with a separate class for the Revolving Lenders and the Delayed Draw Term Lenders) will require the approval of the Non-Defaulting Lenders holding greater than fifty percent (50%) of the aggregate principal amount of the Loans, Letters of Credit or Loan Commitments for such class and (y) with respect to the matters set forth in clauses (a) through (g) of Section 10.1, the consent of all of the Non-Defaulting Lenders in the same class shall be required with respect to matters affecting such class and the consent of all of the Non-Defaulting Lenders of all classes shall be required with respect to all other matters except as otherwise set forth in clauses (a) through (g) of Section 10.1.

“Required Preferred Rights Offering” means the issuance and sale of, on or before the Effective Date, shares of newly issued Class A Series 2 Convertible Participating Preferred Stock of Holdings (the “New Preferred Stock”) aggregating not less than $50,000,000, each of which will be convertible initially into share(s) of common stock of the Borrower, as more particularly set forth therein.

“Restoration” means the repair and restoration of the Improvements to the condition that it was in immediately prior to the applicable Event of Loss.

“Restricted Payment” is defined in Section 7.2.5.

“Retainage Amount” means, at any given time, amounts which have accrued and are owing under the terms of a construction contract for work or services already provided but which at such time (and in accordance with the terms of the construction contract) are being withheld from payment to the contractor, until certain subsequent events (e.g., completion benchmarks) have been achieved under such construction contract, which shall be ten percent (10%) of the costs for all work under a construction contract; provided, that, (i) no amount shall be withheld with regard to any construction contract where the party thereto solely supplies materials to the Property and (ii) no amount withheld shall exceed the amount permitted under NRS 624.609.

“Revolving Lender” means any Lender which has made a Revolving Loan Commitment or holds a Revolving Loan.

“Revolving Loan” is defined in Section 2.1.1.

“Revolving Loan Commitment” means, on any date, relative to any Revolving Lender, such Revolving Lender’s Percentage of the Revolving Loan Commitment Amount reduced by the principal amount of any Revolving Loans made by such Revolving Lender as of such date.  The Revolving Loan Commitment of each Revolving Lender is set forth below such Revolving Lender’s signature hereto or in a Lender Assignment Agreement.

“Revolving Loan Commitment Amount” means the aggregate principal amount of Revolving Loans that the Revolving Lenders are obligated to make pursuant to Section 2.1.1.  The Revolving Loan Commitment Amount shall not exceed Fifty Million Dollars ($50,000,000)

of which (x) all or a portion may be used to reimburse the Issuer for draws under the Letters of Credit and (y) the balance thereof, may be used by the Borrower for the purposes permitted under Section 7.1.8.

“Revolving Loan Commitment Fee” is defined in Section 3.3.1.

“Revolving Loan Commitment Termination Date” means the date on which any Revolving Loan Commitment Termination Event occurs.  Upon the occurrence of a Revolving Loan Commitment Termination Event, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loan Commitment Termination Event” means

(a)           the failure of the Borrower to satisfy, or the Lenders to waive in their sole and absolute discretion, all Conditions Precedent to Loan Commitments set forth in Section 5.2 of this Agreement by May 15, 2010;

(b)           the Stated Maturity Date;

(c)           the occurrence of any Event of Default described in Section 8.1.9; or

(d)           the occurrence and continuance of any other Event of Default and either (x) the declaration of all or any portion of the Revolving Loans to be immediately due and payable pursuant to Section 8.3 or (y) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Revolving Loan Commitments have been terminated.

Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically without any further action.

“Revolving Loan Interest Rate” means, on any date and relative to all Revolving Loans, the fixed rate of interest per annum equal to four percent (4.00%).

“Revolving Note” means, on any date, a promissory note of the Borrower payable to any Revolving Lender, in the form of Exhibit B-1 hereto (as such promissory note may thereafter from time to time be amended, supplemented, amended and restated, endorsed or otherwise modified), evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution or replacement therefor or renewal thereof.

“S&P” means Standard & Poor’s Rating Group, Inc., a New York corporation, or any successor thereto.

“Secured Party” means the Lenders, the Issuer, the Administrative Agent and each of their respective successors, transferees and assigns.

“Security” means all Real Property and personal property which is subject or is intended to become subject to the security interests or Liens granted by any of the Loan Documents.

“Security Agreement” means, on any date, the Security Agreement, as originally in effect on the Effective Date, between the Borrower and the Administrative Agent (for its benefit and the benefit of the Lenders) and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.

“Soft Cost” means any Capital Improvement Project Cost which is not a Hard Cost, including appraisal fees, fees payable pursuant to this Agreement and the Fee Letter, interest payable on the Loans, brokers’ commissions, fees of the Independent Consultants, insurance, bond premiums (if any), cost of surveys, Impositions, title examination and title insurance premiums, recording expenses and tax payments in connection with the Loan Documents and attorney fees.

“Solvency Certificate” means a solvency certificate to be executed and delivered by the chief financial or accounting Authorized Representative of the Borrower or any of the Guarantors substantially in the form of Exhibit G hereto.

“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

“Stated Maturity Date” means March 17, 2014.

“Subsidiary” means, relative to any Person, any corporation, partnership or other business entity of which more than fifty percent (50%) of the outstanding Capital Stock (or other ownership interest) having ordinary voting power to elect the board of directors, managers or other voting members of the governing body of such Person (irrespective of whether at the time Capital Stock (or other ownership interest) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person or one or more other Subsidiaries of such Person.

“Subsidiary Guarantors” means, collectively, each of the Parent Guarantor’s direct and indirect wholly-owned subsidiaries (other than the Borrower) set forth on Item 6.30 of the Disclosure Schedule and any other Subsidiary that becomes a Subsidiary Guarantor pursuant to a joinder agreement to the Guaranty in accordance with Section 7.2.8 hereof.

“Tax” means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including interest, penalties and additions in connection therewith.

“Tax Certificate” means a Tax Certificate substantially in the form of Exhibit J hereto.

“Title Insurer” means First American Title Insurance Company or any other nationally reputable title insurance company that is reasonably acceptable to the Administrative Agent.

“Title Policy” means the title insurance policy described in Section 5.2.9.

“Total Condemnation” means any condemnation or eminent domain proceeding or action (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking) by any Governmental Instrumentality, whether for any permanent or temporary use, occupancy or other interest affecting such portion of the Property or the Improvements as, when so taken or condemned, would leave, in the Administrative Agent’s good faith determination, a balance of the Property or Improvements that, due either to the area so taken or the location of the part so taken in relation to the part not taken, would not, under economic conditions, physical constraints, zoning laws, building regulations and other Legal Requirements then existing, readily accommodate a new or reconstructed building or buildings and other improvements of a type fully comparable to the Improvements prior to giving effect to of such taking or condemnation.

“Total Debt” means, on any date, the outstanding principal amount of all Indebtedness of the Borrower of the type described in clauses (a), (b) and (c) of such definition and (without duplication) any Contingent Liability in respect of any of the foregoing of any other Person.

“Total Debt to EBITDA Ratio” means, as of the close of any Fiscal Quarter, commencing with the close of the first full Fiscal Quarter following the occurrence of the Financial Covenant Commencement Date, the ratio of

(a)  Total Debt outstanding on the last day of such Fiscal Quarter to

(b)  EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters (or such lesser number of Fiscal Quarters to have closed since the Financial Covenant Commencement Date) and determined for any period ending on or prior to four full fiscal quarters following the Financial Covenant Commencement Date, consistently with the proviso to the definition of the term “EBITDA”.

“Trademark Security Agreement” means, on any date, the Trademark Security Agreement executed and delivered by an Authorized Representative of the Borrower, as originally in effect on the Effective Date, and as amended, supplemented, amended and restated or otherwise modified thereafter from time to time.

“Transaction” means the transactions contemplated by the Operative Documents.

“Trilliant” means Trilliant Gaming Nevada Inc., a Delaware corporation.

“Trilliant & H/2 Side Letter” means that certain letter agreement dated as of January 28, 2010 by and among Trilliant, H/2 Special Opportunities Ltd. and Foothill.

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the document with respect to the term used.

“Undrawn L/C Fee” is defined in Section 3.3.3.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Unsuitable Lender” is defined in clause (b) of Section 4.7.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“Withdrawal Period” is defined in clause (b) of Section 4.7.

“Work” means the “work” covered by the Construction Contracts.

SECTION 1.2  Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document, the Disclosure Schedule, or any Borrowing Request, Compliance Certificate, notice or other communications delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3  Cross-References.  Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any item or clause are references to such item or clause of such Article, Section or definition.

SECTION 1.4  Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, and all accounting determinations and computations hereunder or thereunder shall be made, in accordance with, those generally accepted accounting principles (“GAAP”) applied in the United States in the preparation of the unaudited financial statements of the Borrower, prepared as of the end of each Fiscal Year and a statement of earnings and cash flow of the Borrower for such Fiscal Year, as prepared by a nationally recognized independent public accountant acceptable to the Administrative Agent.

ARTICLE II

LOAN COMMITMENTS, NOTES AND EXTENSION OPTIONS

SECTION 2.1  Loan Commitment.  On the terms and subject to the conditions of this Agreement (including, without limitation, Article II and Article V), (i) each Lender severally agrees to make Loans pursuant to its Loan Commitment as described in Sections 2.1.1, 2.1.2, and

2.1.3, (ii) the Issuer agrees that it will issue Letters of Credit, and (iii) each Revolving Lender that has a Revolving Loan Commitment severally agrees that it will purchase a participation interest in such Letters of Credit pursuant to Section 2.4.1 and that such Revolving Lender shall fund promptly, to the extent of its then existing Revolving Loan Commitment, the amount of any Letter of Credit Reimbursement Obligation required to be funded by such Revolving Lender in accordance with Section 2.4.3.  No Lender shall have any liability for the failure of another Lender to make its Loan Commitment available or to advance such Lender’s Percentage of any Loans to be made to the Borrower; provided, however, any Lender hereunder shall have the right to fund such Defaulting Lender’s Percentage of a Loan in which case the Lender’s Percentage for the Defaulting Lender and such Lender funding such Defaulting Lender’s Percentage of a Loan shall be adjusted to reflect such funding by such Lender and payments and repayments of amounts due to the Defaulting Lender shall be subject and subordinate to the repayment in full of the Lenders which are not Defaulting Lenders and such Defaulting Lender shall have no right to participate in any decision under Section 10.1.

SECTION 2.1.1  Revolving Loan Commitments.  From time to time on any Business Day occurring from and after the Effective Date but prior to the Revolving Loan Commitment Termination Date, each Revolving Lender that has a Revolving Loan Commitment will make a revolving loan (relative to such Revolving Lender, its “Revolving Loan”) to the Borrower equal to such Revolving Lender’s Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrower to be made on such day.  The balance of the Revolving Loan Commitments shall only be available to the Borrower from time to time to reimburse the Issuer for, or fund drawings of, one or more Letters of Credit up to the maximum aggregate Stated Amount of $50,000,000.  The Revolving Loan Commitment Amount shall not exceed $50,000,000 of which (x) all or a portion thereof may be used to reimburse the Issuer for draws under the Letters of Credit to be issued by the Issuer and delivered for the account of the Borrower and (y) the balance thereof, may be used by the Borrower in accordance with Section 7.1.8.  On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow the Revolving Loans, the proceeds of which shall be used by the Borrower in accordance with Section 7.1.8.

SECTION 2.1.2  Letter of Credit Commitments.  From time to time on any Business Day occurring from and after the Effective Date but prior to the Letter of Credit Commitment Termination Date, the Issuer will

(a)           issue one or more Letters of Credit in form reasonably satisfactory to the Borrower and the Issuer for the account of the Borrower in the Stated Amount requested by the Borrower on such day; or

(b)           extend the Letter of Credit Stated Expiry Date of an existing Letter of Credit previously issued in accordance with clause (a) of this Section 2.1.2 to a date not later than five (5) Business Days immediately preceding the Stated Maturity Date.

SECTION 2.1.3  Delayed Draw Term Loan Commitment.  From time to time on any Business Day occurring from and after the Effective Date but prior to the Delayed Draw

Term Loan Commitment Termination Date, each Delayed Draw Term Lender that has a Delayed Draw Term Loan Commitment will make a delayed draw term loan (relative to such Delayed Draw Term Lender, its “Delayed Draw Term Loan”) to the Borrower equal to such Delayed Draw Term Lender’s Percentage of the aggregate amount of each Borrowing of the Delayed Draw Term Loans requested by the Borrower to be made on such day.  The Delayed Draw Term Loan Commitment Amount shall not exceed $10,000,000 of which all or a portion thereof may be used by the Borrower in accordance with Section 7.1.8.  On the terms and subject to the conditions hereof, the Borrower may prepay the Delayed Draw Term Loans but no amount paid or prepaid with respect to the Delayed Draw Term Loans may be reborrowed.

SECTION 2.1.4  Lenders Not Required to Make Loans.  No Lender shall be required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of:

(a)           all Revolving Loans

(i)  of all Revolving Lenders with a Revolving Loan Commitment would exceed the Revolving Loan Commitment Amount reduced by the aggregate amount of the outstanding Revolving Loans and the aggregate amount of all Letter of Credit Outstandings; or

(ii)  of such Revolving Lender with a Revolving Loan Commitment would exceed such Revolving Lender’s Revolving Loan Commitment reduced by the aggregate amount of such Revolving Lender’s outstanding Revolving Loans and such Revolving Lender’s percentage of the aggregate amount of all Letter of Credit Outstandings; or

(b)           all Delayed Draw Term Loans

(i)  of all Delayed Draw Term Lenders with a Delayed Draw Term Loan Commitment would exceed the Delayed Draw Term Loan Commitment Amount reduced by (x) the aggregate amount of the outstanding Delayed Draw Term Loans and (y) the aggregate amount of Delayed Draw Term Loans that have theretofore been prepaid by the Borrower; or

(ii)  of such Delayed Draw Term Lender with a Delayed Draw Term Loan Commitment would exceed such Delayed Draw Term Lender’s Delayed Draw Term Loan Facility Commitment reduced by (x) such Delayed Draw Term Lender’s then outstanding Delayed Draw Term Loans and (y) such Delayed Draw Term Lender’s previous Delayed Draw Term Loans that have theretofore been prepaid by the Borrower;

provided, however, in no event shall the foregoing prohibit or restrict any Lender from acquiring another Lender’s Loan Commitment in accordance with Section 10.11.

SECTION 2.1.5              Issuer Not Required to Issue Letters of Credit.  The Issuer shall not be required to issue any Letter of Credit if, after giving effect thereto (x) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (y) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans then outstanding would exceed the Revolving Loan Commitment Amount.

SECTION 2.2  Reduction of the Loan Commitment Amount.  The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce, as applicable, the Loan Commitment Amount on the Business Day so specified by the Borrower; provided, however, that no such reduction of the Revolving Loan Commitment Amount shall apply to Letter of Credit Outstandings and all such reductions shall require at least one (1) Business Day’s prior written notice to the Administrative Agent and be permanent.  Any partial reduction of the Loan Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000.  Any such reduction shall be made pro rata according to the respective Percentage of the relevant Lender.

SECTION 2.3  Borrowing Procedure.  Loans shall be made by the Lenders in accordance with this Section 2.3.

SECTION 2.3.1  Borrowing Procedure.  On the terms and subject to the conditions of this Agreement, by delivering a Borrowing Request to the Administrative Agent on or before 10:00 a.m. Pacific time on a Business Day, the Borrower may from time to time irrevocably request, on not less than one Business Day’s notice, that a Borrowing be made.  On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request.  On or before 2:00 p.m. Pacific time on such Business Day, each Lender that has a Loan Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing.  Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders.  To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the account specified in the Borrowing Request.

SECTION 2.3.2  Revolving Loans.  On the terms and subject to the conditions of this Agreement prior to a Revolving Loan Commitment Termination Event, the Borrower may from time to time irrevocably request that Revolving Loans in addition to Revolving Loans then outstanding be made by the Revolving Lenders.  Any such request for such Revolving Loans shall be made in accordance with Section 2.3.1; provided, however, that any of the Revolving Loans which are advanced by the Revolving Lenders to reimburse the Issuer for, or fund draws under, a Letter of Credit shall be made in accordance with Sections 2.4.1 and 2.4.2.

SECTION 2.3.3  Delayed Draw Term Loans.  On the terms and subject to the conditions of this Agreement prior to a Delayed Draw Term Loan Commitment Termination Event, the Borrower may from time to time irrevocably request that Delayed Draw Term

Loans in addition to Delayed Draw Term Loans then outstanding be made by the Delayed Draw Term Lenders, up to the Delayed Draw Term Loan Commitment Amount.  Any such request for such Delayed Draw Term Loans shall be made in accordance with Section 2.3.1.

SECTION 2.4  Letter of Credit Issuance Procedures.  By delivering to the Administrative Agent a Letter of Credit Issuance Request on or before 11:00 a.m. Pacific time, on a Business Day prior to the Letter of Credit Commitment Termination Date, the Borrower may from time to time irrevocably request, on not less than two (2) Business Days’ prior notice (or such later date and time as the Issuer may agree to, in the Issuer’s sole and absolute discretion) in the case of a request for the extension of the Letter of Credit Stated Expiry Date of a Letter of Credit, that the Issuer issue, or extend the Letter of Credit Stated Expiry Date of, as the case may be, one or more irrevocable Letters of Credit for the purposes described in Section 7.1.8.  Each Letter of Credit Issuance Request shall specify (a) the number of Letters of Credit to be issued (not to exceed three (3) Letters of Credit per request), (b) the proposed date of issuance (which shall be a Business Day), (c) the face amount of each Letter of Credit, (d) the Letter of Credit Stated Expiry Date, (e) the name and address of the beneficiary, (f) either the verbatim text of each proposed Letter of Credit or the proposed terms and conditions thereof and (g) a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuer to make payment under the Letter of Credit; provided, however, that the Issuer, in its reasonable discretion, may require changes in the text of any proposed Letter of Credit or any such documents; and provided further, however, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented in the office designated by the Issuer in such Letter of Credit if such presentation is made after 10:00 a.m. (in the time zone of such office of the Issuer) on such Business Day.  Each Letter of Credit shall by its terms be stated to expire on a date (its “Letter of Credit Stated Expiry Date”) no later than the earlier to occur of (x) five (5) Business Days immediately preceding the Stated Maturity Date or (y) one (1) year from the date of its issuance.  The Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder.  The issuance of a Letter of Credit under this Section 2.4 shall be deemed to be a Borrowing under the Revolving Loan Commitment in the Stated Amount of such Letter of Credit.

SECTION 2.4.1  Other Lenders’ Participation.  Upon the issuance of each Letter of Credit pursuant hereto, and without further action, each Revolving Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Letter of Credit Commitment, a participation interest in each such Letter of Credit (including any Letter of Credit Reimbursement Obligation with respect thereto), and each Revolving Lender shall, to the extent of its then existing Revolving Loan Commitment, be responsible for funding promptly (and in any event within one (1) Business Day) to the Issuer the amount of any Letter of Credit Reimbursement Obligation which has not otherwise been reimbursed by the Borrower in accordance with Section 2.4.3.  In addition, each Revolving Lender shall, to the extent of its Revolving Loan Commitment, be entitled to receive interest payable pursuant to Section 3.2 with respect to any Letter of Credit Reimbursement Obligation.  To the extent that a Revolving Lender has reimbursed the Issuer for a Letter of Credit Disbursement as required by this Section 2.4.1, such Revolving Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Letter of Credit Disbursement.  The obligations of each Revolving Lender under this Section 2.4.1 are obligatory on the part of each Revolving Lender, such obligations of each Revolving Lender shall be performed whether or not a Default exists hereunder and whether or not the conditions set forth in Article V have been satisfied, shall be absolute, unconditional, and irrevocable, and shall be performed by each Revolving Lender strictly in accordance with the terms and provisions of this Agreement, under any and all circumstances and irrespective of any set-off, counterclaim, or defense to payment which the Revolving Lenders, individually or collectively, may have or have had against the Issuer.  Notwithstanding anything to the contrary in this Section 2.4.1, so long as any Letter of Credit is outstanding, each of the Revolving Lenders shall have the absolute obligation to make a Revolving Loan on behalf of the Borrower for the benefit of the Issuer in accordance with Section 2.4.2.

SECTION 2.4.2  Letter of Credit Disbursements.  The Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit, together with notice of the date (the “Letter of Credit Disbursement Date”) such payment shall be made (each such payment, a “Letter of Credit Disbursement”).  Immediately thereafter, the Administrative Agent shall give telephonic and facsimile notice to the Revolving Lenders of the presentation of such sight draft, the amount of such sight draft, the date on which payment thereon has been or will be made, and the Percentage of each Revolving Lender in the amount of such sight draft together with a copy of the sight draft and accompanying documents.  A copy of such sight draft, together with such accompanying documents, shall, for purposes of this Agreement, be deemed to be an Borrowing Request for a Revolving Loan to each of the Revolving Lenders.  Subject to the terms and provisions of such Letter of Credit, the Issuer shall make such Letter of Credit Disbursement to the beneficiary (or its designee) of such Letter of Credit.  Prior to 11:00 a.m. Pacific time on the first Business Day following the date on which notice was given by the Administrative Agent to the Revolving Lenders, the Revolving Lenders shall advance as an obligatory advance hereunder a Revolving Loan to the Administrative Agent (whether or not the Borrower has satisfied the conditions set forth in Article V of this Agreement), for the account of the Issuer, in an amount equal to such Revolving Lender’s Percentage of the amount which the Issuer has disbursed under such Letter of Credit, together with interest thereon for the period from the Letter of Credit Disbursement Date through the date of such reimbursement.  The Revolving Loans made pursuant to this Section 2.4.2 shall be applied to the payment of such sight draft (and at the election of the Issuer be advanced directly to the beneficiary) and shall not be used for any other purpose.  Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Letter of Credit Disbursement by means of a Borrowing of Revolving Loans made pursuant to this Section 2.4.2.  Upon the occurrence and during the continuance of any Default of the type described in Section 8.1.9, all Revolving Loans made by any Revolving Lender pursuant to this Section 2.4.2 shall be deemed to be such Revolving Lender’s Letter of Credit Reimbursement Obligations in accordance with Section 2.4.3.

SECTION 2.4.3  Reimbursement.  The obligation (a “Letter of Credit Reimbursement Obligation”) of the Borrower under Section 2.4.2 to reimburse the Issuer with respect to each Letter of Credit Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse the Issuer, each Revolving Lender’s obligation under Section 2.4.1 to reimburse the Issuer, shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Revolving Lender, as the case may be, may have or have had against the Issuer or any other Revolving Lender, including any defense based upon the failure of any Letter of Credit Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer’s good faith opinion, such Letter of Credit Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Letter of Credit Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such other Revolving Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Letter of Credit Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions in violation of the terms of this Agreement or constituting gross negligence or willful misconduct on the part of the Issuer.

SECTION 2.4.4  Deemed Letter of Credit Disbursements.  Upon the occurrence and during the continuance of any Default of the type described in Section 8.1.9 or, with notice from the Administrative Agent, upon the occurrence and during the continuance of any other Event of Default,

(a)           an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding hereunder shall, without demand upon or notice to the Borrower, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

(b)           the Borrower shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by such Issuer, in which case the last four sentences of Section 2.4.2 shall apply (the Administrative Agent shall endeavor to give notice to the Borrower of its obligations under this Section unless prohibited by applicable law).

Any amounts so payable by the Borrower pursuant to this Section 2.4.4 shall be deposited in cash with the Administrative Agent and held as collateral security for the Obligations in connection with the Letters of Credit issued by the Issuer, and the Administrative Agent shall make disbursements thereof from time to time to reimburse the Issuer for payments made by the Issuer with respect to Letters of Credit.  At such time when the Defaults giving rise to the deemed disbursements hereunder shall have been cured or waived, the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the partial satisfaction of such Obligations.

SECTION 2.4.5  Nature of Letter of Credit Reimbursement Obligations.  The Borrower and, to the extent set forth in Section 2.4.1, each Revolving Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuer (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for:

(a)           the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party other than the Issuer in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b)           the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)           failure of the beneficiary to comply in all material respects with conditions required in order to demand payment under a Letter of Credit;

(d)           errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise; or

(e)           any loss or delay in the transmission or otherwise of any document or draft required in order to make a Letter of Credit Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Revolving Lender hereunder.  In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrower and each such Revolving Lender, and shall not put such Issuer under any resulting liability to the Borrower or any such Revolving Lender, as the case may be.

SECTION 2.5  Notes.  Each Revolving Lender’s Revolving Loans shall be evidenced by a Revolving Note and each Delayed Draw Term Lender’s Delayed Draw Term Loans shall be evidenced by a Delayed Draw Term Loan Note payable to the order of such Lender in a maximum principal amount equal to such Lender’s applicable Percentage of the applicable Loan Commitment Amount.  The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate of such Loans.  Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Person.

SECTION 2.6  Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Loan Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11.1.  Failure to make any recordation, or any error in such recordation, shall not affect the Obligations.  The entries in the Register shall be conclusive, in the absence of manifest error, and the

Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary.  Any assignment or transfer of a Loan Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11.1.  No assignment or transfer of a Lender’s Loan Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section 2.6.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1  Repayments and Prepayments; Application.

SECTION 3.1.1  Repayments and Prepayments.

(a)           The Borrower shall repay in full the unpaid principal amount of the Loans upon the Stated Maturity Date.  Prior thereto, from time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that

(i)            all payments and prepayments of Loans shall be made in Dollars;

(ii)           all such voluntary prepayments shall require at least one (1) but no more than five (5) Business Days’ prior written notice to the Administrative Agent;

(iii)          all such voluntary prepayments shall be in an aggregate minimum amount of $500,000 and in integral multiples of $500,000; and

(iv)          solely with respect to Delayed Draw Term Loans, amounts which the Borrower elects to prepay may not thereafter be re-borrowed.

(b)           The Borrower shall make a mandatory prepayment of the Loans (each, a “Mandatory Prepayment”) under the circumstances set forth below, all such prepayments to be applied as set forth in Section 3.1.2:

(i)            Within five (5) Business Days after a Change of Control and a demand for payment by the Administrative Agent, in the amount of all Obligations outstanding;

(ii)           Simultaneously upon a sale, transfer or conveyance of all or a portion of the Property, in the amount of all Obligations outstanding; provided, however, if such sale, transfer or conveyance is a Permitted Asset Sale in accordance with Section 7.2.9 and the net proceeds thereof have not otherwise been used to fund the purchase or acquisition of replacement assets, then in the amount of one hundred percent (100%) of the net proceeds of such Permitted Asset Sale;

(iii)          Within five (5) Business Days following the acceleration of the Loans pursuant to Section 8.2 or Section 8.3, in the amount of all Obligations outstanding;

(iv)          Subject to the provisions of Section 7.1.15 relating to retention and/or reinvestment of Loss Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Loss Proceeds within five (5) Business Days after receipt of the same;

(v)           Except in connection with Cash Contributions to Capital, simultaneously upon (a) the issuance, transfer or sale of Capital Stock of the Borrower, (b) any public offering or private placement of equity securities of the Borrower, (c) any issuance of a security of the Borrower that is convertible or exchangeable into common stock or preferred stock, (d) any other securities of the Borrower involving any refinancing, tender or restructuring of existing indebtedness or (e) any recapitalization, extraordinary dividend, spin-off or divestiture of the Borrower, in each case, in an amount equal to fifty percent (50%) of the net cash proceeds received by the Borrower from such issuance, transfer or sale, whether or not permitted pursuant to Section 7.2.9;

(vi)          Except in connection with Cash Contributions to Capital or as permitted pursuant to Section 7.2.2, simultaneously upon any debt issuance, in an amount equal to one hundred percent (100%) of the net cash proceeds received by the Borrower or any of its Subsidiaries from such debt issuance; and

(vii)         For so long as any Delayed Draw Term Loans remain outstanding, upon each Quarterly Payment Date, in an amount equal to one hundred percent (100%) of the Phase II Club Net Income for prepayment of the Delayed Draw Term Loan only.

In addition to the Mandatory Prepayments required to be made pursuant to this clause (b) of this Section 3.1.1, the obligation of any Revolving Lender to make a Revolving Loan shall automatically terminate in full upon the occurrence of any event listed in items (i), (ii) (to the extent such Mandatory Prepayment is for all Obligations outstanding) and (iii) of this clause (b) of this Section 3.1.1 and, upon the occurrence of any event listed in items (iv) and (vi) of this clause (b) of this Section 3.1.1, the Revolving Loan Commitments shall be permanently reduced by an amount equal to the Mandatory Prepayment required by such item.

SECTION 3.1.2  Application.  Amounts paid or prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section 3.1.2.

(a)           So long as no Event of Default has occurred and is continuing, the Administrative Agent shall apply all amounts received in accordance with the provisions of this Agreement first, to all Obligations (other than principal and interest on the Loans), second, to accrued and unpaid interest on the Loans and third, to the outstanding principal amount of the Loans until they are fully repaid, provided, however, that Phase II Club Net Income received shall only be applied to the outstanding principal amount of the Delayed Draw Term Loans until they are fully repaid and, thereafter, to the balance of the Loans.

(b)           After an Event of Default has occurred and is continuing, all amounts received by the Administrative Agent shall be applied first, to the costs and expenses of protecting and preserving the security interests of the Secured Parties under the Loan Documents, second, to the costs and expenses of protecting and preserving the Security, third, to the costs and expenses of enforcing the rights of the Secured Parties under this Agreement and the other Loan Documents, fourth, to all other Obligations due under this Agreement and the other Loan Documents (other than principal and interest on the Loans), fifth, to the Lenders for accrued and unpaid interest on the Loans, and, after all amounts evidenced and secured by the Loan Documents have been indefeasibly paid in full and the Borrower has performed its obligations under the Loan Documents, the balance, if any, shall be delivered to the Borrower.

SECTION 3.2  Interest Provisions.  Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

SECTION 3.2.1  Interest Rates.  Subject to Sections 5.1 and 5.2, pursuant to an appropriately delivered Borrowing Request, the Borrower may request that Loans be made prior to, with respect to Revolving Loans, a Revolving Loan Commitment Termination Event and with respect to Delayed Draw Term Loans, a Delayed Draw Term Loan Commitment Termination Event, accruing interest at a rate equal to, with respect to Revolving Loans, the Revolving Loan Interest Rate and with respect to Delayed Draw Term Loans, the Delayed Draw Term Loan Interest Rate.

SECTION 3.2.2  Post-Default Rates.  From and after the occurrence of an Event of Default, the Borrower shall pay, but only to the extent not prohibited by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to:

(a)           in the case of any overdue amounts in respect of Revolving Loans, the Revolving Loan Interest Rate, plus two percent (2.00%); or

(b)           in the case of any overdue amounts in respect of Delayed Draw Term Loans or any other monetary Obligations, the Delayed Draw Term Loan Interest Rate, plus two percent (2.00%).

SECTION 3.2.3  Payment Dates.  Interest accrued on each  Loan shall be payable in arrears, without duplication:

(a)           on the Stated Maturity Date;

(b)           on each Quarterly Payment Date; and

(c)           on that portion of any Loan the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3  Fees.  The Borrower agrees to pay the fees set forth in the Fee Letter.  All such fees shall be nonrefundable. In addition, the Borrower agrees to pay the following fees when due:

SECTION 3.3.1  Revolving Loan Commitment Fee.  From and after the date that is the earlier of (i) May 15, 2010 or (ii) the date that the conditions precedent set forth in Section 5.2 hereof and the initial Borrowing of the Revolving Loans is made, and until the Stated Maturity Date, a nonrefundable fee with respect to the Revolving Loans (the “Revolving Loan Commitment Fee”) in the amount of three-quarters of one percent (0.75%) per annum of the aggregate amount of the then existing respective Revolving Loan Commitment Amounts shall accrue on the average daily amount of respective Revolving Loan Commitment Amounts not advanced.  The Revolving Loan Commitment Fee shall be payable in arrears to the Lenders on each Quarterly Payment Date in proportion to such Lenders’ respective then existing Revolving Loan Commitment Amount.

SECTION 3.3.2  Delayed Draw Term Loan Commitment Fee.  From and after the date that is the earlier of (i) May 15, 2010 or (ii) the date that the conditions precedent set forth in Section 5.2 hereof and the initial Borrowing of the Revolving Loans is made, and until the Stated Maturity Date, a nonrefundable fee with respect to the Delayed Draw Term Loans (the “Delayed Draw Term Loan Commitment Fee”) in the amount of one percent (1.00%) per annum of the aggregate amount of the then existing respective Delayed Draw Term Loan Commitment Amounts shall accrue on the average daily amount of respective Delayed Draw Term Loan Commitment Amounts not advanced.  The Delayed Draw Term Loan Commitment Fee shall be payable in arrears to the Lenders on each Quarterly Payment Date in proportion to such Lenders’ respective then existing Delayed Draw Term Loan Commitment Amount.

SECTION 3.3.3  Undrawn Letter of Credit Fee.  From and after the date that a Letter of Credit is issued until such time as such Letter of Credit is fully drawn or, if applicable, returned to the Issuer, the Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, a nonrefundable Letter of Credit fee (the “Undrawn L/C Fee”) in the amount of three-quarters of one percent (0.75%) per annum of the average daily undrawn portion of any and all Letters of Credit, such fees being payable on each Quarterly Payment Date in arrears to the Revolving Lenders in proportion to such Revolving Lenders’ respective Percentage of the Stated Amount of such Letter of Credit.  The Borrower further agrees to pay in advance on each Quarterly Payment Date to the Issuer the issuance fee as specified in the Fee Letter.

SECTION 3.3.4  Letter of Credit Issuance Fee.  On the date that a Letter of Credit is issued, the Borrower shall pay the Issuer its customary and standard nonrefundable fee (the “L/C Issuance Fee”) generally charged by the Issuer for issuing letters of credit similar to the Letter of Credit.

SECTION 3.4  Payments from Interest Reserve Account.  Notwithstanding anything to the contrary contained in this Article III, the various fees, costs and charges that may be imposed pursuant to this Article III may be funded from the Interest Reserve Account in accordance with the terms and conditions of Section 7.1.16 hereof.

ARTICLE IV

CAPITAL COSTS, LENDER’S TAX AND CERTAIN OTHER PROVISIONS

SECTION 4.1  Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Instrumentality affects the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its good faith reasonable discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Loan Commitments or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return.  A statement of such Lender as to any such additional amount or amounts shall include calculations thereof in reasonable detail.  In determining such amount, such Lender may use any method of averaging and attribution that it (determines in its good faith reasonable discretion) shall deem applicable.

SECTION 4.2  Lender’s Tax.  All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder (including fees) shall be made free and clear of and without deduction for any present or future excise, stamp or franchise taxes and other taxes, income taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and other taxes based on a Lender’s net income, gross income or gross receipts imposed on such Lender by a Governmental Instrumentality located in (i) the jurisdiction where such Lender is organized or (ii) any jurisdiction in which such Lender maintains a lending office which is applicable to the Transactions contemplated hereunder (each such non-excluded item being called a “Lender’s Tax”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Lender’s Tax pursuant to any applicable Legal Requirement, then the Borrower will upon written notice

(a)           pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)           promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(c)           pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Lender’s Tax is directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Lender’s Tax and the Borrower will promptly pay upon written notice such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Lender’s Tax (including any Lender’s Tax on such additional amount) shall equal the amount such Person would have received had not such Lender’s Tax been asserted.

If the Borrower fails to pay upon written notice any Lender’s Tax when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Lender’s Tax, interest or penalties that may become payable by any Lender as a result of any such failure.  For purposes of this Section 4.2, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

Each Lender that is organized under the laws of a jurisdiction other than the United States or a State thereof (for purposes of this Section 4.2, a “Non-U.S. Lender”) must, prior to the date such Lender becomes a Lender hereunder (or in the case of a Lender that becomes a party to this Agreement pursuant to Section 4.7 or any Assignee Lender, before it becomes a party hereto) (a) execute and deliver to the Borrower and the Administrative Agent one or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-9, a Tax Certificate or such other forms or documents (or successor forms or documents as the Internal Revenue Service may from time to time prescribe), appropriately completed, certifying in each case that such Lender or Assignee Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and an applicable Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-9 or successor applicable form (if required by law), as the case may be, establishing an exemption from United States backup withholding tax or (b) if such Non-U.S. Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code and cannot deliver either Form W-8BEN or Form W-8ECI pursuant to clause (a) above, execute and deliver to the Borrower and the Administrative Agent one or more (as the Borrower or the Administrative Agent may reasonably request) copies of the Tax Certificate, Form W-8BEN or

Form W-8ECI (or any successor form) and any other certificate or statement of exemption required under the Code or Treasury Regulations issued thereunder, appropriately completed, certifying that such Lender or Assignee Lender is entitled to receive payments under this Agreement without deduction or withholding of United States federal income tax and establishing an exemption from United States backup withholding tax.  All Lenders, other than Non-U.S. Lenders, shall, prior to the date on which any Loan is made (or in the case of a Lender that becomes a party to this Agreement pursuant to Section 4.7 or is an Assignee Lender, before such Lender becomes a party hereto), execute and deliver to the Borrower and the Administrative Agent one or more copies (as the Borrower or the Administrative Agent may reasonably request) of United States Internal Revenue Form W-9 or applicable successor form (if required by law), as the case may be, to establish exemption from United States backup withholding tax.

Each Lender which undertakes to deliver to the Borrower a Tax Certificate, a Form W-8BEN, Form W-8ECI or Form W-9 pursuant to the preceding paragraph shall further undertake to deliver to the Borrower (x) two further copies of said Tax Certificate, Form W-8BEN, Form W-8ECI or Form W-9 (if required by law), or applicable successor forms, or other manner of certification, as the case may be, on or before the date that such form expires or becomes obsolete or after the occurrence of an event requiring a change in the most recent form delivered by it to the Borrower and the Administrative Agent and (y) such extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, certifying in the case of a Tax Certificate, Form W-8BEN or Form W-8ECI that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any case an event (including any change in treaty, law or regulation) has occurred prior to the date on which such delivery would otherwise be required which renders all forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN, Form W-8ECI or Form W-9, establishing an exemption from backup withholding.

SECTION 4.3  Payments, Computations, etc.  Unless otherwise expressly provided, all payments by the Borrower pursuant to the Loan Documents shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment.  All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m. Pacific time on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.  The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender.  All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 365 days or, if appropriate, 366 days.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.4  Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 4.1 or Section 4.2) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of

(a)           the amount of such selling Lender’s required repayment to the purchasing Lender to

(b)           total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.5) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.5  Setoff.  Each Lender shall, upon the occurrence and during the continuance of any Default described in Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants upon the execution of this Agreement to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.4.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

SECTION 4.6  Mitigation.  Each Lender agrees that if it makes any demand for payment under Section 4.1 or Section 4.2, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.1 or Section 4.2.

SECTION 4.7  Replacement of Lenders.  Each Lender hereby severally agrees as set forth in this Section.

(a)           If (i) any Lender (an “Affected Lender”) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.1 or Section 4.2 and the payment of such additional amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders or (ii) a Lender becomes a Defaulting Lender, then, in each case of the foregoing, the Borrower or the Issuer may, within thirty (30) days of receipt by the Borrower or the Issuer of such demand or notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation) or from the date that such Lender becomes a Defaulting Lender, as the case may be, give notice in writing to the Administrative Agent and such Affected Lender or such Defaulting Lender, as the case may be, of its intention to replace such Affected Lender or such Defaulting Lender, as the case may be, with a financial institution designated in such notice.  The Administrative Agent agrees to use commercially reasonable efforts to assist the Borrower or the Issuer in replacing such Affected Lender or Defaulting Lender, as the case may be.  If the Administrative Agent shall, in the exercise of its reasonable discretion and within thirty (30) days of its receipt of such notice, notify the Borrower or the Issuer and such Affected Lender or such Defaulting Lender, as the case may be, in writing that the designated financial institution is satisfactory to the Administrative Agent (such consent not being required where such financial institution is already a Lender or an Approved Fund), then such Affected Lender or such Defaulting Lender, as the case may be, shall assign, in accordance with Section 10.11.1, all of its Loan Commitments, Loans, beneficial interests in the Notes and other rights and obligations under this Agreement and all other Loan Documents to such designated financial institution; provided, however, that (x) such assignment shall be without recourse, representation or warranty (except as to (A) such Affected Lender’s or such Defaulting Lender’s, as the case may be, then existing Loan Commitments and the outstanding principal amount of Loans held by such Affected Lender or such Defaulting Lender, as the case may be, and (B) the absence of Liens arising by, through and under the Affected Lender or such Defaulting Lender, as the case may be) and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such designated financial institution, (y) the purchase price paid by such designated financial institution shall be in the amount of such Affected Lender’s or such Defaulting Lender’s, as the case may be, Loans together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Section 4.1 and Section 4.2), owing to such Affected Lender or such Defaulting Lender, as the case may be, hereunder and (z) the Borrower shall pay to such Affected Lender (but not to any Defaulting

Lender) and the Administrative Agent all reasonable out-of-pocket expenses incurred by such Affected Lender (but not any Defaulting Lender) and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 10.11.1).

(b)           If any Nevada Gaming Authority or any other gaming authority with jurisdiction over the gaming business of the Borrower, as the case may be, shall determine that any Lender (an “Unsuitable Lender”) does not meet the suitability standards prescribed under any applicable Nevada Gaming Law or the suitability standards of such gaming authority, as the case may be, the Borrower may give notice in writing to the Administrative Agent, the Issuer and such Unsuitable Lender of its intention to replace such Unsuitable Lender with a financial institution designated in such notice.  If the Administrative Agent and the Issuer shall, in the exercise of their reasonable discretion and promptly following its receipt of such notice, notify the Borrower and such Unsuitable Lender in writing that the designated financial institution is satisfactory to the Administrative Agent and the Issuer (such consent not being required where such financial institution is already a Lender or an Approved Fund), then such Unsuitable Lender shall assign, in accordance with Section 10.11.1, all of its Loan Commitments, Loans, beneficial interests in the Notes and other rights and obligations under this Agreement and all other Loan Documents (including Letter of Credit Reimbursement Obligations, if applicable) to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty (except as to (x) such Unsuitable Lender’s then existing Commitment Amount(s) and the principal amount of Loans held by such Unsuitable Lender and (y) the absence of Liens arising by, through and under the Unsuitable Lender) and shall be on terms and conditions reasonably satisfactory to such Unsuitable Lender and such designated financial institution, (ii) the purchase price paid by such designated financial institution shall be in the amount of such Unsuitable Lender’s Loans and its Percentage of outstanding Letter of Credit Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.1 and 4.2), owing to such Unsuitable Lender hereunder and (iii) the Borrower shall pay to the Unsuitable Lender, the Administrative Agent and the Issuer all reasonable out-of-pocket expenses incurred by the Unsuitable Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 10.11.1); provided further, however, that if the Borrower fails to find a substitute financial institution within any time specified by the appropriate gaming authority for the withdrawal of such Unsuitable Lender (the “Withdrawal Period”), the Borrower shall prepay in full the outstanding principal amount of the Loans made by such Unsuitable Lender (without giving effect to Section 4.4) and shall be deemed to have requested a reduction in each of the aggregate amounts of the Loan Commitment Amounts relating to all Loan Commitments held by such Lender, in each case, in an amount equal to such Unsuitable Lender’s then existing Loan Commitment Amounts.

(c)           Upon the effective date of an assignment described in clause (a) or (b), the Borrower shall issue a replacement Note or Notes, as the case may be, to such replacement Lender and such institution shall become a “Lender” for all purposes under this Agreement and the other Loan Documents.  Upon any such termination or assignment, such replaced Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO EFFECTIVENESS AND LOANS

SECTION 5.1  Conditions Precedent to Loan Commitments and Effectiveness of this Agreement.  The Lenders shall have no Loan Commitments hereunder, and this Agreement shall not be effective, until the prior satisfaction of each of the conditions precedent hereinafter set forth in this Section 5.1.

SECTION 5.1.1  Authority of the Borrower and the Guarantors.  The Administrative Agent shall have received each of the following items, which items shall be in form and substance reasonably satisfactory to the Administrative Agent: (u) a certified copy of the Organizational Documents of the Borrower, certified by an Authorized Representative of the Borrower, (v) a certified copy of the Organizational Documents of each Guarantor, certified by an Authorized Representative of such Guarantor, (w) a copy of one or more resolutions or other authorizations of the Board of Managers or Board of Directors, as applicable, of the Borrower certified by the Authorized Representative of such Board of Managers or Board of Directors, as applicable, as being in full force and effect on the Effective Date, authorizing Loans herein provided for, and the execution, delivery and performance of this Agreement, and any Instruments required hereunder or thereunder to which each such Person is a party, (x) a copy of one or more resolutions or other authorizations of the Board of Managers or Board of Directors, as applicable, of each Guarantor certified by an Authorized Representative of such Board of Managers or Board of Directors, as applicable, as being in full force and effect on the Effective Date, authorizing Loans herein provided for, and the execution, delivery and performance of this Agreement, and any Instruments required hereunder or thereunder to which each such Person is a party, (y) a structure or organizational chart of the Borrower and each Guarantor in reasonable detail and (z) a copy of a good standing certificate, dated a date within thirty (30) days of the Effective Date, for the Borrower and each Guarantor, from the state of organization of each such Person.

SECTION 5.1.2  Incumbency of the Borrower and the Guarantors.  The Administrative Agent shall have received a certificate from the Borrower and each Guarantor, signed by an Authorized Representative of the Borrower and such Guarantor, respectively, and dated as of the Effective Date, as to the incumbency of the Person or Persons authorized to execute and deliver the Loan Documents and any instruments or agreements required hereunder or thereunder to which each such Person is a party.

SECTION 5.1.3  Corporate Proceedings.  All corporate, limited liability company, partnership and legal proceedings and all instruments in connection with the Transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Administrative Agent shall have received all information, legal and technical opinions and copies of all documents, including records of corporate, limited liability company or partnership proceedings and copies of any approval by any Governmental Instrumentality required in connection with the Transactions contemplated by the Loan Documents, which the Administrative Agent may have requested in connection herewith, such documents to be satisfactory in form and substance to the Administrative Agent and where appropriate to be certified by the requisite corporate, limited liability company or partnership officers or Governmental Instrumentalities.

SECTION 5.1.4  Financial Information, etc.  The Administrative Agent shall have received each of the following items, which items shall be in form and substance reasonably satisfactory to the Administrative Agent:

(a)           copies of the audited financial statements for the Fiscal Year ending on or about December 31, 2009 for the Borrower and each Guarantor and each of their respective Subsidiaries, including therein, without limitation, consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each such Person, in each case prepared in accordance with GAAP and as audited by a nationally recognized independent public accountant acceptable to the Administrative Agent (in each case, without any Impermissible Qualifications), together with all audited financial statements of the Borrower and its Subsidiaries for all Fiscal Quarters ending after December 31, 2009 that have been prepared and finalized prior to the Effective Date; and

(b)           copies of unaudited financial statements for the calendar months ended within the thirty (30) day period prior to the Effective Date for each of the Borrower and each Guarantor and each of their respective Subsidiaries, including therein, without limitation, consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each such Person, in each case, certified as complete and correct by the chief financial or accounting Authorized Representative of such Person and prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

SECTION 5.1.5  Permits.  Copies of all material Permits that have been issued prior to the date hereof relating to the Capital Improvement Project shall have been delivered to the Administrative Agent.

SECTION 5.1.6  Capital Improvement Project Budget.  The Administrative Agent shall have received the Capital Improvement Project Budget for all costs incurred to date and anticipated costs of the Capital Improvement Project.  The Capital Improvement Project Budget shall be reasonably satisfactory to the Administrative Agent.  The Administrative Agent acknowledges receipt and approval of the Capital Improvement Project Budget.  The Borrower shall deliver an officer’s certificate, signed by an Authorized Representative of the Borrower, certifying that the Capital Improvement Project Budget:

(a)           is consistent with the provisions of the Loan Documents in all material respects;

(b)           has been and will be prepared in good faith and with due care;

(c)           sets forth the total Capital Improvement Project Costs which have been incurred and/or, to the best Knowledge of the Borrower, are anticipated to be incurred with respect to the Capital Improvement Project; and

(d)           fairly represents the Borrower’s expectation as to the matters covered thereby.

SECTION 5.1.7  Environmental Reports.  The Administrative Agent shall have received a newly commissioned Phase I environmental assessment that conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527 (a “Phase I Report”) or a reliance letter addressed to the Administrative Agent with respect to an acceptable existing Phase I Report that shall be dated no earlier than sixty (60) days prior to the Effective Date, in each case, prepared by an environmental consulting firm or firms reasonably satisfactory to the Administrative Agent regarding Environmental Matters relating to the Property, the Easements and the Improvements thereon; provided, however, that to the extent that any such Phase I Report states that there have been Claims, complaints, notices or inquiries relating to potential liability under or non-compliance with, Environmental Laws received by the Borrower in connection with the Property or the Improvements located thereon, or, if such Phase I Report shall conclude the necessity thereof, the Borrower shall be required to obtain and deliver to the Administrative Agent a report that includes a Phase II environmental assessment which conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase II Environmental Site Assessment Process, E 1903 prepared by an environmental consulting firm or firms reasonably satisfactory to the Administrative Agent (“Phase II Report”).

SECTION 5.1.8  Searches.  The Borrower shall deliver such UCC, bankruptcy, judgment, federal and state tax Lien, and such other searches of public records as the Administrative Agent may reasonably require with respect to the Borrower, each Guarantor and the Property.

SECTION 5.1.9  Real Estate Appraisal.  The Administrative Agent shall have received a newly commissioned Appraisal of the Property which (i) indicates an “as-is” value of at least $120,000,000 thereby resulting in a maximum “as-is” Loan to Value Ratio of fifty percent (50%) and (ii) is otherwise in form and substance satisfactory to the Administrative Agent.

SECTION 5.1.10  Fees.  All amounts required to be paid to or deposited with the Administrative Agent and the Issuer and all taxes, fees and other costs payable in connection with the execution and delivery of this Agreement and the conditions set forth in this Section 5.1, shall have been paid or deposited, as the case may be.  The Borrower shall have paid all fees, expenses and other charges then due and payable by it or by the Administrative

Agent under any agreements between the Borrower or the Administrative Agent and any of the Independent Consultants, including, without limitation, all fees, costs and expenses due and payable, if then invoiced, pursuant to Section 10.3.

SECTION 5.1.11  Opinions of Counsel.  The Administrative Agent shall have received opinions from the Borrower’s and each Guarantors’ New York counsel and Nevada counsel, each dated the Effective Date and addressed to the Administrative Agent, the Issuer and the Lenders which shall be in form and substance satisfactory to the Administrative Agent.

SECTION 5.1.12  Information pursuant to Anti-Terrorism Laws.  The Borrower and each of the Guarantors shall have supplied the Lenders, the Issuer and the Administrative Agent with all information required under the Lender’s Customer Identification Program (as defined in the Anti-Terrorism Laws) as stipulated by the Anti-Terrorism Laws.

SECTION 5.1.13  No Material Adverse Effect.  There exists no Material Adverse Effect.

SECTION 5.1.14  No Defaults.  No Default shall have occurred and be continuing.

SECTION 5.1.15  No Restrictions.

(a)           The making of the Loans, the issuance of the Letters of Credit, the receipt of proceeds of the Loans by the Borrower or the Liens on the Security in favor of the Secured Parties shall not breach or be in conflict with any Instrument related to the Indebtedness of any Person that owns any Capital Stock of the Borrower.

(b)           The Lenders shall be authorized to make the Loans, and the Issuer shall be authorized to issue the Letters of Credit, to the Borrower under all Legal Requirements, and no order, judgment or decree of any court, arbitrator or Governmental Instrumentality shall purport to enjoin or restrain the Lenders, the Issuer or the Administrative Agent from entering into this Agreement or any of the other Loan Documents to which any of them is a party.

(c)           Neither the making of the Loans, nor the receipt of proceeds of the Loans by the Borrower or any Person that owns, directly or indirectly, any Capital Stock of the Borrower or any other direct or indirect equitable, legal or beneficial interest in the Borrower shall violate any Legal Requirements applicable to such Person including, without limitation, any of the Anti-Terrorism Laws.  None of the Borrower or any Person which owns, directly or indirectly any Capital Stock or any other direct or indirect equitable, legal or beneficial interest in the Borrower shall be the subject of any of the Anti-Terrorism Laws.

SECTION 5.1.16  No Violation of Certain Regulations.  The entering into of the Loan Documents by the Borrower and each of the Guarantors shall not violate any law, including Regulation T, Regulation U or Regulation X of the Board of Governors of the FRS Board.

SECTION 5.1.17  Representations and Warranties.  Both before and after giving effect to the Loan Commitments and the funding of each Borrowing, the representations and warranties contained in Article VI and each other Loan Document are accurate as if made on the Effective Date (except those that relate to a different date).

SECTION 5.1.18  Other Documents.  The Administrative Agent shall have received such other documents and evidence as the Administrative Agent may reasonably request in connection with the Transactions.

SECTION 5.1.19  Satisfactory Form and Substance.  All documents, closing certificates, resolutions, and certificates executed or submitted pursuant to Section 5.1 by the Borrower and each of the Guarantors, as applicable, shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

SECTION 5.2  Conditions Precedent to the Initial Borrowing of the Revolving Loans and the Issuance of Letters of Credit.  Not in limitation but in furtherance of the other conditions in this Agreement and the other Loan Documents after the Effective Date, the following conditions shall be satisfied prior to making of the initial Borrowing of the Revolving Loans or issuing any Letters of Credit.

SECTION 5.2.1  Commitment Conditions.  The continued satisfaction of each of the conditions enumerated in Sections 5.1.1, 5.1.2, 5.1.3 and 5.1.4 hereof.

SECTION 5.2.2  Loan Documents.  Each Loan Document shall be in full force and effect, without amendment since the respective date of its execution and delivery (other than amendments which are permitted by this Agreement or which have otherwise been approved by the Administrative Agent and, in each case, which have been delivered to the Administrative Agent), and in a form which was approved by the Administrative Agent, except as otherwise permitted pursuant to this Agreement.  All obligations and requirements thereunder which are to be performed or satisfied, as the case may be, shall have been performed and satisfied in all material respects and both before and after giving effect to this Agreement and any Instruments required hereunder, no act, condition or event shall exist which, with the giving of notice and/or passage of time would constitute a breach or event of default thereunder.

SECTION 5.2.3  Required Preferred Rights Offering.  The Administrative Agent shall have received satisfactory evidence of the consummation of the transactions contemplated by the Required Preferred Rights Offering and the sale of all New Preferred Stock.

SECTION 5.2.4  Interest Reserve.  The Administrative Agent shall have received satisfactory evidence that a portion of the Interest Reserve in an amount no less than $5,000,000 shall have been funded into the Interest Reserve Account.

SECTION 5.2.5  Side Letter.  The Administrative Agent shall have received satisfactory evidence the transactions contemplated by the Trilliant & H/2 Side Letter shall have taken place.

SECTION 5.2.6  Insurance.

(a)           Insurance in Effect.  Insurance complying with the Insurance Requirements shall be in place and in full force and effect with respect to the Improvements, the Property and the Capital Improvement Project, if applicable.

(b)           The Borrower’s Insurance Certificates.  The Borrower shall have delivered to the Administrative Agent and the Insurance Consultant certificates of insurance naming the Administrative Agent as (i) an additional insured with respect to every commercial general liability policy and (ii) a mortgagee and loss payee with respect to every property policy, and such certificates shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and the Insurance Consultant.

(c)           Insurance Consultant’s Report.  The Administrative Agent shall have received the Insurance Consultant’s Closing Certificate with the Insurance Consultant’s Report together with evidence of insurance coverages and endorsements listed in said Insurance Consultant’s Report, which shall be in form and substance reasonably satisfactory to the Administrative Agent, attached thereto.

SECTION 5.2.7  Key Person Management Agreement.  The Administrative Agent shall have received from the Borrower a certified copy of the Key Person Management Agreement.

SECTION 5.2.8  Gaming Lease.  The Administrative Agent shall have received from the Borrower a certified copy of the Gaming Lease.  The term and the form and content of the Gaming Lease shall be reasonably satisfactory to the Administrative Agent in all respects.  The Gaming Lease shall be in full force and effect and no breach shall exist thereunder.  Any payments under the Gaming Lease shall be subject and subordinate in all respects to all payments to be made under the Loan Documents, pursuant to the Gaming Lease Assignment, Subordination and Estoppel.

SECTION 5.2.9  Title Policy; Title Documents.  The Borrower shall have delivered to the Administrative Agent a title insurance policy (the “Title Policy”) with respect to the Property in the amount of $60,000,000, together with a copy of all title exception documents and all Easements, reciprocal easement agreements, operating agreements, declarations, and other legal documents affecting the use or operation of the Property or the Improvements located or to be located thereon.  The Title Policy shall: (x) include an endorsement protecting against forfeiture or reversion due to covenants, restrictions or encroachments and such other endorsements as are reasonably required by the Administrative Agent, (y) be issued by the Title Insurer in form and substance satisfactory to the Administrative Agent and (z) insure that (1) the Borrower has good and marketable, fee simple title to the Property, the Easements and the Improvements thereon, free and clear of all Liens (other than Permitted

Liens), (2) the Deed of Trust is a valid, perfected First Priority Lien on the Security entitled to the priority described therein, free and clear of all Liens (other than Permitted Liens), (3) the Secured Parties have the right to foreclose against the Property, the Easements and the Improvements now or hereafter thereon and that no forfeiture or right of reversion exists due to covenants, restrictions or encroachments and (4) the Borrower has all utility, access, support and other Easements necessary for the construction and operation of the Property and the other Improvements located or to be located thereon.  If the Property consists of several parcels, the Title Policy must affirmatively insure the contiguity of all such parcels.

SECTION 5.2.10  A.L.T.A. Survey.  The Administrative Agent shall have received an A.L.T.A. survey of the Property and any Easements, satisfactory in form and substance to the Title Insurer and the Administrative Agent, dated no earlier than thirty (30) days prior to the Effective Date and certified to each such Person by a surveyor licensed in the state of Nevada and satisfactory to each such Person, showing (v) the exact location and dimensions of the Property, including the location of all means of access thereto and all Easements relating thereto; (w) all exterior building walls; (x) as to the existing utility facilities servicing the Improvements located on the Property (including water, electricity, gas, telephone, sanitary sewer and storm water distribution and detention facilities), the exact location and means of access thereto, to the extent capable of being described without additional cost or expense; (y) that there are no gaps, gores, projections, protrusions or other survey defects unless same are Permitted Liens; and (z) whether the Property or any portion thereof is located in a special flood hazard zone.

SECTION 5.2.11  Zoning Information.  The Administrative Agent shall have received such zoning information for the Property, the Improvements and the Capital Improvement Project as shall be reasonably acceptable to the Administrative Agent, confirming that the Property is zoned in a classification which permits renovation of the Capital Improvement Project and that the Property can be used for its intended purposes.

SECTION 5.2.12  Payment of Outstanding Indebtedness, etc.  All Indebtedness to be Paid on or before the Effective Date, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall (after applying the Initial Borrowing) have been paid in full and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been discharged and released and the Administrative Agent shall have received copies of all termination statements or other instruments as may be suitable or appropriate in connection therewith.

SECTION 5.2.13  Fees.  All amounts required to be paid to or deposited with the Administrative Agent and the Issuer and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the Instruments referred to in this Section 5.2, shall have been paid or deposited, as the case may be.  The Borrower shall have paid all fees, expenses and other charges then due and payable by it under this Agreement or the other Loan Documents or under any agreements between the Borrower and any of the Independent Consultants, including, without limitation, all fees, costs and expenses due and payable pursuant to Section 3.3 and, if then invoiced, Section 10.3.

SECTION 5.2.14  Loan Documents.  The Administrative Agent shall have received duly executed counterparts of each of the documents listed below:

(a)           Counterparts of this Agreement, each duly executed and delivered by an Authorized Representative of the Borrower, each Lender, the Issuer and the Administrative Agent.

(b)           One or more Notes in the principal amount of the Loans, each duly executed and delivered by an Authorized Representative of the Borrower.

(c)           Counterparts of the Deed of Trust and the Assignment of Leases and Rents, each duly executed and delivered by an Authorized Representative of the Borrower, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Deed of Trust and the Assignment of Leases and Rents in the Official Records, in each case, as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to create a valid, perfected First Priority Lien against the Property, subject only to Permitted Liens.

(d)           Counterparts of the Security Agreement, each duly executed and delivered by an Authorized Representative of the Borrower, together with

(i)            copies of Uniform Commercial Code financing statements (Form UCC-1), naming the Borrower, as the debtor, and the Administrative Agent, as the secured party, or other similar instruments or documents, to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to the Security Agreement and the other Loan Documents;

(ii)           executed copies of proper Uniform Commercial Code termination statements, if any, necessary to release all Liens and other rights of any Person

(1)           in any collateral described in the Security Agreement previously subject to a Lien or other right granted to any Person, and

(2)           securing any of the Indebtedness to be Paid, together with such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request from such Persons; and

(iii)          certified copies of search reports certified by the offices from which they were requested or another Person acceptable to the Administrative Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Borrower (under its present name and any previous names) and such other Persons designated by the Administrative Agent as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (i) above, together with copies of such financing statements (none of which (other than those described in clause (i), if such search report, as the case may be, is current enough to list such financing statements described in clause (i)) shall cover any collateral described in the Security Agreement).

(e)           Counterparts of the Trademark Security Agreement, each duly executed and delivered by an Authorized Representative of the Borrower or appropriate owner of the related intellectual property registration.

(f)            Counterparts of the Assignment of Permits, Contracts and Agreements, each duly executed and delivered by an Authorized Representative of the Borrower.

(g)           Counterparts of the Guaranty, each duly executed and delivered by an Authorized Representative of each of the Guarantors.

(h)           Counterparts of the Environmental Indemnity, each duly executed and delivered by an Authorized Representative of the Borrower and each of the Guarantors.

(i)            Counterparts of the Pledge Agreement, each duly executed and delivered by an Authorized Representative of the parties thereto.

(j)            Counterparts of the Borrower’s Closing Certificate, each duly executed and delivered by an Authorized Representative of the Borrower.

(k)           Counterparts of Solvency Certificates, each duly executed and delivered by an Authorized Representative of the Borrower and each of the Guarantors.

(l)            Counterparts of the Key Person Management Assignment and Subordination Agreement, each duly executed and delivered by an Authorized Representative of the Borrower, the Key Person Manager and the Administrative Agent.

(m)          Counterparts of the Gaming Lease Assignment, Subordination and Estoppel, each duly executed and delivered by an Authorized Representative of the Borrower, the Gaming Tenant and the Administrative Agent.

(n)           Counterparts of the Know Your Customer Letter Certification, each duly executed and delivered by an Authorized Representative of the Borrower.

(o)           Counterparts of the Perfection Certificate, each duly executed and delivered by an Authorized Representative of the Borrower.

SECTION 5.2.15  Opinions of Counsel.  The Administrative Agent shall have received opinions from the Borrower’s and each Guarantors’ New York counsel and Nevada counsel (including opinions as to the non-impairment of any Liens or security interests created under, or any guarantees made under, any Loan Document in favor of the Administrative Agent for the benefit of the Secured Parties), each addressed to the

Administrative Agent, the Issuer and the Lenders which shall be in form and substance satisfactory to the Administrative Agent.

SECTION 5.2.16  Service of Process.  The Administrative Agent shall have received a conformation letter from a process agent, in form and substance satisfactory to the Administrative Agent, consenting to its appointment by the Borrower and each of the Guarantors as each such Person’s agent to receive service of process located in New York, New York.

SECTION 5.2.17  Other Documents.  The Administrative Agent shall have received such other documents and evidence as the Administrative Agent may reasonably request in connection with the Transactions.

SECTION 5.2.18  Satisfactory Form and Substance.  All documents, closing certificates, resolutions, and certificates executed or submitted pursuant to Section 5.2 by the Borrower and each of the Guarantors, as applicable, shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

SECTION 5.3  Conditions Precedent to all Loans and the Issuance of Letters of Credit.  Not in limitation but in furtherance of the other conditions in this Agreement and the other Loan Documents after the Effective Date, the following conditions shall be satisfied prior to making any Loan or issuing any Letters of Credit; provided, however, the following conditions shall not apply to Sections 2.4.2, 2.4.3, 2.4.4 and 2.4.5.

SECTION 5.3.1  Commitment Conditions.  The continued satisfaction of each of the conditions enumerated in Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.2.2, 5.2.3, 5.2.4 and 5.2.8 hereof.

SECTION 5.3.2  Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Borrowing the following shall be true and correct:

(a)           the accuracy of the representations and warranties contained in Article VI as if made on the date of the Borrowing (except those that relate to a different date) unless the failure of the foregoing to be the case could not reasonably be expected to result in a Material Adverse Effect;

(b)           except as disclosed by the Borrower to the Administrative Agent pursuant to Section 6.7 there exists

(i)            no material litigation which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document; and

(ii)           no material development shall have occurred in any litigation disclosed pursuant to Section 6.7 which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.3.3  No Events of Default.  No Default or Event of Default shall have occurred and be continuing or, after giving effect to such Borrowing, could reasonably be expected to result, as certified by the Borrower in the relevant Borrowing Request.

SECTION 5.3.4  Borrowing Request.  The Administrative Agent shall have received a Borrowing Request for the Loan being requested or a Letter of Credit Issuance Request if a Letter of Credit is being requested or extended together with all attachments, exhibits and certificates which conform to the requirements of Section 2.3 or Section 2.4, as applicable.  Each delivery of a Borrowing Request or Letter of Credit Issuance Request and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.3.2 and Section 5.3.3 are true and correct in all material respects.

SECTION 5.3.5  Additional Documents.  With respect to any Loan Documents entered into or obtained, transferred or required since the date of the most recent Borrowing (if a subsequent Borrowing) there shall be redelivery of such matters as are described in Section 5.2.2, Section 5.1.2 (to the extent such Loan Document is in substitution of or is a replacement for another Loan Document) and, if requested by the Administrative Agent, Section 5.1.1, in each case to the extent not previously addressed. If such delivery or redelivery has not been made, the Borrowing shall not be made by the Administrative Agent until the conditions set forth herein have been satisfied.

SECTION 5.3.6  Title Insurance Policy Endorsements.  The Administrative Agent shall have received an endorsement to the Title Policy in the form of an ALTA Revolving Loan Endorsement insuring the continuing First Priority of the Lien of the Deed of Trust as security for the Borrowing on the date such Borrowing is made and insuring that (i) there has been no change in the condition of title unless permitted by the Loan Documents and (ii) there are no intervening Liens or encumbrances (including inchoate mechanic’s Liens) which may then or thereafter take priority over the Lien of the Deed of Trust or the Borrowing.  The Lenders will not be required to make any Loans and the Issuer will not be required to issue any Letters of Credit while there exist any mechanics’ Lien Claims against all or part of the Property or the Improvements (unless the Borrowing will be used to discharge such mechanic’s lien Claims or unless the Borrower shall have delivered a bond in form and substance satisfactory to the Administrative Agent and in such amount determined by the Administrative Agent in its reasonable judgment to be adequate to cover the payment of such Lien).

SECTION 5.3.7  No Restriction.  No order, judgment or decree of any court, arbitrator or Governmental Instrumentality shall purport to enjoin or restrain the Borrower or any of the Guarantors, the Administrative Agent, the Issuer and/or any of the Lenders from making the Borrowing or issuing the Letter of Credit to be made by it on the date set forth in the Borrowing Request or the Letter of Credit Issuance Request, as applicable.

SECTION 5.3.8  Fees, Expenses, etc.  All amounts required to be paid to or deposited with the Administrative Agent by the Borrower or any Guarantor and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and Instruments referred to in Section 5.1, Section 5.2 and Section 5.3 shall have been paid or deposited, as the case may be, in full.  The Borrower shall have paid or arranged for payment out of the requested Borrowing or otherwise all fees, expenses and other charges then due and payable by it under this Agreement or the other Loan Documents or under any agreements between the Borrower and any of the Independent Consultants, including, without limitation, all fees, costs and expenses due and payable pursuant to Section 3.3 and Section 10.3, if then invoiced.

SECTION 5.3.9  Loan Documents.  Each of the Loan Documents shall be in full force and effect without amendment since the respective date of its execution and delivery, except as otherwise permitted pursuant to this Agreement and each certificate delivered by the Borrower with respect to any such document shall be true and correct in all material respects, as certified by the Borrower in the relevant Borrowing Request or Letter of Credit Issuance Request.

SECTION 5.3.10  Security Interests.  All actions necessary or desirable (including all filings) in the opinion of the Administrative Agent to perfect or continue the perfection of the Administrative Agent’s security interests in the Security having the exclusive First Priority contemplated therefor by this Agreement and the other Loan Documents (subject only to Permitted Liens) shall have been taken or made.  All property, rights and assets required for the Property, the Improvements and the Capital Improvement Project shall be free and clear of all Liens and encumbrances except for the Permitted Liens.

SECTION 5.3.11  No Restrictions.  No order, judgment or decree of any court, arbitrator or Governmental Instrumentality shall purport to enjoin or restrain the Lenders, the Issuer or the Administrative Agent from making the requested Borrowing or issuing the requested Letter of Credit, as applicable, and no Legal Requirement shall prohibit, prevent or impair the Borrower or any Guarantor from performing their obligations under the Operative Documents to which they are a party or the ability of the Borrower to own and operate the Property, the Improvements and the Capital Improvement Project.  Neither the making of the requested Borrowing or the issuance of the requested Letter of Credit, nor the receipt of proceeds of the Loans by the Borrower or any Person which owns, directly or indirectly, any Capital Stock of the Borrower or any Guarantor (excluding any Capital Stock traded on a public exchange) or any other direct or indirect equitable, legal or beneficial interest in any such Person violates any Legal Requirement applicable to such Person including, without limitation, any of the Anti-Terrorism Laws.  None of the Borrower, any Guarantor or any other Person which owns, directly or indirectly any Capital Stock or any other direct or indirect equitable, legal or beneficial interest in any such Person shall be the subject of any of the Anti-Terrorism Laws.

SECTION 5.3.12  Required Documents.  At least five (5) Business Days prior to the requested Borrowing or Letter of Credit, the Administrative Agent shall have received the following in form and substance satisfactory to the Administrative Agent:

(a)           any material amendments or material modifications to the Capital Improvement Project Budget last delivered to the Administrative Agent, or a statement that no material changes have been made to the Capital Improvement Project Budget;

(b)           if any material dispute has arisen between the Borrower and any Contractor and/or material supplier which may have a Material Adverse Effect, a written summary of the nature of such dispute; and

(c)           such other Instruments, documents and information pertaining to the Borrowing or Letter of Credit as the Lender or Issuer, as applicable, may reasonably request.

SECTION 5.3.13  Satisfactory Legal Form.  All documents, certificates and/or instruments executed or submitted pursuant hereto by or on behalf of the Borrower, any of the Guarantors and any other Person shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, shall satisfy the applicable provisions of Section 7.1.10 and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

SECTION 5.4  Conditions Precedent to Delayed Draw Term Loans.  Not in limitation but in furtherance of the other conditions in this Agreement and the other Loan Documents, in addition to the conditions set forth in Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.2.2, 5.2.3, 5.2.4, 5.2.9 and Section 5.3 hereof, the following conditions shall be satisfied prior to the making of any Delayed Draw Term Loan:

SECTION 5.4.1  Phase II Club Operator.  The Administrative Agent shall have approved in writing, such approval not to be unreasonably withheld or delayed, the Phase II Club Operator, and shall have received a copy of the Phase II Club Management Agreement.

SECTION 5.4.2  Phase II Project Plans and Specifications.  The Administrative Agent shall have approved in writing, such approval not to be unreasonably withheld or delayed, the proposed plans and specifications of the Phase II Project.

SECTION 5.4.3  Phase II Project Budget.  The Administrative Agent shall have received any material amendments or material modifications to the Phase II Project Budget last delivered to the Administrative Agent, or a statement that no material changes have been made to the Phase II Project Budget.

SECTION 5.4.4  Assignment and Subordination of Phase II Club Management Agreement.  The Phase II Club Operator, the Borrower and the Administrative Agent shall have entered into an assignment, subordination, non-disturbance and attornment agreement with respect to the Phase II Club Management Agreement delivered in accordance with

Section 5.4.1 hereof for the benefit of the Secured Parties, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.4.5  Interest Reserve.  The Administrative Agent shall have received satisfactory evidence that a portion of the Interest Reserve in an amount no less than $1,000,000 shall have been funded into the Interest Reserve Account.

SECTION 5.4.6  Miscellaneous.  The Administrative Agent shall have received such other documentation or evidence it may reasonably request with respect to the Phase II Project and the Phase II Club.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders, the Administrative Agent and the Issuer to enter into this Agreement and to make the Loans and/or issue Letters of Credit hereunder, the Borrower represents and warrants unto the Administrative Agent, the Issuer and each Lender as set forth in this Article VI.

SECTION 6.1  Organization, etc.  The Borrower and each of the Guarantors is validly organized and existing and in good standing under the laws of the state or jurisdiction of such Person’s organization, is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification; and has full power and authority and holds all requisite Permits to enter into and perform its Obligations under this Agreement and each of the other Loan Documents to which it is a party, and to consummate the Transactions and conduct its business as currently conducted by it and as contemplated by the Transactions.

SECTION 6.2  Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower and each of the Guarantors of each of the Loan Documents to which it is a party, and participation by the Borrower and each of the Guarantors, in the consummation of all aspects of the Transactions, and the execution, delivery and performance by the Borrower and each of the Guarantors of the other agreements executed and delivered in connection with the Transactions are, in each case, within such Person’s powers, have been duly authorized by all necessary action, and do not

(a)           contravene any of such Person’s Organizational Documents;

(b)           contravene any contractual restriction binding on or affecting such Person;

(c)           contravene any Legal Requirement binding on or affecting such Person or the Property; or

(d)           result in, or require the creation or imposition of, any Lien on any portion of the Property (except as expressly permitted or required by this Agreement).

SECTION 6.3  Governmental Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Instrumentality or regulatory body or other Person (other than those that are not required to have been made until after the Effective Date, and except for filings and registrations of any UCC financing statements, the Deed of Trust or intellectual property filings (all of which have been duly executed and delivered to the Administrative Agent on the Effective Date by the Borrower) necessary to record the Lenders’ security interest in certain personal, real or intellectual property included in the Security) is required for the due execution, delivery or performance by the Borrower and each of the Guarantors of this Agreement and any other Loan Document to which it is a party, in each case, by the parties thereto, or the consummation of the Transactions.

SECTION 6.4  Validity, etc.  Each of the Loan Documents will, on the due execution and delivery thereof by the Borrower and each Guarantor, constitute the legal, valid and binding obligation of such Person enforceable against it in accordance with its terms (except, in any case above, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5  No Material Misstatement.  The Borrower represents that (a) all factual information that has been or will be made available to the Administrative Agent, the Issuer or the Lenders by or on behalf of the Borrower is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a fact or omit to state a fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the projections that have been made available to the Administrative Agent, the Issuer or the Lenders by or on behalf of the Borrower have been prepared in good faith based upon reasonable assumptions.

SECTION 6.6  No Material Adverse Effect.  There exists no Material Adverse Effect.

SECTION 6.7  Litigation, Labor Controversies, etc.  There is no pending litigation, action, proceeding, labor controversy or other event which could affect the legality, validity or enforceability of this Agreement, the Notes or any other Operative Document, except as disclosed in Item 6.7 of the Disclosure Schedule.

SECTION 6.8  Taxes.

(a)           The Borrower and each of the Guarantors have filed, or caused to be filed, all tax and informational returns that are required to have been filed by such Person in any jurisdiction, and have paid all Taxes shown to be due and payable on such returns and all other taxes and assessments payable by such Person, to the extent the same have become due and payable (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such Taxes) and, to the extent such Taxes are not due, has established reserves therefor by allocating amounts that are adequate for the payment thereof and are required by GAAP.

(b)           Neither the Borrower nor any Guarantor has incurred any Tax liability in connection with the Property, the Capital Improvement Project or the other Transactions contemplated by the Operative Documents which has not been disclosed in writing to, and approved by, the Administrative Agent, except as set forth in Item 6.8(b) of the Disclosure Schedule.

SECTION 6.9  Pension and Welfare Plans.  No steps have been taken by the Borrower or any Guarantor to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in a Material Adverse Effect.  Except as disclosed in Item 6.9 in the Disclosure Schedule, neither the Borrower nor any Guarantor has any material Contingent Liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 6.10  Permits.  There are no material Permits that are required or will become required for the ownership and operation of the Property as it is presently operated other than the Permits described in Schedule II.  Each Permit described in Schedule II as required to be obtained by the Effective Date is in full force and effect and is not subject to any appeals or further proceedings (other than with respect to renewal of such Permit from time to time) or to any unsatisfied condition (that is required to be satisfied by the Effective Date) that may allow modification or revocation.  Each Permit described in Schedule II as not required to have been obtained by the Effective Date is of a type that is routinely granted on application except for approvals, licenses, authorizations and findings of suitability required under Nevada Gaming Laws for the operation of the Property as a casino or for the sale of alcoholic beverages.  The Borrower is not in violation of any condition in any Permit that may reasonably be expected to result in a Material Adverse Effect.

SECTION 6.11  Representations and Warranties.  As of the Effective Date, all representations and warranties of the Borrower and each Guarantor contained in the Loan Documents are true, correct and complete in all material respects and the Borrower hereby confirms each such representation and warranty made by it with the same effect as if set forth in full herein.

SECTION 6.12  Environmental Warranties.  Except as set forth in Item 6.12 in the Disclosure Schedule and as set forth in the Environmental Reports:

(a)           all facilities and property (including underlying groundwater) owned or leased by the Borrower have been, and continue to be, owned or leased by the Borrower in material compliance with all Environmental Laws;

(b)           there have been no past, and, to the Knowledge of the Borrower, there are no pending or threatened

(i)            Claims, complaints, notices or requests for information received by the Borrower with respect to any alleged violation of any Environmental Law, or

(ii)           complaints, notices or inquiries to the Borrower regarding potential liability under any Environmental Law relating to any Real Property;

(c)           to the Knowledge of the Borrower, there have been no Releases of Hazardous Substances at, on or under the Property that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect;

(d)           the Borrower has been issued and is in compliance with all material Permits, approvals and other authorizations relating to Environmental Matters which are necessary for its businesses;

(e)           no property now or previously owned or leased by the Borrower is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(f)            to the Knowledge of the Borrower, there are no current underground storage tanks, active or abandoned, including petroleum storage tanks, on or under the Land;

(g)           the Borrower has not directly transported or directly arranged for the transportation of any Hazardous Substances to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which could reasonably be expected to result in a Material Adverse Effect;

(h)           to the Knowledge of the Borrower, there are no polychlorinated biphenyls or friable asbestos present at the Property; and

(i)            to the Knowledge of the Borrower, no conditions exist at, on or under the Property which, with the passage of time, or the giving of notice or both, would give rise to a Material Adverse Effect under any Environmental Law.

SECTION 6.13  Intellectual Property.  The Borrower owns or licenses (as the case may be) all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as the Borrower considers necessary for the conduct of the businesses of the Borrower without any infringement upon rights of other Persons and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright, the loss of which would result in a Material Adverse Effect except as may be disclosed in Item 6.13 in the Disclosure Schedule.

SECTION 6.14  Regulations U and X.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X.  Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 6.14 with such meanings.

SECTION 6.15  Security Interests.

(a)           The security interests granted to the Secured Parties pursuant to the Loan Documents (i) constitute, as to personal property included in the Security, subject to the Nevada Gaming Laws, the filings, registrations and recordations set forth on Schedule IV hereto and, with respect to subsequently acquired personal property included in the Security, will constitute, a perfected security interest under the UCC and/or other applicable law, except for any subsequently issued certificate or instrument that constitutes collateral thereunder which will be perfected upon the delivery of such certificate or instrument to the Administrative Agent, and (ii) have been, and, with respect to such subsequently acquired property will be, perfected under the UCC and/or other applicable law as aforesaid, with (A) the First Priority contemplated thereby and (B) as between the Secured Parties and any third Persons, superior priority and rights over the rights of any such third Persons now existing or hereafter arising whether by way of mortgage, deed of trust, lien, security interests, encumbrance, assignment or otherwise, subject to Permitted Liens.  All such action as is necessary has been taken to establish and perfect the Secured Parties’ rights in and to the Security, including any recording, filing, registration, giving of notice or other similar action, subject to the filings, registrations and recordations set forth on Schedule IV hereto.  As of the Effective Date, no filing, registration, recordation, re-filing or re-recording other than those listed on Schedule IV hereto is necessary to perfect and maintain the perfection of the interest, title or Liens of the Loan Documents, and on the Effective Date, all such filings or recordings will have been made except for any filings or recordings for Liens as to which the Title Insurer has issued or committed to issue a Title Policy.  The Borrower has properly delivered or caused to be delivered to the Administrative Agent all Security that requires perfection of the Lien and security interest described above by possession.

(b)           No authorization, approval or other action by, and no notice to or filing with, any Governmental Instrumentality is required (except for those by or with the Nevada Gaming Authorities) for either (i) the pledge or grant by the Borrower of the Liens purported to be created in favor of the Secured Parties pursuant to any of the Loan Documents or (ii) the exercise by the Administrative Agent and the other Secured Parties of any rights or remedies in respect of any Security (whether specifically granted or created pursuant to any of the Loan Documents or created or provided for by applicable law), except for filings or recordings contemplated by clause (a) of this Section 6.15 or as set forth on Schedule IV hereto.

(c)           Except such as may have been filed in favor of the Secured Parties as contemplated by clause (a) of this Section 6.15 as set forth on Schedule IV hereto or with respect to those Liens permitted under Section 7.2.3, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Security is on file in any filing or recording office.

SECTION 6.16  Existing Defaults.  There is no Default that has occurred and is continuing under any of the Loan Documents.

SECTION 6.17  Contingent Liabilities.  After repayment of the Indebtedness to be Paid with the proceeds of the initial Borrowing, the Borrower has no Contingent Liabilities in respect of Indebtedness except those authorized under, disclosed under or contemplated by the Loan Documents and not prohibited by this Agreement.

SECTION 6.18  Business, Debt, Contracts, etc.  The Borrower has not conducted any business other than the business contemplated by the Loan Documents.  The Borrower has no outstanding Indebtedness other than Indebtedness incurred, disclosed or permitted under the Loan Documents or liabilities other than those incurred, disclosed or permitted under the Loan Documents.

SECTION 6.19  Utilities.  All utility services necessary for the operation of the Property for its intended purposes are available at the Property on commercially reasonable terms.

SECTION 6.20  Sufficiency of Interests.  The Borrower does not own, lease or hold any option to own or lease any Real Property other than the Property, the Improvements thereon and the property listed in Item 6.20 of the Disclosure Schedule.  Except for the Permitted Liens, the Borrower (x) owns good and marketable fee simple title to the Property, free and clear of all Liens and (y) has good legal and beneficial title to the property, assets and revenues on which it purports to grant Liens pursuant to the Loan Documents.  The Borrower owns all of the property interests and has entered into all documents and agreements necessary to own the Property and to operate the Property, and has or will enter into all documents and agreements necessary to construct the Capital Improvement Project in accordance with all Legal Requirements and as contemplated in the Operative Documents.

SECTION 6.21  Foreign Person.  The Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

SECTION 6.22  Building Code Violations.  Except as may be disclosed in Item 6.22 of the Disclosure Schedule, the Borrower represents that it has received no written notice from any Governmental Instrumentality of any material building or other similar violation with respect to the Property or the Improvements thereon and the Borrower does not otherwise have actual Knowledge that there are no such violations, other than violations either first occurring after the Effective Date or which are to be remedied as part of the Capital Improvement Project.

SECTION 6.23  Fees and Enforcement.  Other than amounts that have been paid in full or will have been paid in full by the Effective Date or the date when due for same, to the Borrower’s Knowledge, no fees, Impositions or Taxes, including stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity or enforceability of any of the Loan Documents.

SECTION 6.24  ERISA Compliance.  The Borrower and each member of the Controlled Group have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each Pension Plan in compliance in all material respects with the currently applicable provisions of ERISA and the Code and have not incurred any material liability to the PBGC or a Pension Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course).  Neither the execution of this Agreement or the other Loan Documents nor the consummation of the Transactions is reasonably expected to constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which is not exempt under (i) Section 408 of ERISA, (ii) under Section 4975(d) of the Code, (iii) regulations thereunder or (iv) an individual or class exemption.

SECTION 6.25  Labor Disputes; Acts of God; Casualty and Condemnation.  As of the date hereof, neither the Improvements nor the business of the Borrower is affected by any strike, lockout or other labor dispute, act of the public enemy, or Event of Loss, except as set forth in Item 6.25 in the Disclosure Schedule.  As of the date hereof, there is no proceeding of the type described in clauses (y) and (z) in the definition of Event of Loss is pending or, to the best Knowledge of the Borrower, threatened, affecting all or a portion of the Property or the Improvements.

SECTION 6.26  Liens.  Except for Permitted Liens, the Borrower has not secured or agreed to secure any Indebtedness by any Lien upon any of its present or future revenues or assets or upon the Borrower’s Equity Interests.  The Borrower does not have outstanding any Lien or obligation to create Liens on or with respect to the Property, the Improvements, the Capital Improvement Project or revenues therefrom other than Permitted Liens.

SECTION 6.27  Offices; Location of Collateral.

(a)           The chief executive office or chief place of business (as such term is used in Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time) of the Borrower is located in Clark County, Nevada.  The Borrower’s federal employer identification number is 27-0295690 and its organizational identification number is E0296852009-0.

(b)           All of the Security is, or when installed will be, located on the Property except as otherwise disclosed in Item 6.27 of the Disclosure Schedule.

(c)           The Borrower’s books of accounts and records are located at the Property.

SECTION 6.28  Government Regulation.  None of the Borrower nor any Guarantor is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness, other than the Nevada Gaming Laws (from and after the date that such Person holds any Gaming License), or which may otherwise render all or any portion of the Obligations unenforceable.  Incurrence of the Obligations under the Loan Documents complies with all applicable provisions of the Nevada Gaming Laws.

SECTION 6.29  Brokers.  The Borrower represents that no broker or finder was responsible for or involved with the parties in connection with the transactions contemplated by this Agreement and the other Loan Documents and that there is no obligation for the payment of any brokerage commission, compensation or fee of any kind with respect to this Agreement or any other Loan Document.

SECTION 6.30  Subsidiaries.  The Borrower represents that:

(a)           100% of the Capital Stock of Holdings Intermediary is owned directly by Holdings;

(b)           100% of its Capital Stock is owned directly by Holdings Intermediary; and

(c)           it has no Subsidiaries and that the Parent Guarantors have no Subsidiaries except for those listed on Item 6.30 of the Disclosure Schedule.

SECTION 6.31  Capital Improvement Project Budget.  The Capital Improvement Project Budget:

(a)           is consistent with the provisions of the Loan Documents in all material respects;

(b)           has been and will be prepared in good faith and with due care;

(c)           sets forth the total Capital Improvement Project Costs which have been incurred and/or, to the best Knowledge of the Borrower, are anticipated to be incurred with respect to the Capital Improvement Project; and

(d)           fairly represent the Borrower’s expectation as to the matters covered thereby.

SECTION 6.32  Anti-Terrorism Laws.

SECTION 6.32.1  Anti-Terrorism Laws.  None of the Borrower, any Guarantor nor, to Borrower’s Knowledge, any of their respective Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 6.32.2  Executive Order No. 13224.  None of the Borrower, any Guarantor nor, to Borrower’s Knowledge,  any of their respective Affiliates is any of the following (each a “Blocked Person”):

(a)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(b)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(c)           a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)           a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(e)           a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(f)            a Person who is affiliated with a Person listed above.

Neither the Borrower, any Guarantor nor, to the Borrower’s Knowledge,  any of their respective Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

SECTION 6.32.3  OFAC.  Neither the Borrower, any Guarantor nor, to the Borrower’s Knowledge,  any of their respective Affiliates is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in any transaction administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

SECTION 6.33  Gaming Lease.  Provided that the Gaming Lease has not been terminated in accordance with the terms and provisions of the Loan Documents, the Gaming Lease is in full force and effect, without amendment since the date of its execution and delivery, and all obligations and requirements thereunder which are to be performed or satisfied, as the case may be, have been performed and satisfied in all material respects, and no act, condition or event exists which, with the giving of notice and/or passage of time would constitute a breach or event of default thereunder.

SECTION 6.34  Key Person Management Agreement.  Provided that the Key Person Management Agreement has not been terminated in accordance with the terms and provisions of the Loan Documents, the Key Person Management Agreement is in full force and effect, without amendment since the date of its execution and delivery, and all obligations and requirements thereunder which are to be performed or satisfied, as the case may be, have been performed and satisfied in all material respects, and no act, condition or event exists which, with the giving of notice and/or passage of time would constitute a breach or event of default thereunder.

ARTICLE VII

COVENANTS

SECTION 7.1  Affirmative Covenants.  The Borrower agrees with the Administrative Agent, the Issuer and each Lender that, until all Loan Commitments and Letter of Credit Commitments have terminated and all Obligations have been indefeasibly paid and performed in full, the Borrower will perform or cause to be performed the obligations set forth in this Section 7.1.

SECTION 7.1.1  Financial Information, Reports, Notices, etc.  The Borrower will furnish, or will cause to be furnished, to each Lender, the Issuer and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a)           as soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower and each Guarantor, a copy of the quarterly unaudited financial statements for such Fiscal Quarter for the Borrower and each Guarantor, including therein a balance sheet of the Borrower and each Guarantor as of the end of such Fiscal Quarter and a statement of earnings and cash flow of the Borrower and each Guarantor for such Fiscal Quarter, certified as correct and complete in all material respects by the Borrower and prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(b)           as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower and each Guarantor, as applicable, a copy of the annual audited financial statements for such Fiscal Year for the Borrower and each Guarantor including therein a balance sheet of the Borrower and each Guarantor as of the end of such Fiscal Year and a statement of earnings and cash flow of the Borrower and each Guarantor for such Fiscal Year, in each case prepared in accordance with GAAP and as audited by a nationally recognized independent public accountant acceptable to the Administrative Agent (in each case, without any Impermissible Qualifications);

(c)           as soon as available and in any event within forty five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower and each Guarantor, and within one hundred twenty (120) days after the end of the Fiscal Year of the Borrower and each Guarantor, a Compliance Certificate, executed by the chief financial or accounting Authorized Representative of each such Person, showing compliance with its covenants set forth in this Article VII and, once applicable, a calculation of the Total Debt to EBITDA Ratio and EBITDA for each such prior Fiscal Quarter;

(d)           as soon as possible and in any event within five (5) Business Days after the occurrence of a Default under the Loan Documents, a statement of the chief executive, financial or accounting Authorized Representative of the Borrower setting forth details of such Default or other default, as the case may be, and the action which such Person has taken and proposes to take with respect thereto;

(e)           as soon as possible and in any event within five (5) Business Days after (x) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy of the type and materiality described in Item 6.7 of the Disclosure Schedule, or (y) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Item 6.7 of the Disclosure Schedule, notice thereof and, to the extent the Administrative Agent reasonably requests, copies of all documentation relating thereto;

(f)            promptly after the sending or filing thereof, copies of all material reports, registration statements and financial statements delivered to any Governmental Instrumentality;

(g)           as soon as possible and in any event within five (5) Business Days after becoming aware of (v) the institution of any steps by the Borrower, any Guarantor or any other Person to terminate any Pension Plan if termination of such plan would reasonably be expected to result in a liability to the Borrower or any Guarantor in excess of $250,000, (w) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (x) the taking of any action with respect to a Pension Plan which would reasonably be expected to result in the requirement that the Borrower, any Guarantor or any member of the Borrower’s Controlled Group furnish a bond or other security to the PBGC or such Pension Plan, (y) the occurrence of any event with respect to any Pension Plan which would reasonably be expected to result in the incurrence by the Borrower or any Guarantor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto or (z) any material increase in the Contingent Liability of the Borrower or any Guarantor with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

(h)           promptly upon receipt thereof, copies of all detailed management letters submitted to the Borrower or any Guarantor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants of the books of the Borrower or any Guarantor;

(i)            as soon as possible, and in any event within five (5) days after receipt thereof, copies of all notices of termination or event of default or notice thereof or any requests for indemnification of any other party or any other notice relating to material rights or obligations with respect to the Material Leases pursuant to the terms thereof;

(j)            any change in the Authorized Representatives of the Borrower or any Guarantor and such notice shall include a certified specimen signature of any new Authorized Representative so appointed with respect to such Person and, if requested by the Administrative Agent, satisfactory evidence of the authority of such new Authorized Representative;

(k)           the occurrence or existence of any Environmental Matter requiring notice to a Governmental Instrumentality or with respect to which notice is received from a Governmental Instrumentality;

(l)            any Event of Loss or any event or development which could reasonably be expected to have a Material Adverse Effect;

(m)          promptly and in any event within five (5) days after the receipt thereof, any material notice received by any of the Borrower, Holdings or Holdings Intermediary from any Nevada Gaming Authority, including all NGC-1 Reports and all exception reports, which notice relates to the construction of the Capital Improvement Project, the operation or maintenance of the Property or any Permit related thereto or any Equity Interest in any such Person;

(n)           if the Borrower obtains knowledge that one or more Person which owns, directly or indirectly, any Capital Stock of the Borrower, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Anti-Terrorism Laws; and

(o)           such other information respecting the condition or operations, financial or otherwise, of the Borrower as required by the Loan Documents (including information and reports from the chief accounting or financial Authorized Representative of the Borrower, in such detail as the Administrative Agent, the Issuer or any Lender may reasonably request, with respect to the terms of and information provided pursuant to any Compliance Certificate), the Leases and as the Administrative Agent, the Issuer or any Lender may from time to time reasonably request.

SECTION 7.1.2  Compliance with Laws, etc.  The Borrower will comply with all applicable Legal Requirements, including:

(a)           the maintenance and preservation of the corporate or other organizational existence of the Borrower; and

(b)           the payment, before the same become delinquent, of all Taxes, Impositions, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves, if any, in accordance with GAAP shall have been set aside on its books.

SECTION 7.1.3  Maintenance of Property; Operation; Reserves.  The Borrower will at all times continue to possess good and marketable fee-simple title to the Property and shall maintain, preserve, protect and keep the Property, the Improvements and other property owned or leased by it in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.  Unless otherwise properly contested as permitted under this Agreement, the Borrower shall pay, prior the same becoming delinquent, all non-disputed operating expenses, maintenance expenses and all other costs and expenses, including Taxes, Impositions and Insurance Premiums, related to the Property, the Improvements thereon and the Capital Improvement Project.

SECTION 7.1.4  Insurance.  The Borrower shall maintain the insurance in compliance with the Insurance Requirements and shall comply with the requirements of such insurance policies.

SECTION 7.1.5  Books and Records.

(a)           The Borrower shall maintain adequate books, accounts and records with respect to the Property, the Improvements thereon and the Capital Improvement Project in compliance in all material respects with the regulations of any Governmental Instrumentality having jurisdiction thereover and, with respect to financial statements, in accordance with GAAP.  Subject to Nevada Gaming Laws, the Borrower shall permit employees, agents and accountants of the Administrative Agent at any reasonable time and upon reasonable prior notice to inspect the Property, the Improvements thereon and the Capital Improvement Project, to examine or audit all of the Borrower’s books, accounts and records pertaining or related to thereto, to make copies and memoranda thereof and, with respect to any Environmental Matters, to perform any tests or studies and prepare any reports reasonably required by the Administrative Agent based upon reasonable cause.

(b)           The Borrower shall prepare all balance sheets, all statements of operations, equity amounts, cash flow and all other financial information of the Borrower and the Property in accordance with GAAP consistently applied such that the financial condition of the Borrower has been fairly presented as at the dates thereof and the results of its operations for the periods then ended, except that quarterly financial statements delivered pursuant to Section 7.1.1 need not include footnote disclosure and may be subject to ordinary year-end adjustment.  All factual information that is made available to the Administrative Agent, any of the Lenders or the Issuer by or on behalf of the Borrower or any Guarantor is or shall be, when furnished, complete and correct in all material respects and shall not, when furnished, contain any untrue statement of a fact or omit to state a fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.  All projections that are made available to the Administrative Agent, any of the Lenders or the Issuer by or on behalf of the Borrower shall be prepared in good faith based upon reasonable assumptions.

SECTION 7.1.6  Environmental.  The Borrower will:

(a)           use and operate the Property in material compliance with all Environmental Laws, keep all necessary material permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Substances at the Property and with respect to the Capital Improvement Project in material compliance with all applicable Environmental Laws;

(b)           promptly notify the Administrative Agent and provide copies upon receipt of all material written Claims, complaints, notices or inquiries relating to potential liability under or non-compliance with, Environmental Laws in connection with the Property, and shall promptly resolve or diligently undertake to resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law; and

(c)           provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6; provided that the Borrower shall not have to pay the cost of any third party reports requested by the Administrative Agent in connection therewith more than once during any 180-day period if such request is not based upon a reasonable belief of a change in status of the Property since the last time any such reports from third parties were provided.

SECTION 7.1.7  Additional Collateral.  The Borrower shall cause the Administrative Agent to have at all times a First Priority perfected security interest in and Lien on (subject only to Permitted Liens) all of the property (real and personal) owned from time to time by the Borrower to the extent the same constitutes or would constitute “Security” under the Loan Documents.  Without limiting the generality of the foregoing, the Borrower shall execute, deliver and/or file (as applicable) or cause to be executed, delivered and/or filed (as applicable), pledge agreement(s), security agreement(s), mortgage(s), Uniform Commercial Code (Form UCC-1) financing statements, Uniform Commercial Code termination statements, and other documentation necessary to grant and perfect such security interest and Lien, in each case in form and substance satisfactory to the Administrative Agent.

SECTION 7.1.8  Use of Proceeds.  The Borrower shall apply the proceeds of the Revolving Loans to fund ongoing working capital and other general corporate purposes of the Borrower and to pay the Capital Improvement Project Costs which are identified in the Capital Improvement Project Budget to be paid from the Loans.  The Borrower shall apply the proceeds of the Delayed Draw Term Loans to pay the Phase II Project Costs which are identified in the Phase II Project Budget approved in accordance with Section 5.4.3 hereof.  The Borrower shall ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of this Agreement or any Legal Requirement including, without limitation, any of the Anti-Terrorism Laws and shall take all necessary action to comply with all Anti-Terrorism Laws with respect thereto.

SECTION 7.1.9  Repayment of Indebtedness.  The Borrower shall repay all Indebtedness due under the Loan Documents in accordance with the terms hereof.  In the case of any Indebtedness of the Borrower under any of the Loan Documents which is not an Obligation and the repayment of which is limited by any term of such Loan Documents, the Borrower shall repay such Indebtedness in accordance with such limitation.

SECTION 7.1.10  Compliance with Legal Requirements.  The Borrower promptly and diligently shall (x) own, maintain and operate the Property in compliance with all applicable Legal Requirements, including the Permits, the Environmental Laws and the Nevada Gaming Laws and (y) procure, maintain and comply with, or cause to be procured, maintained and complied with, all Permits required for any ownership, financing, maintenance or operation of the Property or renovation of the Capital Improvement Project or any part thereof at or before the time each such Permit becomes necessary therefor, as contemplated by the Loan Documents, except that the Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements; provided, however, that (i) none of the Administrative Agent, the Lenders, the Issuer or the Borrower would be subject to any criminal liability for failure to comply therewith and (ii) all proceedings to enforce such Legal Requirements against the Administrative Agent, the Lenders or the Issuer are effectively stayed during the entire pendency of such contest.

SECTION 7.1.11  Security Interest in Newly Acquired Property.  If the Borrower shall at any time acquire any interest in property or enter into any document or agreement after the Effective Date, relating to the development, renovation, maintenance or operation of the Property not otherwise subject to the Lien and security interests created by the applicable Loan Documents (with the priority contemplated thereby in favor of each Secured Party), the Borrower shall execute and deliver such Instruments reasonably satisfactory in form and substance to the Administrative Agent and deliver to the Administrative Agent, on behalf of the Secured Parties, consents with respect to the collateral assignment of any such document or agreement, so the same shall be made subject to the Lien and security interests created by the applicable Loan Documents (with the priority contemplated thereby in favor of each Secured Party).

SECTION 7.1.12  Proper Legal Forms.  The Borrower shall take all action within its control required or advisable to ensure that each of the Operative Documents is in proper legal form.

SECTION 7.1.13  Preserving the Security.  The Borrower shall undertake all actions which are necessary or appropriate in the reasonable judgment of the Administrative Agent and as required by the Nevada Gaming Laws to (x) maintain the Secured Parties’ respective security interests under the Loan Documents in the Security in full force and effect at all times (including the priority thereof) and (y) preserve and protect the Security and protect and enforce the Borrower’s rights and title and the respective rights of the Secured Parties to the Security, including the making or delivery of all filings and recordations, the payments of fees and other charges, the issuance of supplemental documentation, the discharge of all Claims or other Liens (other than the Permitted Liens) adversely affecting the respective rights of the Secured Parties to and under the Security (except to the extent same is being contested in good faith by appropriate governmental proceedings promptly instituted and diligently contested, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in case of any charge or Claim which has or may become a Lien against any of the Security, such contested proceedings conclusively operate to stay the sale of any portion of the Security to satisfy such charge or Claim which has or may become a Lien against any of the Security, such contested proceedings conclusively operate to stay the sale of any portion of the Security to satisfy such charge or Claim) and the publication or other delivery of notice to third parties.

SECTION 7.1.14  Event of Loss.  As a material inducement for the Lenders, the Administrative Agent and the Issuer to enter into this Agreement, if any Event of Loss shall occur with respect to the Property or the Improvements or any part thereof, the Borrower shall (x) upon discovery or receipt of notice thereof, promptly provide written notice thereof to the Administrative Agent, (y) diligently pursue all of its rights to compensation against all relevant insurers, reinsurers and/or Governmental Instrumentalities, as applicable, in respect of such event and (z) not, without consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), compromise or settle any Claim involving an amount in excess of $2,500,000 per Claim.  Unless such Event of Loss is a Total Condemnation, the Borrower shall promptly commence and diligently prosecute Restoration of the Property, the Improvements and the Capital Improvement Project affected thereby subject to the terms and provisions of Section 7.1.15.  Notwithstanding any Event of Loss, the Borrower shall continue to make all payments required to be made pursuant to the Loan Documents in accordance with the terms thereof, the Obligations shall not be reduced until any Loss Proceeds shall have been actually received and applied by the Administrative Agent in accordance with Section 7.1.15, and the Administrative Agent shall not be limited to the interest paid as part of the Condemnation Proceeds but shall be entitled to receive interest at the applicable rate provided for herein.

SECTION 7.1.15  Application of Loss Proceeds.

(a)           All Insurance Proceeds and Condemnation Proceeds (collectively, “Loss Proceeds”) relating to the Property, the Improvements and the Capital Improvement Project are hereby assigned to the Administrative Agent and shall be applied as provided in this clause (a).  All Loss Proceeds in excess of $10,000,000 shall be paid by the insurers, reinsurers, Governmental Instrumentalities or other payors directly to the Administrative Agent for deposit in an account (the “Loss Proceeds Account”) which will be established by the Borrower and the Administrative Agent after the occurrence of an Event of Loss (and, prior to the occurrence of an Event of Default, as to which the Borrower shall have direct access); such Loss Proceeds shall be disbursed in accordance with the terms hereof.  If any such Loss Proceeds in excess of $10,000,000 are paid directly to the Borrower or any other Person by any insurer, reinsurer, Governmental Instrumentality or such other payor, (x) such Loss Proceeds shall be received in trust for the Administrative Agent, (y) such Loss Proceeds shall be segregated from other funds of the Borrower or such other Person and (z) the Borrower shall deposit (or, if applicable, the Borrower shall cause such other Person to pay) such Loss Proceeds into the Loss Proceeds Account.  In the event the Loss Proceeds are $10,000,000 or less, the Borrower shall be entitled to receive the Loss Proceeds directly and apply such Loss Proceeds to restoration in accordance with this Section 7.1.15.

(b)           The Administrative Agent may participate in any action, suit or proceeding relating to any such proceeds, causes of action, claims, compensation, awards or recoveries, and the Borrower shall, from time to time, deliver to the Administrative Agent any instrument required to permit such participation or further evidence such Claim.

(c)           Subject to all Legal Requirements applicable to the Property, the Improvements and the Capital Improvement Project, other than with respect to a Total Condemnation, the Administrative Agent shall make Loss Proceeds available to the Borrower for the Restoration of an Event of Loss, provided that each of the following conditions are met:

(i)            no Default shall have occurred and be continuing; provided, however, that if a Default that is not an Event of Default exists during such time as Loss Proceeds are in the Loss Proceeds Account, all Loss Proceeds shall remain in the Loss Proceeds Account and shall be available for the Restoration if such Default is cured prior to the expiration of any applicable cure period (but not thereafter and clause (k) of this Section 7.1.15 shall apply);

(ii)           the Borrower promptly commences Restoration and diligently continues same through completion;

(iii)          Restoration is being completed in accordance with all applicable Legal Requirements;

(iv)          the quality and character of the Property, the Improvements and the Capital Improvement Project after Restoration shall be at least comparable, in the reasonable judgment of the Administrative Agent, to the quality and character of the Property, the Improvements and the Capital Improvement Project immediately prior to such casualty or Partial Condemnation;

(v)           the Borrower delivers to the Administrative Agent a written undertaking that it will expeditiously commence and satisfactorily complete Restoration with due diligence in accordance with the terms of this Agreement; and

(vi)          the Borrower delivers to the Administrative Agent evidence that the Loss Proceeds, together with any Loss Proceeds Deficiency, are sufficient to cover all costs of the Restoration.

In the event any of the foregoing conditions are not satisfied at any time or if the Event of Loss is a Total Condemnation, the disbursement of Loss Proceeds shall be made in accordance with clause (k) of this Section 7.1.15.

(d)           The Loss Proceeds (in excess of $10,000,000) shall be held in the Loss Proceeds Account and shall be pledged to the Administrative Agent, and until disbursed in accordance with the provisions of this Section 7.1.15, shall constitute additional security for repayment of the Loans.  Loss Proceeds in the Loss Proceeds Account may be invested in Cash Equivalent Investments in accordance with the agreement covering the Loss Proceeds Account.  Subject to clause (c) of this Section 7.1.15, the Loss Proceeds shall be disbursed by the Administrative Agent to the Borrower from time to time during the course of Restoration, upon receipt of evidence satisfactory to the Administrative Agent, providing that all materials installed and Work and labor performed in connection with the Restoration have either been paid for or are to be paid for out of the requested disbursement.

(e)           Subject to applicable Legal Requirements, in no event shall the Administrative Agent be obligated to make disbursements of Loss Proceeds in excess of an amount equal to the costs actually incurred from time to time for Work in place as part of the Restoration, minus the Retainage Amount.  The final advance of Retainage Amount shall not be made until (A) ten (10) Business Days after the Administrative Agent has received reasonably satisfactory evidence that (y) the Restoration has been completed in accordance with the provisions of this Section 7.1.15 and (z) all Permits necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Instrumentalities, (B) the Administrative Agent receives evidence satisfactory to it that the costs of the Restoration have been paid in full in cash or will be paid in full out of the Retainage Amount, and (C) the Administrative Agent receives and approves an endorsement to the Title Policy insuring that the First Priority of the Lien of the Deed of Trust has not changed.

(f)            The Administrative Agent shall not be obligated to make disbursements of the Loss Proceeds more frequently than twice in any calendar month.

(g)           If at any time the Loss Proceeds or the undisbursed balance thereof shall not be sufficient to pay the balance of the total costs to be incurred in connection with the completion of the Restoration, the Borrower shall promptly deposit with the Administrative Agent cash or Cash Equivalent Investments in an amount equal to the deficiency (the “Loss Proceeds Deficiency”) before any further disbursement of the Loss Proceeds shall be made; provided, however, in the event that the Financial Covenant Commencement Date has commenced and Borrower is otherwise in compliance with such covenants, then Borrower may, in accordance with Section 2.3 and Section 5.3 hereof, request that Revolving Loans, in an amount not to exceed the then available Revolving Loan Commitment, be made by the Revolving Lenders for completion of the Restoration, after the utilization of the Loss Proceeds.  The Loss Proceeds Deficiency deposited with the Administrative Agent shall be held by the Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Loss Proceeds, and until so disbursed pursuant to this Section shall constitute additional security for the Obligations.

(h)           Provided no Default shall have occurred and be continuing, if at any time the Loss Proceeds, together with any Loss Proceeds Deficiency, or the undisbursed balance thereof, shall be in excess of the balance of the total costs to be incurred in connection with the completion of the Restoration, the Administrative Agent shall pay such excess to the Borrower; provided, however, that if a Default shall have occurred and be continuing, the Administrative Agent shall continue to hold such excess and shall deliver same to the Borrower in accordance with this Section if such Default is cured prior to the expiration of any applicable cure period.  No payment made to the Borrower pursuant to this Section shall in any event prevent the Administrative Agent from requiring the Borrower to make further Loss Proceeds Deficiency deposits in the event same shall be required pursuant to clause (g) of this Section 7.1.15.

(i)            So long as no Default has occurred and is continuing, any excess of Loss Proceeds (together with any earnings thereon) and the remaining balance, if any, of the Loss Proceeds Deficiency deposited with the Administrative Agent (together with any earning thereon) shall be remitted by the Administrative Agent to the Borrower after the Administrative Agent receives reasonably satisfactory evidence that Restoration has been substantially completed in accordance with the provisions of this Section and the receipt by the Administrative Agent of evidence satisfactory to the Administrative Agent that all costs incurred in connection with Restoration have been paid in full or are being contested as permitted under Section 7.1.13.

(j)            If the Property or the Improvements (or any portion thereof) are sold, through foreclosure or otherwise, prior to the receipt by the Administrative Agent of the Insurance Proceeds or Condemnation Proceeds (as applicable), the Administrative Agent shall have the right, whether or not a deficiency judgment shall have been sought, recovered or denied, to receive such Insurance Proceeds or Condemnation Proceeds (as applicable), or the portion thereof sufficient to pay the Obligations.

(k)           Subject to all Legal Requirements applicable to the Property, the Improvements and the Capital Improvement Project, all Loss Proceeds (together with any earnings thereon) not required (i) to be made available for the Restoration, or (ii) to be returned to the Borrower as excess Loss Proceeds pursuant to clauses (h) or (i) of this Section 7.1.15, may be retained and applied by the Administrative Agent toward the payment of the Obligations, whether or not then due and payable or, at the discretion of the Administrative Agent, the same may be paid, either in whole or in part, to the Borrower.  If the Administrative Agent shall receive and retain Loss Proceeds, the Lien of the Deed of Trust shall be reduced only by the amount thereof actually applied by the Administrative Agent in reduction of the principal amount of the Loans.

SECTION 7.1.16  Interest Reserve Account.  On the Effective Date, the Interest Reserve shall be funded from the proceeds of the Required Preferred Rights Offering in an amount equal to $5,000,000, and thereafter in accordance with Section 5.4.5 hereof.  During the twenty-four (24) month period following the Effective Date, the Borrower shall deliver a written notice to the Administrative Agent at least three (3) Business Days prior to each Quarterly Payment Date requesting disbursements from the Interest Reserve in order to pay all interest payable or accrued from time to time under any of the Loan Documents due from the Borrower and to pay other fees, costs and charges permitted under Section 3.4 hereof with respect to the current Fiscal Quarter.  Upon such written request of the Borrower, the Administrative Agent shall direct the Account Bank to disburse the amount requested by the Borrower for such payments to the Administrative Agent in accordance with the Loan Documents.  In the event that the Borrower does not make such written request or otherwise make such required payments (interest or otherwise) in accordance with the Loan Documents, the Administrative Agent shall be permitted to unilaterally instruct the Account Bank to make the appropriate disbursement to the Administrative Agent for such required payments (interest or otherwise) and such amounts shall be disbursed to the Administrative Agent from the Interest Reserve.  The Administrative Agent shall not be obligated to make any disbursement for such required payments (interest or otherwise) from and after the date which is twenty-four (24) months after the Effective Date.  Each written notice delivered by the Borrower pursuant to this Section 7.1.16 shall specify the amount and the date on which such required payments (interest or otherwise) will become due and payable and if the Borrower fails to set forth such information, then, the Administrative Agent may revise the written notice to provide the correct information for such payments from the Interest Reserve.  Provided that (i) no Default has occurred and is continuing, (ii) the Borrower is in compliance with all covenants contained in Section 7.2.18 hereof, the Administrative Agent shall (y) instruct the Account Bank to release the remaining amounts in the Interest Reserve to the Borrower at the end of the eighteen (18) month period following the Effective Date so long as the EBITDA at the end of such eighteen (18) month period following is equal to or greater than $10,000,000 and (z) instruct the Account Bank to release any remaining amounts in the Interest Reserve to the Borrower at the end of the twenty-four (24) month period following the Effective Date.

SECTION 7.1.17  Compliance with Capital Improvement Project Documents and Other Agreements.  The Borrower shall comply duly and promptly with its obligations under all Capital Improvement Project Documents where the failure to comply would result in a Material Adverse Effect.

SECTION 7.1.18  ERISA Compliance.  The Borrower and each member of the Controlled Group shall fulfill their obligations (if any) under the minimum funding standards of ERISA and the Code for each ERISA Plan in accordance with the currently applicable provisions of ERISA and the Code and shall not incur any liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course).

SECTION 7.1.19  Licenses and Permits.  The Borrower shall ensure that all material Permits, Gaming Licenses (from and after the date that the Borrower obtains all such Gaming Licenses from the applicable Nevada Gaming Authorities) and consents and similar rights required from any Governmental Instrumentality for the ownership, use and operation of the Property and renovation of the Capital Improvement Project are issued as required and, after issuance, are in full force and effect and shall comply with all of the provisions thereof applicable to it.

SECTION 7.1.20  Diligent Construction of the Capital Improvement Project.  The Borrower shall diligently construct the Phase I Project, and in the event the Borrower draws on the Delayed Draw Term Loan, the Phase II Project.

SECTION 7.1.21  Leases.

(a)           The Borrower shall at all times promptly and faithfully perform, or cause to be performed, in all material respects all of the covenants, conditions and agreements contained in all Leases, now or hereafter existing, on the part of the landlord, lessor or licensor thereunder to be kept and performed.  The Borrower, at no cost or expense to the Administrative Agent, shall use commercially reasonable efforts to enforce, short of termination or litigation, the performance and observance of each and every material condition and covenant of each of the other parties under each Lease where, in the Borrower’s judgment, it is economically practicable and otherwise desirable to do so.

(b)           Each Lease executed after the date hereof shall state that such Lease and the leasehold estate created thereby are subject and subordinate to the Deed of Trust and the Assignment of Leases and Rents.

SECTION 7.1.22  Gaming Lease.  The Borrower shall at all times promptly and faithfully perform, or cause to be performed, in all material respects all of the covenants, conditions and agreements contained in the Gaming Lease, now or hereafter existing, on the part of the Borrower thereunder to be kept and performed.  The Borrower, at no cost or expense to the Administrative Agent, shall enforce, short of termination or litigation, the performance and observance of each and every material condition and covenant of the Gaming Tenant under the Gaming Lease where, in the Borrower’s judgment, it is economically practicable to do so.

SECTION 7.1.23  Key Person Management Agreement.  The Borrower shall at all times promptly and faithfully perform, or cause to be performed, in all material respects all of the covenants, conditions and agreements contained in the Key Person Management Agreement, now or hereafter existing, on the part of the Borrower thereunder to be kept and performed.  The Borrower, at no cost or expense to the Administrative Agent, shall enforce, short of termination or litigation, the performance and observance of each and every material condition and covenant of the Key Person Manager under the Key Person Management Agreement where, in the Borrower’s judgment, it is economically practicable to do so

SECTION 7.1.24  Property Management Agreement.  The Borrower shall enter into the Property Management Agreement concurrently with the Borrower obtaining all necessary Gaming Licenses from the applicable Nevada Gaming Authorities.  From and after the date on which the Borrower enters into Property Management Agreement, the Borrower shall at all times promptly and faithfully perform, or cause to be performed, in all material respects all of the covenants, conditions and agreements contained in the in the Property Management Agreement on the part of the Borrower thereunder to be kept and performed.  The Borrower, at no cost or expense to the Administrative Agent, shall enforce, short of termination or litigation, the performance and observance of each and every material condition and covenant of the Property Manager under the Property Management Agreement where, in the Borrower’s judgment, it is economically practicable to do so.

SECTION 7.1.25  Property Management Assignment and Subordination Agreement.  Concurrently with the Borrower obtaining all necessary Gaming Licenses from the applicable Nevada Gaming Authorities and entering into the Property Management Agreement pursuant to

Section 7.1.24, the Borrower shall enter into the Property Management Assignment and Subordination Agreement with the Property Manager and the Administrative Agent.

SECTION 7.1.26  Security Interest in Trademark.  Promptly upon obtaining an interest in the trademark, disclosed in Item 6.7 of the Disclosure Schedules, that is the subject of that certain civil action now pending in the District Court for Clark County, Nevada, Case No. A09595469-B, and in particular the adverse claim of ownership of certain trademarks (including “Trop” and “Tropicana”) asserted therein, execute and deliver such Instruments reasonably satisfactory in form and substance to the Administrative Agent, on behalf of the Secured Parties, subjecting the same to the Lien and security interests created by the applicable Loan Documents (with the priority contemplated thereby in favor of each Secured Party).

SECTION 7.2  Negative Covenants.  The Borrower agrees with the Administrative Agent, the Issuer and each Lender that, until all Loan Commitments and Letter of Credit Commitments have terminated and all Obligations have been indefeasibly paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

SECTION 7.2.1  Business Activities.  The Borrower will not engage in any business activity, except the ownership and operation of the Property and construction of the Capital Improvement Project and such activities as are reasonably incidental thereto.

SECTION 7.2.2  Indebtedness.  The Borrower will not directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than Indebtedness in respect of the Loans, the other Obligations, the New Preferred Stock on the Effective Date and Cash Contributions to Capital, except:

(a)           Indebtedness outstanding on the date hereof and identified in Item 7.2.2 on the Disclosure Schedule and any refinancing, refunding, renewals or extensions thereof (including refinancing of any fees and premiums incurred in connection therewith;

(b)           letters of credit, surety bonds and other similar forms of credit enhancement incurred in the ordinary course of business in an amount not to exceed $1,000,000;

(c)           Indebtedness with respect to Capitalized Lease Liabilities; and

(d)           other Indebtedness at any time outstanding in an aggregate principal amount not to exceed $3,000,000.

SECTION 7.2.3  Liens.  The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, or any proceeds, income or profits therefrom, or assign or convey any right to receive income therefrom, excluding, however,

(a)           Liens securing (x) the Obligations and (y) Permitted Liens;

(b)           Liens existing on the date hereof and identified in Item 7.2.3 on the Disclosure Schedule and any renewals or extensions thereof;

(c)           Liens in connection with Capitalized Lease Liabilities; and

(d)           Liens on property acquired or constructed by Borrower and in the proceeds thereof, that (i) were in existence at the time of the acquisition or construction, and (ii) secure only the unpaid portion of the acquisition or construction price for such property, or monies borrowed that were used to pay such acquisition or construction price.

SECTION 7.2.4  Investments.  The Borrower will not make, incur, assume or suffer to exist any Investment in any other Person, except:

(a)           Ongoing Investments;

(b)           Cash Equivalent Investments;

(c)           Joint Ventures pursuant to which the Borrower shall not invest more than $2,000,000 in any Fiscal Year; and

(d)           Investments constituting (x) accounts receivable arising, (y) trade debt granted or (z) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

provided, however, that no Investment otherwise permitted by clauses (c) and (d) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION 7.2.5  Restricted Payments, etc.  On and at all times after the date hereof the Borrower will not

(a)           declare, pay or make any cash dividend or cash distribution on any Equity Interests (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any Equity Interests (now or hereafter outstanding) of the Borrower, or apply any of its funds to the purchase, redemption, sinking fund or other retirement of any shares of any Equity Interests (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any shares of any Equity Interests (now or hereafter outstanding) of the Borrower (the foregoing prohibited acts being herein collectively referred to as “Restricted Payments”); provided, however, from and after the Financial Covenant Commencement Date, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower shall be permitted to make Restricted Payments to its equity holders; or

(b)           make any payment or prepayment of principal of, or make any payment of interest on, any subordinated debt on any day other than the stated, scheduled maturity date for subordinated debt as set forth in the documents and Instruments memorializing such subordinated debt, or which would violate the subordination provisions of such subordinated debt or redeem, purchase or defease any subordinated debt or make any payment for purposes of funding any of the foregoing.

SECTION 7.2.6  Rental Obligations.  The Borrower will not enter into at any time any arrangement which involves the leasing by the Borrower from any lessor of any Real Property (or any interest therein) except for leases of Real Property entered into in the ordinary course of business, provided that the aggregate annual rental for all such Real Property leases does not exceed $500,000.

SECTION 7.2.7  Take or Pay Contracts.  The Borrower will not enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrower or such other Person regardless of whether such materials, supplies, other property or services are in fact or can be required to be delivered or furnished to it.

SECTION 7.2.8  Consolidation, Merger, etc.  The Borrower will not liquidate or dissolve, consolidate with, or merge into or with any other Person.  Furthermore, the Borrower may create direct or indirect Subsidiaries provided that each such Subsidiary enters into a joinder agreement to the Guaranty to become a Subsidiary Guarantor thereunder, such joinder agreement to be in form and substance satisfactory to the Administrative Agent; provided, however, the Borrower may, without the consent of the Administrative Agent but with ten (10) Business Days’ prior written notice to the Administrative Agent but subject to the limitations contained in clause (c) of Section 7.2.4, form a Joint Venture and such Joint Venture (or a Subsidiary if the Borrower has formed a Subsidiary for purposes of holding the Borrower’s interest in such Joint Venture) shall not be required to become a Guarantor hereunder and the equity interest of such Joint Venture or Subsidiary, as applicable, which is owned by Borrower shall not be required to be pledged hereunder.

SECTION 7.2.9  Restrictions on Dispositions.  Neither the Borrower nor any of the Subsidiary Guarantors shall, issue, sell, transfer, lease, contribute or otherwise convey (including by way of merger), or grant options, warrants or other rights with respect to, any of its or their assets (including accounts receivable and Capital Stock) to any Person, except in connection with Cash Contributions to Capital; provided, however, that the Borrower and its Subsidiary Guarantors may (x) make dispositions in the ordinary course of its business, and (y) dispose of obsolete, worn out or surplus assets or assets no longer used or useful in its the business, so long as (A) such disposition does not materially and adversely affect the ability of the Borrower to own and operate the Property in accordance with the Loan Documents and (B) the net proceeds thereof, with respect to the property described in clause (y), are either used to fund other property of utility to the Borrower or, if such funds have not otherwise been used to fund replacement assets, are delivered to the Administrative Agent to be applied against the Loans in accordance with Section 3.1.2.  Each disposition set forth in the proviso of this Section 7.2.9 shall constitute a “Permitted Asset Sale”.

SECTION 7.2.10  Modification of Certain Agreements.

(a)           The Borrower will not directly or indirectly, enter into, amend, modify, terminate, supplement or waive a right under or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or grant any consent under:

(i)            the Phase I Project Budget, the effect of which would modify or amend the Phase I Project Costs by more than $20,000,000;

(ii)           the Phase II Project Budget, the effect of which would modify or amend the Phase II Project Costs by more than $10,000,000;

(iii)          the zoning classification of the Property or the Improvements or any portion thereof, the effect of which could reasonably be expected to have a Material Adverse Effect; or

(iv)          the Organizational Documents of the Borrower, except as may be required in connection with the Required Preferred Rights Offering.

(b)           Following an Event of Default under Section 8.1.1 or Section 8.1.9 hereof, or an acceleration of the Loans pursuant to Section 8.3 hereof, the Borrower will not, without, in each case, obtaining the Administrative Agent’s prior written consent in its reasonable discretion, directly or indirectly, enter into, amend, modify, terminate, supplement or waive a right under or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or grant any consent under:

(i)            the Gaming Lease;

(ii)           the Key Person Management Agreement;

(iii)          from and after the date of its effectiveness, the Property Management Agreement; or

(iv)          from and after the date of its effectiveness, the Phase II Club Management Agreement.

SECTION 7.2.11  Transactions with Affiliates.  Except as disclosed in the Capital Improvement Project Budget or identified in Item 7.2.11 on the Disclosure Schedule, the Borrower will not sell, lease, transfer or otherwise dispose of any of its Real Property or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) without the prior written approval of the Administrative Agent which approval will not be unreasonably withheld or delayed.  Notwithstanding anything to the contrary contained herein, the Borrower shall be: (i) permitted to enter into any Affiliate Transaction with respect to the construction, operation and management of the Capital Improvement Project if such Affiliate Transaction (x) is on terms that are no less favorable to the Borrower than those that would have been obtained in a comparable transaction by the Borrower with an unrelated Person of commensurate skill and who provide the Borrower with the same level of services being provided by the Affiliate, (y) is subject and subordinate in all respects to the Loans and the Loan Documents and (z) can be terminated by the Administrative Agent without premium or penalty after the occurrence of a Default; and (ii) permitted to enter into the Property Management Agreement upon (a) receipt of all necessary approvals from the relevant Governmental Instrumentalities and (b) the Administrative Agent’s review and approval of the Property Management Agreement, such approval not to be unreasonably withheld, conditioned or delayed.

SECTION 7.2.12  Negative Pledges, Restrictive Agreements, etc.  The Borrower will not enter into any agreement (excluding, however, this Agreement and any other Loan Document) governing any Indebtedness prohibiting

(a)           the creation or assumption of any Lien upon its Real Property, revenues or assets, whether now owned or hereafter acquired; or

(b)           the ability of the Borrower to amend or otherwise modify any Loan Document.

SECTION 7.2.13  Sale and Leaseback.  The Borrower will not enter into any agreement or arrangement with any other Person providing for the leasing by the Borrower of Real Property or personal property which has been or is to be sold or transferred by the Borrower to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower.

SECTION 7.2.14  Hazardous Substances.  Neither the Borrower nor any Guarantor shall release, emit or discharge into the environment any Hazardous Substances in violation of any Environmental Law, Legal Requirement or Permit.

SECTION 7.2.15  No Other Powers of Attorney.  The Borrower shall not execute or deliver any (i) powers of attorney or (ii) any documents, instruments or agreements (other than the Loan Documents) if the execution of such powers of attorney, documents, instruments or agreements would result in or a cause a Default hereunder.

SECTION 7.2.16  Agent for Service of Process.  Other than the Process Agent as designated in Section 10.15 hereof, the Borrower shall not designate any process agent to receive, on the Borrower’s behalf and on behalf of the Borrower’s property, service of copies of the summons and complaint and any other process which may be served in any action or proceeding relating to the Transaction without the prior written consent of the Administrative Agent.

SECTION 7.2.17  Anti-Terrorism Laws.  Neither the Borrower nor any Guarantor shall (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (A) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (B) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on U.S. foreign policy. The Borrower shall deliver, and shall cause each Guarantor to deliver, as applicable, to the Administrative Agent, the Issuer and the Lenders any certification or other evidence requested from time to time by the Administrative Agent, the Issuer and any Lender confirming compliance with this Section 7.2.17.

SECTION 7.2.18  Financial Covenants.

(a)           From and after the Effective Date, the Borrower shall not permit (i) the cash on hand with respect to gaming operations at the Property to be at any time less than the amounts required to comply with the minimum casino bankroll requirements set forth in the Nevada Gaming Laws and (ii) all other cash on hand with respect to the Property plus the amount of undrawn Loan Commitments available to the Borrower to be less than $2,000,000.

(b)           On the last day of the sixteenth (16th) month following the Effective Date, the Borrower shall present to the Administrative Agent its good faith projections, calculated with such detail as the Administrative Agent may reasonably request, of the (i) Total Debt to EBITDA Ratio and (ii) EBITDA (collectively, the “Baseline Financial Projections”) expected for the Property during the thirty (30) month period commencing on the last day of the eighteenth (18th) month following the Effective Date (the “Financial Covenant Commencement Date”).  For purposes of this Section 7.2.18(b), the “Total Debt” in the Total Debt to EBITDA Ratio shall include all Indebtedness the Borrower may incur under the Loans.  Such Baseline Financial Projections shall be used by the Administrative Agent to establish the required Total Debt to EBITDA Ratio and required EBITDA financial covenants that the Borrower shall maintain, which financial covenants shall be established with a minimum variance of twenty percent (20%) of the Baseline Financial Projections (such that the Borrower may miss its Baseline Financial Projections by twenty percent (20%) but still be in compliance with the financial covenants), from and after the Financial Covenant Commencement Date for (i) Total Debt to EBITDA Ratio and (ii) EBITDA, provided, however, that in the event the Borrower does not meet the required minimum financial covenants for the Total Debt to EBITDA Ratio or EBITDA, the Borrower or the Guarantors shall be entitled to cure such failure to meet either financial covenant by performing the following (a) within five (5) Business Days after the Borrower or any Guarantor has Knowledge that any such failure has occurred or (b) on or before the date that a Compliance Certificate indicating that any such failure has occurred is delivered pursuant to clause (c) of Section 7.1.1 hereof: (i) in the case of a failure to meet the minimum Total Debt to EBITDA Ratio, by making a prepayment of the Loans in an amount required to reduce the Total Debt such as to cause compliance with the minimum Total Debt to EBITDA Ratio or by depositing into a controlled account to be held with the Account Bank as collateral security for the Obligations an amount equal to the difference between the actual EBITDA and the amount of EBITDA required to cause compliance with the minimum Total Debt to EBITDA Ratio or (ii) in the case of a failure to meet minimum EBITDA, by making a prepayment of the Loans in an amount equal to the difference between the required minimum EBITDA and the actual EBITDA (the “EBITDA Shortfall”) or by depositing into a controlled account to be held with the Account Bank as collateral security for the Obligations an amount equal to the EBITDA Shortfall.

(c)           In the event that the Borrower shall elect to cure a breach of either the Total Debt to EBITDA Ratio requirement or the minimum EBITDA requirement by depositing into a controlled account with the Account Bank the amounts required pursuant to clause (b) above and the Borrower shall thereafter satisfy the applicable financial covenant for which such deposits were made for two (2) consecutive Fiscal Quarters (in each case, without giving effect to any amounts then on deposit in the controlled account held with the Account Bank referenced in item (i) or item (ii) of clause (b) above) then the Borrower shall be entitled to receive a disbursement of the amounts then on deposit in such controlled account within ten (10) Business Days after receipt by the Administrative Agent of the Borrower’s Compliance Certificate required by clause (c) of Section 7.1.1 together with a written request by the Borrower for the disbursement of such sums.

(d)           The Borrower agrees to execute any and all documents, certificates and/or instruments to (i) evidence the establishment of such minimum thresholds required by clause (a) above, including without limitation, an amendment to this Agreement and (ii) in the event that the Borrower shall elect to cure a breach of either the Total Debt to EBITDA Ratio requirement or the minimum EBITDA requirement by depositing with the Account Bank the amounts required pursuant to clause (b) above, grant to the Administrative Agent, for its benefit and the benefit of the Secured Parties, (x) a perfected First Priority continuing security interest in each such account and all funds from time to time on deposit in each such account and (y) sole dominion and control over each such account and all funds from time to time on deposit in each such account.

SECTION 7.2.19  Management Agreement and Management Services Agreement.  Except for the Gaming Lease, the Property Management Agreement, the Key Person Management Agreement and the Phase II Club Management Agreement, following an Event of Default under Section 8.1.1 or Section 8.1.9 hereof or an acceleration of the Loans pursuant to Section 8.3 hereof, the Borrower shall not enter into or be a party to any management contract, management services agreement, advisor agreement, any agreement covering FF&E or any other contract material to the operation and management of the Property without the prior written approval of the Administrative Agent exercised in its reasonable discretion.

SECTION 7.3  Post-Licensing Covenants.  Upon the Borrower obtaining all Gaming Licenses necessary for it to operate the Property in accordance with all applicable Legal

Requirements, as issued by the applicable Nevada Gaming Authorities (the “Licensing Date”), the Borrower shall perform the following obligations:

SECTION 7.3.1  Gaming Licenses.  Within ten (10) days after the Licensing Date, the Borrower shall deliver to the Administrative Agent copies of all Gaming Licenses issued to it by the Nevada Gaming Authorities certified by an Authorized Representative of the Borrower to be true and correct copies, or such other evidence reasonably satisfactory to the Administrative Agent confirming the Borrower’s obtaining such necessary Gaming Licenses.  For purposes of this Section 7.3.1, the Administrative Agent acknowledges that the opinion of counsel to be delivered pursuant to Section 7.3.4 and confirming the issuance of such Gaming Licenses shall be reasonably satisfactory evidence.

SECTION 7.3.2  Property Management Agreement.  Within ten (10) days after the Licensing Date, the Borrower shall have delivered to the Administrative Agent a certified copy of the Property Management Agreement duly executed by an Authorized Representative of the Borrower and the Property Manager in accordance with Section 7.1.24.

SECTION 7.3.3  Property Manager’s Organizational Documents.  Within ten (10) days after the Licensing Date, the Borrower shall have delivered to the Administrative Agent (i) copies of all Organizational Documents of the Property Manager and (ii) a copy of a good standing certificate of the Property Manager from the Property Manager’s state of organization dated within ten (10) days of the Borrower obtaining such Gaming Licenses.

SECTION 7.3.4  Order of Registration.  Borrower shall deliver to the Administrative Agent a copy of a signed Order of Registration for Holdings entered by the Nevada Gaming Authority, together with any other evidence of final approvals given by the Nevada Gaming Authority if not contained or described in such Order of Registration, of the pledge of the Capital Stock of both Holdings Intermediary and Borrower pursuant to the Pledge Agreement, as well as approvals of the negative covenants set forth in Sections 7.2.3 and 7.2.9 of this Agreement.

SECTION 7.3.5  Opinion from Borrower’s Gaming Counsel.  Within thirty (30) days after the Licensing Date, the Borrower shall have delivered to the Administrative Agent a legal opinion from the Borrower’s Nevada counsel with respect to the Gaming Licenses held by the Borrower and each other Person licensed in connection with the operation of the Property, each dated as of the Licensing Date and addressed to the Secured Parties, which shall be in form and substance satisfactory to the Administrative Agent.  Borrower’s Nevada counsel shall attach a copy of the Order of Registration relating to the Borrower’s Gaming Licenses, to the extent a copy is made available by the applicable Nevada Gaming Authority.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1  Listing of Events of Default.  Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION 8.1.1  Non-Payment of Obligations.  The Borrower shall default in the payment or prepayment when due of

(a)           any principal of or interest on any Loan, and, with respect to any Default in the payment of interest, such Default shall continue unremedied for a period of five (5) Business Days;

(b)           any Letter of Credit Reimbursement Obligation, and such Default shall continue unremedied for a period of five (5) Business Days; or

(c)           any fee described in Section 3.3 or of any other Obligation and such Default shall continue unremedied for a period of five (5) Business Days after notice thereof.

SECTION 8.1.2  Breach of Warranty.  Any representation or warranty of the Borrower or any Guarantor made herein or in any other Loan Document or any other writing or certificate furnished by or on behalf of the Borrower or any Guarantor to the Administrative Agent, the Issuer or any Lender for the purposes of or in connection any Loan Document (including any certificates delivered pursuant to Article VI hereof) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION 8.1.3  Non-Performance of Certain Covenants and Obligations.  The Borrower shall default in the due performance and observance of any of its obligations under Sections 7.1.4, 7.1.14, 7.1.15, 7.1.16 or Section 7.2.

SECTION 8.1.4  Non-Performance of Other Covenants and Obligations.  The Borrower or any Guarantor shall default in the due performance and observance of any Loan Document executed by it, and such default shall continue unremedied for a period of thirty (30) days (or such other period of time during which performance is required under the applicable Loan Document) after notice thereof shall have been given to the Borrower or such Guarantor, as applicable, by the Administrative Agent; provided, however, that if the default cannot reasonably be cured within such thirty (30) day period despite the Borrower’s or such Guarantor’s good faith and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such thirty (30) day period (but in no event longer than ninety (90) days in the aggregate) if remedial action reasonably likely to result in cure is promptly instituted within such thirty (30) day period and is thereafter diligently pursued until the default is cured.

SECTION 8.1.5  Default on Other Indebtedness.  A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness of the Borrower in excess of $2,000,000 or any Guarantor in excess of $2,000,000 (other than Indebtedness described in Section 8.1.1) if the effect of such Default is to accelerate the maturity of any such Indebtedness or such Default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or to cause an offer to purchase or redeem such Indebtedness to be required to be made, prior to its expressed maturity.

SECTION 8.1.6  Judgments.  Any final, non-appealable judgment or order for the payment of money in excess of $10,000,000 individually or in the aggregate (excluding, however, any amounts fully covered by insurance (less any applicable deductible) or indemnification and as to which the insurer or the indemnifying party, as the case may be, has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Borrower, any Guarantor, the Property, the Improvements or the Capital Improvement Project and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof.

SECTION 8.1.7  Pension Plans.  Any of the following events shall occur with respect to any Pension Plan:

(a)           the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member would reasonably be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

(b)           a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA and such failure continues for sixty (60) days or more.

SECTION 8.1.8  Change of Control.  Any Change of Control shall occur.

SECTION 8.1.9  Bankruptcy, Insolvency, etc.  The Borrower or any Guarantor shall:

(a)           become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(b)           apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c)           in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within ninety (90) days; provided, however, that the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such ninety (90) day period to preserve, protect and defend their rights under this Agreement and the other Loan Documents;

(d)           permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Person which is the subject of such case or proceeding, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in the entry of an order for relief or shall remain for ninety (90) days undismissed; provided, however, that the Borrower hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such ninety (90) day period to preserve, protect and defend their rights under the Loan Documents; or

(e)           take any action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10  Impairment of Security, etc.  Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or any Guarantor, as applicable, the effect of which could reasonably be expected to have a Material Adverse Effect or the Borrower or any Guarantor shall, directly or indirectly, repudiate any Loan Document or contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected First Priority Lien, except as otherwise permitted hereunder.

SECTION 8.1.11  Abandonment of the Capital Improvement Project.

(a)           The Borrower shall cease to own the Property, the Improvements thereon or the Easements associated therewith which are material and necessary for the purpose of owning, maintaining and operating the Property and construction of the Phase I Project, and if the Borrower draws on the Delayed Draw Term Loan, the Phase II Project, in the manner contemplated by the Operative Documents; or

(b)           The Borrower shall abandon the Property or the Improvements thereon or otherwise cease operations of the Property or shall sell or otherwise dispose of its interest in the Property or the Improvements.

SECTION 8.1.12  Government Authorizations.

(a)           Any Permit necessary for the ownership, maintenance, financing or operation of the Property, the Improvements thereon or the Capital Improvement Project shall be modified, refused, rejected, suspended, revoked or canceled, or allowed to lapse or a notice of a material violation is issued under any Permit, by the issuing agency or other Governmental Instrumentality having or asserting jurisdiction, or any proceeding is commenced by any Governmental Instrumentality for the purpose of modifying, suspending, revoking or canceling any Permit and such modification, refusal, rejection, revocation or loss of such Permit or such notice of a material violation or proceeding (i) is reasonably likely to have a Material Adverse Effect or (ii) is not reinstated within thirty (30) days thereafter.

(b)           The zoning classification necessary for the ownership, maintenance or operation of the Property (or any portion thereof) as they are currently being operated shall be modified, refused, rejected, suspended, revoked or canceled, or allowed to lapse or a notice of a material violation is issued in connection with any Legal Requirement related to such zoning classification or other land use regulations by the issuing agency or other Governmental Instrumentality having jurisdiction, or any proceeding is commenced by any Governmental Instrumentality for the purpose of modifying, suspending, revoking or canceling any such zoning classification and such modification, refusal, rejection, revocation or loss of such zoning classification or such notice of a violation or proceeding in connection with any such Legal Requirement is reasonably likely to have a Material Adverse Effect.

SECTION 8.1.13  Gaming Tenant’s Licenses.  The termination of any Gaming License held by the Gaming Tenant prior to the date upon which the Borrower shall have obtained all such Gaming Licenses.

SECTION 8.1.14  Gaming Lease.  The termination of the Gaming Lease prior to the date upon which the Borrower shall have obtained all Gaming Licenses

SECTION 8.1.15  Borrower’s Gaming Licenses.  The termination of any Gaming License after the date upon which the Borrower shall have obtained all such Gaming Licenses.

SECTION 8.1.16  Key Person Management Agreement.  From and after the Effective Date, the termination of the Key Person Management Agreement unless such termination is made in accordance with the procedures set forth in the terms and provisions of the Key Person Assignment and Subordination Agreement.

SECTION 8.1.17  Property Management Agreement.  From and after the date on which the Borrower enters into the Property Management Agreement, the termination of the Property Management Agreement unless such termination is made in accordance with the procedures set forth in the terms and provisions of the Property Management Assignment and Subordination Agreement.

SECTION 8.1.18  Material Adverse Effect.  The occurrence of a Material Adverse Effect.

SECTION 8.2  Action if Bankruptcy.  If any Event of Default described in Section 8.1.9 shall occur pursuant to the terms thereof, the Loan Commitments and the Letter of Credit Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable without notice or demand.

SECTION 8.3  Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent upon the direction of the Required

Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable or the Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.  Notwithstanding anything to the contrary contained herein, each Lender acknowledges and agrees that no Lender shall have the right to proceed individually against the Borrower, any of the Guarantors or any of the Security with respect to any rights or remedies under the Loan Documents, and that this sentence constitutes an explicit statement by each Lender precluding any such action.  In addition to the foregoing, the Administrative Agent upon direction of the Required Lenders may, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by applicable law), exercise any or all rights and remedies at law or in equity (in any combination or order that the Lenders may elect, subject to the foregoing), including, without prejudice to the Lenders’ other rights and remedies, the following:

(a)           refuse, and the Lenders and the Issuer may suspend or terminate the Lenders’ obligation to make additional Borrowings or issue additional Letters of Credit, to process Borrowing Requests or Letter of Credit Issuance Requests and to perform any other obligations of the Lenders or the Issuer which are expressly subject to there not being a Default under this Agreement; the remedy set forth in this clause (a) shall be exercised automatically upon an Event of Default with respect to the Borrower described in Section 8.1.9;

(b)           make or do the same in such manner and to such extent as the Lenders or the Issuer may deem necessary to protect the Security hereof, the Lenders and the Issuer being authorized to enter upon and take possession of the Property for such purposes, and any sums expended for such purposes shall become part of the Indebtedness evidenced and secured by the Deed of Trust;

(c)           commence, appear in and/or defend any action or proceedings purporting to affect the Security hereof, and/or any additional or other security therefor, the interests, rights, powers or duties of the Lenders or the Issuer hereunder, whether brought by or against the Borrower, the Lenders or the Issuer;

(d)           pay, purchase, contest or compromise any Claim, debt, Lien, charge or encumbrance that in the judgment of the Lenders or the Issuer may impair or reasonably appear to impair the security of any Deed of Trust or the other Loan Documents, the interests of the Lenders or the Issuer or the rights, powers and/or duties of the Lenders or the Issuer hereunder and any sums expended for such purposes shall become part of the Indebtedness evidenced and secured by the Loan Documents;

(e)           the Lenders and/or the Issuer (and their respective nominees and/or designees) are authorized either by themselves or by their agents or by a receiver appointed by a court of competent jurisdiction, to enter into and upon and take and hold possession of any portion or the Property and/or the Improvements thereon, both real and personal, and exclude the Borrower and all other Persons therefrom and thereupon the Lenders and/or the Issuer (or their respective nominees and/or designees) may, (u) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Property and conduct business thereat, (v) take possession of all materials, supplies, tools, equipment and construction facilities and appliances located on the Property and perform any and all Work and labor existing at the time the Lenders and/or the Issuer (or their respective nominees and/or designees) enter into possession of the Property and perform any and all Work and labor necessary to operate and maintain the Property, and all sums expended in so doing, together with interest on such total amount at the rate set forth in Section 3.2.2, shall be repaid by the Borrower to the Lenders and/or the Issuer upon demand and shall be secured by the Loan Documents, (w) employ watchmen to protect the Property, (x) make alterations, additions, renewals, replacements and improvements to the Property, (y) exercise all rights and powers of the Borrower with respect to the Property and pursuant to or under the Operative Documents or any agreements relating to the Property, whether in the name of the Borrower or otherwise, including the right to make, cancel, enforce or modify any agreements relating to the Property, obtain and evict tenants and other Persons, and demand, sue for, collect and receive all earnings, revenues, rents, issues, profits and other income from the Property, and every part thereof, or any agreements relating to the Property and (z) apply the receipts therefrom to the payment of the Indebtedness evidenced and secured by the Loan Documents in accordance with the Loan Documents after deducting therefrom all expenses (including reasonable attorneys’ fees and costs and expenses) incurred in connection with the aforesaid operations and all amounts to pay the Taxes, Impositions, assessments, insurance and other charges in connection with the Property as well as just and reasonable compensation for the services of the Administrative Agent, the Issuer, the Lenders and their counsel, agents and employees;

(f)            exercise all rights and remedies under any Deed of Trust, any Assignment of Leases and Rents, the Security Agreement and the other Loan Documents;

(g)           institute an action, suit or proceeding in equity for the specific performance by the Borrower of any covenant, condition, or agreement contained herein or in any of the other Loan Documents;

(h)           apply, ex parte and without notice to any Person, for the appointment of a custodian, receiver, liquidator or conservator of the Property, without regard for the adequacy of the security for the Indebtedness evidenced and secured by the Loan Documents;

(i)            set off and apply all monies on deposit in any account or any other monies of the Borrower on deposit with the Administrative Agent to the satisfaction of the Obligations under all of the Loan Documents;

(j)            engage an Appraiser to obtain an appraisal of the Property which (i) complies with the appraisal standards set forth in FIRREA, (ii) is prepared in accordance with the Uniform Standards of Professional Appraisal Practice as promulgated by The

Appraisal Foundation and the Standards of Professional Appraisal Practice and Code of Ethics of the Appraisal Institute and (iii) is otherwise in form and content reasonably satisfactory to the Administrative Agent; and

(k)           exercise any and all rights and remedies available to it under applicable law or any of the Operative Documents.

Except as otherwise set forth herein, all sums expended by the Lenders and/or the Issuer for any of the purposes described above shall be deemed to have been advanced to the Borrower under and pursuant to the provisions of this Agreement, shall bear interest at the rate of interest set forth in Section 3.2.2 and shall be secured by the Deed of Trust.  The Administrative Agent, the Issuer or the Lenders (or their respective nominees and/or designees) may at any time discontinue any action or remedy commenced by it or them, as the case may be, or change any course of action undertaken by it or them, and in such event, the Administrative Agent, the Issuer and the Lenders (or their respective nominees and/or designees) shall not be bound by any requirements or limitations of time contained in any Deed of Trust or the other Loan Documents.  For the foregoing purposes, the Borrower to the fullest extent permitted by law, hereby constitutes and appoints the Administrative Agent (or the Administrative Agent’s nominee or designee) as the true and lawful agent and attorney-in-fact of the Borrower with full power of substitution and hereby empowers the Administrative Agent (and its nominee or designee) to take such action and require such performance as it deems necessary or desirable.  This agency and power of attorney shall be deemed to be coupled with an interest and shall be irrevocable.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.1  Designation of the Administrative Agent.  Each Lender and the Issuer hereby makes the following designations:

(a)           Each Lender and Issuer hereby designates Foothill to act as the Administrative Agent under and for purposes of this Agreement and the other Loan Documents and authorizes Foothill, in its capacity as the Administrative Agent, to act on behalf of the Lenders under this Agreement and the other Loan Documents.  Subject to the terms and conditions hereof, Foothill accepts such appointment and agrees to act as the Administrative Agent on behalf of the Lenders in accordance with the provisions of this Agreement and the other Loan Documents.  Each Lender agrees that the Administrative Agent may delegate its rights and powers, as its deems appropriate in its sole discretion and that any such sub-agent shall implement all such rights and powers on behalf of the Administrative Agent that are required of the Administrative Agent on behalf of the Lenders.  The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers through their respective Affiliates, directors, officers, employees, agents and advisors.  The exculpatory provisions of Section 9.3 shall apply to any such sub-agent and each such Affiliate, director, officer, employee, agent and advisor and to their respective activities. The

Administrative Agent may replace such sub-agent upon consent of the Required Lenders and the exculpatory provisions of Section 9.3 shall apply to such replacement sub-agent.

(b)           Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement and the other Loan Documents and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent, by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.

(c)           Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, Claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, including reasonable attorneys’ fees, consultants’ fees and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, Claims, costs or expenses (i) which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the gross negligence or willful misconduct of the Administrative Agent or (ii) which arise from the failure of another Lender to advance such Lender’s Percentage of any Loans to be made to the Borrower (in which case such other Lender shall have responsibility for indemnification therefor).  The Administrative Agent shall not be required to take any action under any Operative Document, or to prosecute or defend any suit in respect of any Operative Document, unless the Administrative Agent is indemnified hereunder to its satisfaction.  If any indemnity in favor of the Administrative Agent shall be or become, in the respective determination of the Administrative Agent, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2  Funding Reliance, etc.  Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 2:00 p.m. Pacific time on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing in the case of the Borrower and at the Federal Funds Rate (in the case of a Lender) (for the first two (2) Business Days after which such amount has not been repaid) and thereafter at the interest rate applicable to Loans comprising such Borrowing.  Nothing in this Section shall affect or impair the rights or remedies of the Borrower against such Lender so long as such amount and interest, if any, has been repaid by the Borrower to the Administrative Agent.

SECTION 9.3  Exculpation.  The Administrative Agent shall have no obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, neither the Administrative Agent nor any of the Administrative Agent’s directors, officers, employees or agents (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other Lenders as shall be required by Section 10.1), (iii) except as expressly set forth herein, shall have any duty to disclose, and shall not be liable for failure to disclose any information relating to the Borrower that is communicated to or obtained by the Person serving as the Administrative Agent or any of the Administrative Agent’s Affiliates, (iv) shall be liable for any action taken by the Administrative Agent with the consent or at the request of the Required Lenders (or such other number of Lenders as shall be required by Section 10.1), (v) shall be deemed to have knowledge of any Default unless and until written notice thereof is given to either the Administrative Agent by the Borrower or a Lender, (vi) shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for the Administrative Agent’s own willful misconduct or gross negligence, (vii) shall be responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, (viii) shall be responsible for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, (ix) shall be responsible for the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security or (x) shall have any duty to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document.  Any inquiry which may be made by the Administrative Agent shall not obligate the Administrative Agent to make any further inquiry or to take any action.  The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

SECTION 9.4  Successors.  The Administrative Agent may resign as such at any time upon at least thirty (30) days’ prior notice to the Borrower and the Lenders.  If the Administrative Agent at any time shall resign, the Required Lenders may, after consultation with the Borrower (but only if no Default then exists hereunder) appoint another Lender as a successor to the Administrative Agent which shall thereupon become the Administrative Agent hereunder.  If no successor for the Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent shall, on behalf of the Lenders and after consultation with the Borrower (such consultation being required only if no Default then exists hereunder), appoint a successor to act in the capacity of such retiring Administrative Agent which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution and having (x) a combined capital and surplus of at least $250,000,000 and (y) a credit rating of AA or better by Moody’s or a comparable rating by S&P; provided, however, that if, after expending all reasonable commercial efforts, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in item (y), the retiring Administrative Agent shall be permitted to appoint as its successor from all available commercial banking institutions willing to accept such appointment such institution having the highest credit rating of all such available and willing institutions.  Upon the acceptance of any appointment by a successor Administrative Agent hereunder, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges, obligations and duties of such retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any Administrative Agent’s resignation, the provisions of

(a)           this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by such retiring Administrative Agent while it was the Administrative Agent under this Agreement; and

(b)           Section 10.3 and Section 10.4 shall continue to inure to its benefit.

SECTION 9.5  Loans by the Administrative Agent.  The Administrative Agent shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent hereunder.  Foothill and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower and its Affiliates as if Foothill were not the Administrative Agent hereunder.

SECTION 9.6  Credit Decisions.  Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Guarantors, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Loan Commitments.  Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 9.7  Copies, etc.  The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement and the other Loan Documents (unless concurrently delivered to the Lenders by the Borrower).  The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement or any other Loan Document.

SECTION 9.8  Consultants and Reports.

(a)           The Administrative Agent, in its sole discretion, may remove from time to time the Independent Consultants and appoint replacements as the Administrative Agent may choose in accordance with this Agreement.  As soon as practicable, notice of any replacement Independent Consultant shall be given by the Administrative Agent to the Borrower and the Independent Consultant being replaced.  All reasonable fees and expenses of the Independent Consultants (whether the original ones or replacements) shall be paid by the Borrower.

(b)           Each of the Independent Consultants shall be contractually obligated to the Administrative Agent to carry out the activities required of it in the Loan Documents and as otherwise requested by the Administrative Agent.  The Borrower acknowledges that it will not have any cause of action or Claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties except for the gross negligence and willful misconduct of the Independent Consultant; provided, however, the foregoing standard of care shall not affect the standard of care which is required under any letter or agreement pursuant to which an Independent Consultant was engaged or the rights, remedies and options of the Lenders under any such letter or agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1  Waivers, Amendments, etc.  The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:

(a)           extend any Loan Commitment Termination Date or modify this Section without the consent of all Lenders;

(b)           increase the aggregate amount of any Lender’s then existing Loan Commitment Amounts, increase the aggregate amount of any Loans required to be made by a Lender pursuant to its Loan Commitments or reduce any fees described in Article III payable to any Lender without the consent of such affected Lender;

(c)           extend the Stated Maturity Date for any Lender’s Loan, or reduce the principal amount of or rate of interest on any Lender’s Loan, without the consent of such Lender; provided, however, that any vote to rescind any acceleration made pursuant to Section 8.2 or 8.3 of amounts owing with respect to the Loans and other Obligations shall require the consent of the Required Lenders;

(d)           change the definition of “Required Lenders” or any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e)           discharge the Lien of any Deed of Trust, release the Guarantors under the Guaranty other than in accordance with the terms thereof, or release any material portion of the other security interests granted pursuant to the Loan Documents, in each case, without the consent of all Lenders as expressly provided herein or therein;

(f)            increase the Stated Amount of any Letter of Credit unless consented to by the Issuer; or

(g)           affect adversely the interests, rights or obligations of the Administrative Agent, the Issuer or any Lender hereunder, unless consented to by the Administrative Agent, the Issuer or such Lender.

No failure or delay on the part of the Administrative Agent, the Issuer or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Administrative Agent, the Issuer or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

SECTION 10.2  Notices.  All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties.  All such notices and communications shall be deemed to have been properly given if (x) hand delivered with receipt acknowledged by the recipient, (y) mailed, upon the fifth Business Day after the date on which it is deposited in registered or certified mail, postage prepaid, return receipt requested or (z) by Federal Express or other nationally-recognized express courier service with instructions to deliver on the following Business Day, on the next Business Day after delivery to such express courier service.  Notices and other communications may also be properly given by facsimile but shall be deemed to be received upon automatic facsimile confirmation of receipt thereof by the intended recipient machine therefor with a copy of such notice or communication to be given in the manner provided in the second sentence of this Section; provided, however, that the failure to deliver a copy in accordance with the second sentence of this Section shall not invalidate the effectiveness of such facsimile notice.

SECTION 10.3  Payment of Costs and Expenses.  The Borrower agrees to pay on demand all expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with

(a)           the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b)           the filing, recording, refiling or rerecording of any Loan Document or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or the terms of any Loan Document;

(c)           the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document; and

(d)           the preparation of any information or response required with respect to any investigative request or inquiry, approval, findings of suitability or any other response or communication involving a Governmental Instrumentality arising out of this Agreement, any other Operative Documents or any Obligation evidenced and secured by the Loan Documents or the participation in any public or investigatory hearing or meeting.

The Borrower further agrees to pay, and to save the Administrative Agent, the Issuer and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the Loans hereunder, or the issuance of the Notes or any other Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent, the Issuer and, following a Default of the nature set forth in Section 8.1.9 or an Event of Default, each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel and fees and expenses of consultants to the Administrative Agent, the Issuer and the Lenders, and, based upon the written advice of legal counsel that, in such counsel’s judgment, having a common counsel for the Administrative Agent, the Issuer and the Lenders would present such counsel with a conflict of interest, of other separate counsel for each of the foregoing Persons selected by the Person so affected by such conflict in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 10.4  Indemnification.  In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Loan Commitments, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent, the Issuer and each Lender and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions (i) between or among the parties hereto or (ii) between or among one or more of the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a)           any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans, including all Indemnified Liabilities arising in connection with the Transaction;

(b)           the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article VI not to fund the Loans); provided, however, that any such action is resolved in favor of such Indemnified Party;

(c)           any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower of all or any portion of the stock or assets of any Person, whether or not the Administrative Agent, the Issuer or any Lender is party thereto;

(d)           any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower;

(e)           the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, the Property owned or operated by the Borrower of any Hazardous Substances (including any losses, liabilities, damages, injuries, costs, expenses or Claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower; or

(f)            each Lender’s Environmental Liability (the indemnification herein for any Environmental Claim shall survive repayment of the Notes and any transfer of the Property or other property of the Borrower by foreclosure or by a deed in lieu of foreclosure, regardless of whether caused by, or within the control of, the Borrower but such indemnification shall not apply to Environmental Matters first occurring (as opposed to first discovered) after any such transfer);

except for, in each case, any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct.  The Borrower and its successors and assigns hereby waive, release and agree not to make any Claim or bring any cost recovery action against the Administrative Agent, the Issuer or any Lender under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted.  It is expressly understood and agreed that to the extent that any of the Indemnified Parties is strictly liable under any Environmental Laws, the Borrower’s obligation to such Person under this indemnity shall likewise be without regard to fault on the part of the Borrower with respect to the violation or condition which results in liability of such Person.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 10.5  Survival.  The obligations of the Borrower under Sections 4.1, 4.2, 10.3 and 10.4, and the obligations of the Lenders under Section 8.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Loan Commitments.  The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION 10.6  Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7  Headings.  The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 10.8  Execution in Counterparts, Effectiveness, etc.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.  This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent, the Issuer and each Lender.

SECTION 10.9  Governing Law; Entire Agreement.  THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT (INCLUDING PROVISIONS WITH RESPECT TO INTEREST, LOAN CHARGES AND LOAN COMMITMENT FEES) SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES UNDER A LOAN DOCUMENT IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  This Agreement, the Notes

and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements, written or oral, with respect thereto.

SECTION 10.10  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

(a)           the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Issuer and all Lenders, in their sole discretion; and

(b)           the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

SECTION 10.11  Sale and Transfer of Loans and Notes; Participations in Loans and Notes.  Each Lender may assign, or sell participations in, its Loans and Loan Commitments to one or more other Persons in accordance with this Section 10.11.

SECTION 10.11.1  Assignments.

(a)           Any Lender,

(i)            with the consent of the Borrower (prior to the existence of an Event of Default), such consent not to be unreasonably withheld, conditioned or delayed, the Administrative Agent and the Issuer, may at any time assign or sell all or any fraction of such Lender’s total Loans and Loan Commitments and delegate to one or more commercial banks, funds or other financial institutions, and

(ii)           with notice to the Borrower, the Administrative Agent and the Issuer, but without the consent of the Borrower, the Administrative Agent or the Issuer, may assign and delegate to any of its Affiliates, any other Lender, any Approved Fund or any Eligible Assignee,

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”) in a minimum aggregate amount of $1,000,000 (or, if less, the entire remaining amount of such Lender’s Loans and Loan Commitments) or such lesser amount agreed to by the Administrative Agent and the Issuer, provided, that such minimum aggregate amount shall not be applicable in the case of assignments by such Lender to another Lender, any Approved Fund or its Affiliate.  Notwithstanding anything to the contrary contained herein, except during the existence and the continuance of an Event of Default, Foothill shall not be permitted to assign, whether by one or more assignments, in the aggregate, more than 49.9% of its interest in the Loans or its portion of the Revolving Loan Commitment or the Delayed Draw Term Loan Commitment without the prior consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed, other than (A) to any Affiliates of Foothill or the Issuer or (B) as the same may be required by the Trilliant & H/2 Side Letter.

(b)           The Borrower, the Administrative Agent and the Issuer shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until

(i)            notice of such assignment and delegation, together with (A) payment instructions, (B) the Internal Revenue Service Forms or other statements contemplated or required to be delivered pursuant to Section 4.6 and (C) addresses and related information with respect to such Assignee Lender, shall have been delivered to the Borrower, the Administrative Agent and the Issuer by such Lender and such Assignee Lender;

(ii)           such Assignee Lender shall have executed and delivered to the Borrower, the Administrative Agent and the Issuer a Lender Assignment Agreement, accepted by the Administrative Agent and the Issuer; and

(iii)          the processing fees described below shall have been paid.

(c)           From and after the date that the Administrative Agent and the Issuer accept such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents with respect thereto.  Within five (5) Business Days after its receipt of notice that the Administrative Agent and the Issuer have each received and accepted an executed Lender Assignment Agreement, subject, however, to clause (c), the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Loans and Loan Commitments and, if the assignor Lender has retained Loans and Loan Commitments hereunder, a replacement Note in the principal amount of the Loans and Loan Commitments retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such assignor Lender).  Each such Note shall be dated the date of the predecessor Note.  The assignor Lender shall mark each predecessor Note “exchanged” and deliver each of them to the Borrower.  Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement.  Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the assignor Lender.  Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement.  Such assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Administrative Agent upon delivery of any Lender Assignment Agreement.  Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void.  Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of the Borrower, the Administrative Agent or the Issuer) pledge its Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, and any Lender that is an investment fund that invests in bank loans may, without the consent of the Administrative Agent, the Issuer or the Borrower, pledge all or any portion of its interest and rights (but may not delegate any of its duties or obligations hereunder or under any other Loan Document, including its Loan Commitment(s), if any) to any trustee or any other representative of holders of obligations owed or securities issued by such investment fund as security for such obligations or securities.

SECTION 10.11.2  Participations.  Upon prior written notice to the Administrative Agent and the Issuer, any Lender may at any time sell to one or more commercial banks or other Persons (other than the Borrower, any Guarantor or an Affiliate of the Borrower or any Guarantor) (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Loan Commitments, or other interests of such Lender hereunder; provided, however, that

(a)                                  no participation contemplated in this Section shall relieve such Lender from its Loan Commitments or its other obligations hereunder or under any other Loan Document;

(b)                                 such Lender shall remain solely responsible for the performance of its Loan Commitments and such other obligations;

(c)                                  the Borrower, each Guarantor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d)                                 no Participant, unless such Participant is an Affiliate of such Lender or an Approved Fund or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clauses (a), (b) or (c) of Section 10.1; and

(e)  the Borrower shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.1, 4.2, 4.4 or 4.5 shall be considered a Lender.  Each Participant shall only be indemnified for increased costs pursuant to Section 4.1 or Section 4.2 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a Claim on the Borrower for such increased costs.  Any Lender that sells a participating interest in any Loan, Loan Commitment or other interest to a Participant under this Section 10.11.2 shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any Taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender, the Issuer or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Lender organized under the laws of a jurisdiction other than the United States that was entitled to deliver to the Borrower, the Administrative Agent, the Issuer or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN, Form W-8ECI or W-9 (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

SECTION 10.12  Cooperation by the Borrower and the Guarantors; Acknowledgment and Agreement by Borrower of Syndication.

(a)                                  The Borrower covenants and agrees actively to, and shall cause the Guarantors to, assist Foothill, in all reasonable respects, in the syndication of the Loans, which assistance will require, among other things, that the Borrower and the Guarantors provide all information regarding the Transactions that Foothill deems to be reasonably necessary to complete successfully the syndication.  In addition, the Borrower also agrees to make certain members of its management and its consultants and advisors available upon reasonable prior notice during regular business hours to answer questions regarding the Transactions.

(b)                                 Notwithstanding anything to the contrary contained herein, the Borrower acknowledges and agrees that Foothill, in its sole discretion, shall have the right to syndicate and/or grant participations in the Loans, the reasonable costs and expenses of which (including, without limitation, reasonable legal fees and expenses) shall be borne by the Borrower.  Foothill shall have the right to require, and the Borrower hereby agrees to execute, any and all necessary amendments to this Agreement, each other Loan Document (including, without limitation, an amendment to the allocation of the aggregate principal amount of the Loans), and to cause the Guarantors to reaffirm their obligations under the Loan Documents to which it is a party in respect of any such amendment, provided the Borrower shall not be required to pay, with the exception of the reasonable costs and expenses set forth in the preceding sentence of this Section 10.12(b), any amount under this Agreement or any other Loan Document, including, without limitation, as principal, interest or other fees, that is greater than the amount which it would have been required to pay had syndication not occurred (other than amounts set forth in this Section 10.12(b)) or increase its obligations or liabilities under the Loan Documents.

SECTION 10.13  Other Transactions; Publicity.  Nothing contained herein shall preclude the Administrative Agent, the Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the

Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.  The Administrative Agent shall have the right to publicly announce that Administrative Agent has made and closed the Loans to the Borrower.

SECTION 10.14  Execution by Authorized Representative.  Any signature by any Authorized Representative on this Agreement, any Loan Document and any other Instrument and certificate executed or to be executed pursuant to or in connection with this Agreement or such other Loan Documents is provided only in such Authorized Representative’s capacity as an officer or member of the Person in question and not in any way in such Authorized Representative’s personal capacity.

SECTION 10.15  Forum Selection and Consent to Jurisdiction.  EACH OF THE PARTIES HERETO AND ITS SUCCESSORS AND ASSIGNS AGREES THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE ISSUER, THE LENDERS, THE BORROWER, OR THE GUARANTORS IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN (i) THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND (ii) SOLELY WITH RESPECT TO ACTIONS BROUGHT AGAINST IT AS A DEFENDANT, THE COMPETENT COURT OF ITS CORPORATE DOMICILE; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO SUCH JURISDICTIONS FOR SUCH PURPOSES AND, TO THE FULLEST EXTENT PERMITTED BY LAW, (A) IRREVOCABLY WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT; (B) IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (C) IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION IN ANY SUCH LITIGATION, WHICH IT MAY NOW OR HEREAFTER BE AFFORDED BY LAW, IN ANY OTHER FORUM.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY MANNER PROVIDED BY LAW, SUBJECT TO THE PARTIES’ RIGHT TO CONTEST SUCH JUDGMENT BY MOTION OR APPEAL ON ANY GROUNDS NOT EXPRESSLY WAIVED IN THIS SECTION 10.15.  THE BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES, AS ITS AGENT TO RECEIVE, ON THE

BORROWER’S BEHALF AND ON BEHALF OF THE BORROWER’S PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS WITH COPY TO THE BORROWER.  THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE AND/OR FORWARD SUCH PROCESS ON ITS BEHALF.  AS AN ALTERNATIVE METHOD OF SERVICE, THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2.  TO THE EXTENT THAT ANY OF THE PARTIES HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 10.16  Waiver of Jury Trial; Judicial Reference.  THE ADMINISTRATIVE AGENT, THE ISSUER, THE LENDERS, AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE ISSUER, THE LENDERS OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH.  THE ADMINISTRATIVE AGENT, THE ISSUER, THE LENDERS, AND THE BORROWER EACH ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THEM ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

SECTION 10.17  Maximum Rate of Interest.  Nothing contained in this Agreement or in any other Loan Documents shall be construed to permit the Lenders to charge or receive at any time interest, fees or other charges in excess of the amounts which the Lenders are legally entitled to charge and receive under any law to which such interest, fees or charges are subject.  In no contingency or event whatsoever shall the compensation payable to the Lenders by any Person, howsoever characterized or computed, hereunder or under any of the other Loan Documents, exceed the highest rate permissible under any law to which such compensation is subject.  There is no intention that the Lenders shall contract for, charge or receive compensation in excess of the highest lawful rate, and, in the event it should be determined that the Lenders have contracted for any rate of interest in excess of the highest lawful rate, then ipso facto such rate shall be reduced to the highest lawful rate so that no amounts shall be charged or received which are in excess thereof, and, in the event it should be determined that any excess over such highest lawful rate has been charged or received, the Lenders shall promptly refund such excess to the Person entitled thereto; provided, however, that, if lawful, any such excess shall be paid by the Borrower to the Lenders as additional interest (accruing at a rate equal to the maximum legal rate minus the rate provided for hereunder) during any subsequent period when regular interest is accruing hereunder at less than the maximum legal rate.

SECTION 10.18  Time of Essence.  Time is of the essence as to all times and dates set forth in or applicable to this Agreement with respect to all payments to be made by or on behalf of the Borrower hereunder; provided, however, that whenever any payment to be made under the Loan Documents shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest payable hereunder.

SECTION 10.19  Consent or Approval of the Administrative Agent, the Issuer and the Lenders.

(a)                                  Any request by the Borrower for consent or approval by one or more of the Administrative Agent, the Issuer and/or the Lenders under this Agreement or any of the other Loan Documents shall be given in writing in accordance with Section 10.2.  Except where a specific time period for response is otherwise provided in this Agreement, the Administrative Agent from which such consent has been requested shall have five (5) Business Days and the Issuer and the Lenders shall have fifteen (15) Business Days to grant or deny any such request.  If the Administrative Agent from which such consent has been requested fails to respond to any such request in writing within such five (5) Business Day period or the Issuer or the Lenders fail to respond to any such request in writing within such fifteen (15) Business Day period, the Borrower’s request shall be deemed disapproved.

(b)                                 No Claims may be made by the Borrower or any other Person against the Administrative Agent, the Issuer, the Lenders, any Affiliate of the foregoing, or the officers, directors, employees, attorneys, consultants or agents of any of them for consequential or punitive damages in respect of any Claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Operative Documents, or an act, omission, or event occurring in connection therewith; and the Borrower, for itself and for all Persons claiming by, through and under it, waives, releases, and agrees not to sue upon any Claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 10.20  No Third Party Beneficiary.  All conditions of the obligations of the Lenders to make Loans and the Issuer to issue Letters of Credit hereunder are imposed solely and exclusively for the benefit of the Secured Parties, and no Person (x) shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make Loans and the Issuer will refuse to issue Letters of Credit in the absence of strict compliance with any or all of such conditions or (y) shall, under any circumstances, be deemed to be a beneficiary under this Agreement or of such conditions, any or all of which may be waived in whole or in part by the Administrative Agent, the Issuer or the Lenders at any time if they, in their sole discretion, deem it advisable to do so.  The waiver by the Administrative Agent, the Issuer or the Lenders at any time of any of such conditions shall be deemed to be made pursuant to, and not in modification of, this Agreement.

SECTION 10.21  Cumulative Remedies.  No right or remedy conferred upon the Administrative Agent, the Issuer or the Lenders in this Agreement is intended to be exclusive of any other right or remedy contained in the other Loan Documents or at law and equity and every such right and remedy shall be cumulative and shall be in addition to every other right or remedy contained in the other Loan Documents and as now or hereafter available to the Lenders at law or in equity, by statute or otherwise.

SECTION 10.22  Estoppel Certificates.  The Borrower shall execute and deliver, or cause to be executed and delivered, to the Administrative Agent all instruments and certificates as the Administrative Agent may reasonably request (including estoppel certificates certifying that the Loans and each of the Loan Documents are in full force and effect and that there are no defenses or offsets, Claims or counterclaims with respect thereto or if there are, stating the nature of such defenses, offsets, Claims or counterclaims) to effect, confirm or assure the rights, remedies and Liens intended to be granted to the Lenders under the Loan Documents.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:

TROPICANA LAS VEGAS, INC.,
a Nevada corporation

By:	/s/ Joanne M. Beckett
	Name:	Joanne M. Beckett
	Title:	VP & General Counsel

Address for Notices:

Tropicana Las Vegas, Inc.
3801 Las Vegas Boulevard South
Las Vegas, NV 89101 Attention: Joanne Beckett
Facsimile No.: (702) 739-2703

With a copy to:

Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP
10250 Constellation Boulevard, 19th Floor
Los Angeles, CA 90067
Attention: Carolyn C. Jordan, Esq.
Facsimile: (310) 556-2920

ADMINISTRATIVE AGENT:

THE FOOTHILL GROUP, INC.,
as Administrative Agent

By:	/s/ R. Michael Bohannon
Name:	R. Michael Bohannon
Title:	Managing Director

Address for Notices:

The Foothill Group, Inc.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attention: Michael Bohannon
Facsimile No.: (310) 453-7470

With a copy to:

Mayer Brown LLP
1675 Broadway
New York, New York 10019
Attention: Michael V. Morelli, Esq.
Facsimile No.: (212) 849-5564

ISSUER:

WELLS FARGO BANK, N.A.,
as Issuer and on behalf of The Foothill Group, Inc.,
as Administrative Agent and a Lender

By:	/s/ R. Michael Bohannon
Name:	R. Michael Bohannon
Title:	SVP

Address for Notices:

Wells Fargo Bank, N.A.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attention: Nik Aggerwal
Facsimile No.: (310) 453-7470

With a copy to:

Mayer Brown LLP
1675 Broadway
New York, New York 10019
Attention: Michael V. Morelli, Esq.
Facsimile No.: (212) 849-5564

LENDER:

Lender’s Percentage:	THE FOOTHILL GROUP, INC.

Revolving Loan
Commitments: 100%
	By:	/s/ R. Michael Bohannon
Delayed Draw Term Loan		Name:	R. Michael Bohannon
Commitments: 100%		Title:	Managing Director

Address for Notices:

The Foothill Group, Inc.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attention: Michael Bohannon
Facsimile No.: (310) 453-7470

With a copy to:

Mayer Brown LLP
1675 Broadway
New York, New York 10019
Attention: Michael V. Morelli, Esq.
Facsimile No.: (212) 849-5564